Exhibit 4.1

CREDIT AGREEMENT

dated as of June 14, 2006
among

OWENS-ILLINOIS GROUP, INC., as Company
OWENS-BROCKWAY GLASS CONTAINER INC.,
ACI OPERATIONS PTY LIMITED, OI EUROPEAN GROUP B.V.,
O-I EUROPE SARL and O-I CANADA CORP.
as Borrowers

OWENS-ILLINOIS GENERAL INC.,
as Borrowers’ Agent

THE LENDERS LISTED HEREIN,

DEUTSCHE BANK SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC,
as Syndication Agent

DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES INC. and THE BANK OF NOVA SCOTIA,
As Joint Bookrunners-Revolving Credit Facility

DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P.,
As Joint Bookrunners-Term Loan Facility

CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES INC. and BNP PARIBAS SECURITIES CORP.,
As Co-Documentation Agents- Revolving Credit Facility

CITIGROUP GLOBAL MARKETS INC., THE BANK OF NOVA SCOTIA and BNP PARIBAS SECURITIES CORP.,
As Co-Documentation Agents- Term Loan Facility

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Collateral Agent

TABLE OF CONTENTS

SECTION 1	DEFINITIONS	3
1.1	Certain Defined Terms	3
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Change in Accounting Principles	56
1.3	Other Definitional Provisions; Anniversaries	56
1.4	Dollar Amounts	57
SECTION 2	AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES	57
2.1	Commitments; Making of Loans; Domestic Overdraft Account; Offshore Overdraft Accounts	57
2.2	Interest on the Loans	74
2.3	Fees	79
2.4	Repayment and Prepayments; Reductions in Commitments	79
2.5	Use of Proceeds	90
2.6	Special Provisions Governing Eurocurrency Rate Loans and B/A Discount Rate Loans	91
2.7	Capital Adequacy Adjustment; Increased Costs; Taxes	96
2.8	Letters of Credit	102
2.9	O-I General as Borrowers’ Agent	111
2.10	Collection Allocation Mechanism	112
SECTION 3	CONDITIONS TO CLOSING DATE; LOANS AND LETTERS OF CREDIT	113
3.1	Conditions to Closing Date	113
3.2	Conditions to All Loans.	118
3.3	Conditions to Letters of Credit	119
SECTION 4	LOAN PARTIES’ REPRESENTATIONS AND WARRANTIES	119
4.1	Organization, Powers, Good Standing, Business and Subsidiaries	119
4.2	Authorization of Borrowing, Etc.	120
4.3	Financial Condition	121
4.4	No Adverse Material Change	121
4.5	Litigation; Adverse Facts	121
4.6	Payment of Taxes	122

i

4.7	Governmental Regulation	122
4.8	Securities Activities	122
4.9	Employee Benefit Plans	122
4.10	Disclosure	123
4.11	Environmental Protection	123
4.12	Title to Properties; Liens; Real Property; Intellectual Property	123
4.13	Solvency	124
4.14	Matters Relating to Collateral	124
4.15	Credit Agreement Under Indentures	125
4.16	Professional Market Party Representation	125
SECTION 5	COMPANY’S AFFIRMATIVE COVENANTS	125
5.1	Financial Statements and Other Reports	126
5.2	Corporate Existence, Etc.	129
5.3	Payment of Taxes and Claims; Tax Consolidation	129
5.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds	130
5.5	Inspection	131
5.6	Compliance with Laws, Etc.	131
5.7	Securities Activities	131
5.8	Environmental Matters	132
5.9	Execution of Subsidiary Guaranty and Security Agreement After the Closing Date	134
5.10	Real Estate Matters	135
SECTION 6	COMPANY’S NEGATIVE COVENANTS	136
6.1	Indebtedness	137
6.2	Liens and Related Matters	138
6.3	Investments; Acquisitions	140
6.4	Contingent Obligations	142
6.5	Restricted Junior Payments	143
6.6	Financial Covenants	144
6.7	Restriction on Fundamental Changes; Asset Sales	146

6.8	Consolidated Capital Expenditures	147
6.9	Transactions with Shareholders and Affiliates	147
6.10	Sales and Lease Backs	148
6.11	Conduct of Business	148
6.12	Amendments of Documents Relating to Restricted Debt Obligations; No Prepayments of Restricted Debt Obligations	149
SECTION 7	EVENTS OF DEFAULT	150
7.1	Failure to Make Payments When Due	150
7.2	Default in Other Agreements	150
7.3	Breach of Certain Covenants	151
7.4	Breach of Warranty	151
7.5	Other Defaults under Agreement or Loan Documents	151
7.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.	151
7.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.	151
7.8	Judgments and Attachments	152
7.9	Dissolution	152
7.10	Change of Control	152
7.11	Employee Benefit Plans	152
7.12	Invalidity of Guaranties; Failure of Security	153
7.13	Activities of Holdings; OI General FTS; Harbor Capital Subsidiaries and their respective Subsidiaries	153
SECTION 8	AGENTS	155
8.1	Appointments	155
8.2	Powers; General Immunity	155
8.3	Representations and Warranties; No Responsibility for Appraisal of Creditworthiness	157
8.4	Right to Indemnity	157
8.5	Registered Persons Treated as Owners	158
8.6	Successor Agents and Domestic Overdraft Account Provider	158
8.7	Intercreditor Agreements, Subsidiary Guaranty and Collateral Documents	159
8.8	Quebec Security	160

SECTION 9	COMPANY GUARANTY	161
9.1	Guaranty	161
9.2	Waivers	162
9.3	Payment	163
9.4	Waiver of Subrogation, Etc.	164
9.5	Termination	165
9.6	Security	165
SECTION 10	MISCELLANEOUS	165
10.1	Representation of Lenders	165
10.2	Assignments and Participations in Loans, Notes and Letters of Credit	166
10.3	Expenses	169
10.4	Indemnity	170
10.5	Set Off	170
10.6	Ratable Sharing	171
10.7	Amendments and Waivers	172
10.8	Independence of Covenants	174
10.9	Change in Accounting Principles, Fiscal Year or Tax Laws	174
10.10	Notices	175
10.11	Survival of Warranties and Certain Agreements	175
10.12	Failure or Indulgence Not Waiver; Remedies Cumulative	176
10.13	Severability	176
10.14	Obligations Several; Independent Nature of Lenders’ Rights	176
10.15	Headings	176
10.16	Applicable Law	176
10.17	Successors and Assigns	177
10.18	Consent to Jurisdiction and Service of Process	177
10.19	Waiver of Jury Trial	178
10.20	Confidentiality	178
10.21	Judgment Currency	179
10.22	Limitation on Offshore Borrower Obligations	179

10.23	Counterparts	179
10.24	USA Patriot Act	179

v

EXHIBITS

Exhibit I:	Form of Notice of Borrowing
Exhibit II:	Form of Notice of Request for Issuance of Letter of Credit
Exhibit III:	Form of Notice of Conversion/Continuation
Exhibit IV-A:	Form of Tranche A Term Loan Note
Exhibit IV-B:	Form of Tranche B Term Loan Note
Exhibit IV-C:	Form of Tranche C Term Loan Note
Exhibit IV-D:	Form of Tranche D Term Loan Note
Exhibit V:	Form of Domestic Borrower Revolving Note
Exhibit VI:	Form of Offshore Revolving Loan Note
Exhibit VII:	Form of Domestic Overdraft Agreement
Exhibit VIII:	Form of Offshore Overdraft Agreement
Exhibit IX:	Form of Compliance Certificate
Exhibit X:	Form of Assignment and Acceptance
Exhibit XIII:	Form of Subsidiary Guaranty
Exhibit XIV:	Form of Domestic Borrowers’ Guaranty
Exhibit XV:	Form of Pledge Agreement
Exhibit XVI:	Form of Security Agreement
Exhibit XVII:	Form of Intercreditor Agreement

SCHEDULES

Schedule A:	Commitments and Pro Rata Shares
Schedule B:	Existing Liens
Schedule C:	Existing Letters of Credit
Schedule D:	Foreign Subsidiaries
Schedule 1.1A:	Offshore Guarantors as of the Closing Date
Schedule 1.1B:	Subsidiary Guarantors
Schedule 1.1C:	Calculation of Mandatory Costs
Schedule 3.1L:	Real Property Assets
Schedule 4.1:	Subsidiaries
Schedule 4.12B:	Real Property Assets as of the Closing Date
Schedule 6.1:	Existing Indebtedness
Schedule 6.3:	Existing Investments
Schedule 6.4:	Contingent Obligations

Execution Version

OWENS-ILLINOIS GROUP, INC.
OWENS-BROCKWAY GLASS CONTAINER INC.
ACI OPERATIONS PTY LIMITED
OI EUROPEAN GROUP B.V.
O-I EUROPE SARL
O-I CANADA CORP.

CREDIT AGREEMENT

DATED AS OF June 14, 2006

This CREDIT AGREEMENT is dated as of June 14, 2006, and entered into by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”), ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia (“ACI”), OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands (“OIEG”), O-I EUROPE SARL, a Swiss Société à responsabilité limitée (limited liability corporation) (“O-I Europe”), O-I CANADA CORP., a Nova Scotia company (“O-I Canada”), and OWENS-ILLINOIS GENERAL INC., a Delaware corporation (“O-I General”), as Borrowers’ Agent (in such capacity “Borrowers’ Agent”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually a “Lender” and collectively, “Lenders”), DEUTSCHE BANK SECURITIES INC. (“DBSI”) and BANC OF AMERICA SECURITIES LLC (“BAS”), as Joint Lead Arrangers (collectively, the “Joint Lead Arrangers”), BAS, as Syndication Agent (the “Syndication Agent”), DBSI, BAS, Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities Inc. (“JPM”) and The Bank of Nova Scotia (“Scotia Capital”), as joint bookrunners with respect to the Revolving Loan Commitments (collectively, the “Joint Bookrunners-Revolving Credit Facility”), DBSI, BAS and Goldman Sachs Credit Partners L.P. (“GS”), as joint bookrunners with respect to the Term Loans (collectively, the “Joint Bookrunners-Term Loan Facility” and, together with the Joint Bookrunners-Revolving Credit Facility, the “Joint Bookrunners”), CGMI, JPM and BNP Paribas Securities Corp. (“BNPPSC”), as co-documentation agents with respect to the Revolving Loan Commitments (collectively, the “Co-Documentation Agents-Revolving Credit Facility”), CGMI, Scotia Capital and BNPPSC, as co-documentation agents with respect to the Term Loans (collectively, the “Co-Documentation Agents-Term Loan Facility” and, together with the Co-Documentation Agents-Revolving Credit Facility, the “Co-Documentation Agents”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders (“Administrative Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Collateral Agent for the Lenders (“Collateral Agent”).

RECITALS

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Borrowers, the proceeds of which will be used (i) to repay the loans under the Existing Credit Agreement and pay related fees and expenses, and (ii) to provide financing for working capital and other general corporate purposes of the Borrowers and their Subsidiaries;

WHEREAS, Owens-Brockway will secure all of its Obligations hereunder, and under the other Loan Documents and in respect of Other Lender Guarantied Obligations pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of substantially all of its Domestic Subsidiaries;

WHEREAS, Company and substantially all of the wholly-owned Domestic Subsidiaries of Company will guarantee the Obligations of Owens-Brockway hereunder and under the other Loan Documents and the Other Lender Guarantied Obligations and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of their respective real, personal and mixed property, including a pledge of all of the Capital Stock of substantially all of their Domestic Subsidiaries (other than O-I General FTS Inc.) and 65% of the Capital Stock of substantially all of the first-tier Foreign Subsidiaries owned by Company or such Domestic Subsidiary;

WHEREAS, Company and substantially all of the wholly-owned Domestic Subsidiaries of Company will guarantee the Obligations of the Offshore Borrowers and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective real, personal and mixed property and 35% of the Capital Stock of substantially all of the first-tier Foreign Subsidiaries owned by Company or any such Domestic Subsidiary not pledged to secure the Obligations of Owens-Brockway;

WHEREAS, ACI will secure its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its real, personal and mixed property;

WHEREAS, each Australian Guarantor, each UK Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of ACI hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective real, personal and mixed property;

WHEREAS, O-I Canada will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its real, personal and mixed property;

WHEREAS, ACI, each Australian Guarantor, each UK Guarantor, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of O-I Canada hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective real, personal and mixed property;

WHEREAS, OIEG will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its real, personal and mixed property;

WHEREAS, ACI, each Australian Guarantor, each UK Guarantor, O-I Canada, each Canadian Guarantor and each Dutch Guarantor will guarantee the Obligations of OIEG hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective real, personal and mixed property;

WHEREAS, ACI, each Australian Guarantor, each UK Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of O-I Europe hereunder and under the other Loan Documents and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective real, personal and mixed property;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Borrower’s Agent, Borrowers, Lenders, Arrangers and Agents hereby agree as follows:

SECTION 1

DEFINITIONS

1.1          Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“ACI” has the meaning assigned to that term in the introduction to this Agreement.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Company or at the time it merges or consolidates with Company or any of its Subsidiaries or assumed by Company or any of its Subsidiaries in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Company or such acquisition, merger or consolidation.

“Acquisition” has the meaning assigned such term in subsection 6.3.

“Additional Mortgage” has the meaning set forth in subsection 5.10(i).

“Additional Mortgaged Property” has the meaning set forth in subsection 5.10.

“Additional Term Loans” has the meaning assigned to that term in subsection 2.1A(vi).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also includes any successor Administrative Agent appointed pursuant to subsection 8.6.

“ADollars” and the sign “A$” mean the lawful currency of Australia.

“Affected Lender” means any Lender affected by any of the events described in subsection 2.6B or 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Administrative Agent and the Syndication Agent and, for purposes of  Section 8, Section 9, the Collateral Documents and the Intercreditor Agreement only, Collateral Agent.

“Agreement” means this Credit Agreement dated as of June 14, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.6.

“Applicable Base Rate Margin” means, (i) for any Tranche B Term Loan or Tranche D Term Loan, 0.750% per annum, provided, that, the Applicable Base Rate Margin for the Tranche B Term Loans and Tranche D Term Loans shall be 0.500% per annum at any time when (a) Owens-Brockway’s senior secured debt ratings are BB- or higher from S&P and Ba3 or higher from Moody’s or (b) the Applicable Leverage Ratio is less than 3.50:1, and (ii) for any Tranche A Term Loan, Tranche C Term Loan, Revolving Loan or Offshore Revolving Loan, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Base Rate Margin
Less than 2.50:1	0.125%
2.50:1 or greater but less than 3.00:1	0.250%
3.00:1 or greater but less than 3.50:1	0.500%
3.50:1 or greater but less than 4.25:1	0.750%
Greater than or equal to 4.25:1	1.000%

provided, that, the Applicable Base Rate Margin for Tranche A Term Loans, Tranche C Term Loans, Revolving Loans and Offshore Revolving Loan that would otherwise be applicable as set forth above shall be reduced by 0.250% per annum upon the achievement by Owens-Brockway of senior secured debt ratings of BB- or higher from S&P and Ba3 or higher from Moody’s.

“Applicable Commitment Fee Percentage” means, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Commitment Fee Percentage to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Commitment Fee Percentage
Less than 2.50:1	0.20%
2.50:1 or greater but less than 3.00:1	0.25%
3.00:1 or greater but less than 3.50:1	0.30%
3.50:1 or greater but less than 4.25:1	0.40%
Greater than 4.25:1	0.50%

“Applicable Eurocurrency Margin” means, (i) for any Tranche B Term Loan or Tranche D Term Loan, 1.750% per annum, provided, that, the Applicable Eurocurrency Margin for the Tranche B Term Loans and Tranche D Term Loans shall be 1.500% per annum at any time when (a) Owens-Brockway’s senior secured debt ratings are BB- or higher from S&P and Ba3 or higher from Moody’s or (b) the Applicable Leverage Ratio is less than 3.50:1,; and (ii) for any Tranche A Term Loan, Tranche C Term Loan, Revolving Loan or Offshore Revolving Loan, as at any date of determination, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in the Applicable Eurocurrency Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Eurocurrency Margin
Less than 2.50:1	1.125%
2.50:1 or greater but less than 3.00:1	1.250%
3.00:1 or greater but less than 3.50:1	1.500%
3.50:1 or greater but less than 4.25:1	1.750%
Greater than 4.25:1	2.000%

provided, that, the Applicable Base Rate Margin for Tranche A Term Loans, Tranche C Term Loans, Revolving Loans and Offshore Revolving Loan that would otherwise be applicable as set forth above shall be reduced by 0.250% per annum upon the achievement by Owens-Brockway of senior secured debt ratings of BB- or higher from S&P and Ba3 or higher from Moody’s.

“Applicable Leverage Ratio” means, with respect to any date of determination, the Consolidated Leverage Ratio set forth in the Effective Pricing Certificate (as defined below) in respect of the Pricing Period (as defined below) in which such date of determination occurs; provided that the Applicable Leverage Ratio for the period from the Closing Date to but excluding the date of commencement of the first Pricing Period beginning upon the delivery of an Effective Pricing Certificate for the first full Fiscal Quarter ending after the Closing Date shall be deemed to be greater than 3.50:1 but less than 4.25:1.  For purposes of this definition, (i) ”Pricing Certificate” means an Officers’ Certificate of Borrowers’ Agent delivered (a) in the case of any of the first three Fiscal Quarters (beginning with the Fiscal Quarter ending September 30, 2006) of any Fiscal Year, within 45 days after the end of such Fiscal Quarter, (b) in the case of the fourth Fiscal Quarter of any Fiscal Year, within 90 days after the end of such Fiscal Quarter, (c) following the date of consummation of a sale of equity Securities of Holdings in an offering, or (d) following any Pro Forma Event, in each case certifying as to the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such Fiscal Quarter or as of the date of consummation of such sale of equity Securities or Pro Forma Event after giving effect to the application of the proceeds thereof, as the case may be, and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officers’ Certificate, in the case of the immediately preceding clauses (a) and (b), may be delivered to Administrative Agent at any time on or after the date of delivery by Borrowers’ Agent of the Compliance Certificate with respect to the period ending on the last day of the applicable Fiscal Quarter pursuant to subsection 5.1(iii), and (ii) ”Pricing Period” means each period commencing on the second Business Day after the delivery (or deemed delivery as provided below) to Administrative Agent of a Pricing Certificate (the “Effective Pricing Certificate” in respect of such Pricing Period) and ending on the first Business Day after the next Pricing Certificate is delivered (or deemed to be delivered as provided below) to Administrative Agent; provided that, in the event Borrowers’ Agent fails to deliver to Administrative Agent a Pricing Certificate on or before the 45th day after the end of any of the first three Fiscal Quarters of any

Fiscal Year or the 90th day after the end of the fourth Fiscal Quarter of any Fiscal Year or the 10th Business Day after the occurrence of any Pro Forma Event (the “Cutoff Date” with respect to any such Fiscal Quarter), Borrowers’ Agent shall be deemed to have delivered to Administrative Agent, on the Cutoff Date, a Pricing Certificate which establishes that the Consolidated Leverage Ratio as of the last day of such Fiscal Quarter or as of the occurrence of the Pro Forma Event, as applicable, was greater than 4.25:1.

“Arranger” and “Arrangers” means the Joint Lead Arrangers and the Joint Bookrunners (as those terms are defined in the introduction to this Agreement).

“Asbestos Reserve” means the aggregate reserve of Holdings and its Subsidiaries for claims (including anticipated claims) of persons against Holdings for exposure to asbestos-containing products and expenses related thereto.

“Asset Sale” means the sale, transfer or other disposition by Company or any of its Subsidiaries (including Borrowers) to any Person (other than sales, transfers or other dispositions (1) to any Loan Party (other than O-I Europe, except as described in subsection 6.7(x)), (2) by any Loan Party to any Subsidiary of Company that is not a Loan Party of assets the aggregate value of which for all such sales, transfers or other dispositions after the Closing Date less the aggregate value of all sales, transfers or other dispositions from O-I Europe or any Subsidiary that is not a Loan Party to any Loan Party after the Closing Date does not exceed $200,000,000, or (3) by a non-Loan Party to Company or any of its Subsidiaries) in a single transaction or a related series of transactions of (i) any of the stock of any of Company’s Subsidiaries (including any Foreign Subsidiary), (ii) substantially all of the assets of any geographic or other division or line of business of Company or any of its Subsidiaries (including any Foreign Subsidiary), or (iii) any other assets (including, without limitation, any assets which do not constitute substantially all of the assets of any geographic or other division or line of business but excluding (a) any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business consistent with the past practices of Company and its Subsidiaries and (b) any accounts receivable sold by Company or any of its Subsidiaries in connection with Receivables Sale Indebtedness); provided, that, any sale, transfer or disposition shall not be deemed to be an Asset Sale unless the value of the assets sold exceeds $10,000,000. Solely for purposes of subsection 6.7(iv), the issuance of Capital Stock by Company or any of its Domestic Subsidiaries (other than by Owens-Brockway or with respect to employee and executive compensation plans and issuances to qualifying directors and Company or any of its Subsidiaries) shall be deemed an Asset Sale (except to the extent such issuance, if deemed a disposition or transfer, would not constitute an Asset Sale under clause (1) above).

“Assignment and Acceptance” means an Assignment and Acceptance, in substantially the form of Exhibit X annexed hereto.

“Australian Guarantors” means Owens-Illinois (Australia) Pty Ltd., ACI Packaging Services Pty Ltd., Australian Consolidated Industries Pty Ltd., ACI International Pty Ltd., ACI Finance Pty Ltd., ACI Glass Packaging Penrith Pty Ltd. and each other Australian Subsidiary that becomes an Offshore Guarantor pursuant to subsection 5.9B.

“Australian Overdraft Account” means an account established by ACI with Australian Overdraft Account Provider and referenced in an Australian Overdraft Agreement.

“Australian Overdraft Account Provider” means Westpac Banking Corporation or any successor Australian Overdraft Account Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Australian Overdraft Account Provider until ACI and such Lender have executed and delivered an Australian Overdraft Agreement to Administrative Agent.

“Australian Overdraft Agreement” means that certain agreement between ACI and Westpac Banking Corporation, dated on or about June 14, 2006, and any Offshore Overdraft Agreement between ACI and any successor Australian Overdraft Account Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by ACI and such successor Australian Overdraft Account Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Australian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Australian Overdraft Account.

“Australian Revolving Loan Commitment” means the commitment of a Lender to make Australian Revolving Loans to ACI pursuant to subsection 2.1C, and “Australian Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Australian Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Australian Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Australian Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of ACI, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of ACI (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of ACI or any unreimbursed drawings under any Letters of Credit issued for the account of ACI plus (d) in the case of Australian Overdraft Account Provider, the Dollar Equivalent of the Australian Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Australian Overdraft Amount.

“Australian Revolving Loan Note” means any promissory note of ACI, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Australian Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Australian Revolving Loans” means any Loans made by Lenders to ACI pursuant to subsection 2.1C.

“Australian Subsidiary” means any Subsidiary of ACI organized under the laws of the Commonwealth of Australia or any state or territory thereof.

“B/A Discount Rate” means:

(a)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is a Schedule I Bank, the CDOR Rate in effect on the first day of such Interest Period;

(b)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is a Schedule II Bank or a Schedule III Bank, the lesser of (i) the percentage discount rate (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Administrative Agent by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 11:00 a.m. (New York time) on such day, be prepared to purchase bankers’ acceptances accepted by such Lender having a term and face amount comparable to the Interest Period and amount of such B/A Discount Rate Loans and (ii) the CDOR Rate plus 0.10% per annum, in either case as in effect on the first day of such Interest Period; and

(c)           with respect to each Interest Period applicable to B/A Discount Rate Loans advanced by a Lender that is not a Schedule I Bank, Schedule II Bank or Schedule III Bank, the CDOR Rate in effect on the first day of such Interest Period plus 0.10% per annum.

“B/A Discount Rate Loan” means any Loan in Canadian Dollars bearing interest at a rate determined by reference to the B/A Discount Rate.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Rate” means (a) with respect to any Obligation denominated in Dollars, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, and (b) with respect to any Obligation denominated in Canadian Dollars, the Canadian Prime Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Borrower” means (i) with respect to the Tranche B Term Loans, Revolving Loans and Letters of Credit issued for the account of Owens-Brockway and the Domestic Overdraft Account, Owens-Brockway, (ii) with respect to the Tranche A Term Loans, Australian Revolving Loans, Letters of Credit issued for the account of ACI and the Australian Overdraft Account, ACI, (iii) with respect to the Tranche C Term Loans, Canadian Revolving Loans and the Canadian Overdraft Account, O-I Canada, (iv) with respect to the Tranche D Term Loans, Dutch Revolving Loans, Letters of Credit issued for the account of OIEG and the Dutch Overdraft Account, OIEG, and (v) with respect to the Swiss Revolving Loans, Letters of Credit issued for the account of O-I Europe and the Swiss Overdraft Account, O-I Europe and “Borrowers” means any combination thereof, collectively.

“Borrowers’ Agent” means Owens-Illinois General Inc. pursuant to the appointment made by Borrowers in subsection 2.9.

“BSN” shall mean O-I Manufacturing France (formerly named BSN Glasspack, S.A.), a French societe anonyme.

“BSN Acquisition” means OI Europe SAS’s acquisition of the Capital Stock of BSN and certain other assets on June 21, 2004.

“BSN Senior Subordinated Notes” means the 9 ¼% Senior Subordinated Notes Due 2009, issued by BSN Glasspack Obligation S.A. pursuant to the Indenture dated as of August 5, 2003 between BSN Glasspack Obligation S.A., as Issuer and The Bank of New York, as Trustee, as such Indenture may have been and may hereafter be amended, supplemented or otherwise modified from time to time.

“Business Day” means (i) for all purposes other than as covered by clause (ii) or (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Ohio or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with a Loan denominated in Dollars, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the European interbank market, (iii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Offshore Currency Loan, any day (A) on which dealings in deposits in the applicable currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and/or the principal financial center for such Offshore Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Offshore Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open; provided, however that when used in connection with an Obligation in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and when used in connection with an Obligation in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Sydney, and (iv) with respect to any borrowings, disbursements, payments, calculations, interest rates and Interest Periods pertaining to any Letter of Credit issued in a currency other than Dollars or an Offshore Currency, a day on which the Issuing Lender is open for business in the location in which such Letter of Credit is issued.

“Calculation Date” means (i) the last day of each calendar month (or, if such day is not a Business Day, the next preceding Business Day), (ii) at any time after and so long as (a) the Total Utilization of Australian Revolving Loan Commitments or the Total Utilization of Canadian Revolving Loan Commitments or the Total Utilization of Dutch Revolving Loan Commitments or the Total Utilization of Swiss Revolving Loan Commitments exceeds 90% of the Offshore Sublimit for the applicable Offshore Borrower or (b) the Total Utilization of Revolving Loan Commitments exceeds 90% of the aggregate Revolving Loan Commitment, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next preceding Business Day), (iii) the CAM Exchange Date, and (iv) such other dates as Administrative Agent or any Borrower may reasonably require from time to time, including any date on which Offshore Revolving Loans are made to repay, or participations are purchased in, any Offshore Overdraft Amount under Section 2.1D, any date on which a Borrower reimburses an Issuing Lender or Revolving Loans are made to reimburse an Issuing Lender in Dollars for a draw on a Letter of Credit denominated in a currency other than an Offshore Currency under Section 2.8D and any date on which participations are purchased in Dollars in an unreimbursed draw on a Letter of Credit denominated in a currency other than an Offshore Currency under Section 2.8E.

“CAM” means the mechanism for the allocation and exchange of interests in the Specified Obligations and collections thereunder established under subsection 2.10.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in subsection 2.10.

“CAM Exchange Date” means the date on which (a) any Event of Default  referred to in subsection 7.6 or 7.7 shall occur in respect of Company, Owens-Brockway, ACI, O-I Canada, O-I Europe or OIEG or (b) an acceleration of the maturity of any of the Loans pursuant to Section 7 shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participations in the Domestic Overdraft Amount, the Offshore Overdraft Amounts and unreimbursed LC Disbursements immediately prior to the CAM Exchange, as adjusted after the CAM Exchange Date pursuant to subsection 2.10D and (b) the denominator shall be aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders, the Domestic Overdraft Amount, the Offshore Overdraft Amounts and the aggregate amount of unreimbursed LC Disbursements immediately prior to such CAM Exchange, as adjusted after the CAM Exchange Date pursuant to subsection 2.10D.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guarantors” means any Canadian Subsidiary that becomes an Offshore Guarantor pursuant to subsection 5.9B.

“Canadian Overdraft Account” means the account established by O-I Canada  with Canadian Overdraft Account Provider and referenced in the Canadian Overdraft Agreement.

“Canadian Overdraft Account Provider” means The Bank of Nova Scotia or any successor Canadian Overdraft Account Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Canadian Overdraft Account Provider until O-

I Canada and such Lender have executed and delivered a Canadian Overdraft Agreement to Administrative Agent.

“Canadian Overdraft Agreement” means that certain agreement between O-I Canada and The Bank of Nova Scotia dated on or about June 14, 2006, and/or any Offshore Overdraft Agreement between O-I Canada and any successor Canadian Overdraft Account Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Canada and such successor Canadian Overdraft Account Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Canadian Overdraft Account.

“Canadian Prime Rate” means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as of 11:00 a.m. (New York time) on the date of determination, as reported by the Administrative Agent (and if such screen is not available, any successor or similar service as may be selected by the Administrative Agent).

“Canadian Revolving Loan Commitment” means the commitment of a Lender to make Canadian Revolving Loans to O-I Canada pursuant to subsection 2.1C, and “Canadian Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Canadian Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Canadian Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Canadian Revolving Loans of that Lender plus (b) in the case of Canadian Overdraft Account Provider, the Dollar Equivalent of the Canadian Overdraft Amount (net of any participations therein purchased by other Lenders) plus (c) the aggregate amount of all participations purchased by that Lender in the Canadian Overdraft Amount.

“Canadian Revolving Loan Note” means any promissory note of O-I Canada, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Canadian Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Canadian Revolving Loans” means the Loans made by Lenders to O-I Canada pursuant to subsection 2.1C.

“Canadian Subsidiary” means any Subsidiary of O-I Canada organized under the federal laws of Canada or any province or territory thereof.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP (subject to subsection 1.2 hereof), is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and (a) backed by the full faith and credit of the United States of America or (b) having a rating of at least AAA from S&P or at least Aaa from Moody’s, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Lender or any Affiliate of any Lender (whether such deposit is with such Lender or Affiliate or any other Lender); (vi) repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate of any Lender relating to marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; and (vii) shares of any money market mutual fund that has a rating of at least AAAm from S&P or at least Aaa from Moody’s.

“CDOR Rate” means, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having a comparable term to the Interest Period requested for the B/A Discount Rate Loans in question displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 11:00 a.m. (New York time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent in good faith after 11:00 a.m. (New York time) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by Administrative Agent (determined as of 11:00 a.m. (New York time)) on such day at which Administrative Agent would notionally purchase bankers’ acceptances accepted by it having a comparable term to the Interest Period requested for the B/A Discount Rate Loans in question on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control” means such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the then outstanding Voting Stock. For purposes of this definition of “Change of Control”, the term “Voting Stock” means Capital Stock of any class or kind ordinarily (without regard to the occurrence of any contingency) having the power to vote for the election of directors of Holdings or Company.

“Class”, as applied to the Lenders, means each of the following five classes of Lenders:  (i) Revolving Lenders, (ii) Lenders having Tranche A Term Loan Exposure, (iii) Lenders having Tranche B Term Loan Exposure, (iv) Lenders having Tranche C Term Loan Exposure and (v) Lenders having Tranche D Term Loan Exposure.

“Closing Date” means the date on or before June 16, 2006 on which all of the conditions set forth in subsections 3.1 and 3.2 are satisfied or waived and the Term Loans are made hereunder.

“Closing Date Mortgage” has the meaning set forth in subsection 3.1M(i).

“Closing Date Mortgaged Property” has the meaning set forth in subsection 3.1M(i).

“Co-Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents.

“Collateral Agent” means Deutsche Bank Trust Company Americas acting in the capacity of collateral agent on behalf of the Lenders, the trustees in respect of any outstanding Existing Holdings Senior Notes, the trustees in respect of the Existing Owens-Brockway Senior Secured Notes and the holders of Other Lender Guarantied Obligations and the other persons (other than Company or its Subsidiaries) who in each case have executed acknowledgements to the Intercreditor Agreement acknowledged (to the extent necessary) by Borrowers’ Agent or are otherwise entitled to the benefit thereof. Collateral Agent has designated Deutsche Bank AG, Sydney Branch as its sub-agent to act on its behalf in Australia, Deutsche Bank AG London as its sub-agent to act on its behalf in the UK, Switzerland and the Netherlands, and may from time to time designate other sub-agents to act on behalf of Collateral Agent with respect to the Offshore Collateral. The term “Collateral Agent” shall be deemed to include such sub-agents where appropriate.

“Collateral Documents” means the Domestic Collateral Documents and the Offshore Collateral Documents, collectively.

“Collateral Release Conditions” means, as of any applicable date of determination, (i) Owens-Brockway has achieved (and as of such date maintains) Threshold Debt Ratings, (ii) the indentures governing any secured New Senior Debt, Refinancing Senior Debt, New Junior Debt, the Existing Owens-Brockway Senior Secured Notes, and the Existing Holding Senior Notes provide for the release of all liens securing such notes on the Collateral (other than any such Collateral consisting of Capital Stock) upon the release of the liens on such Collateral securing the Obligations, and (iii) no Event of Default is continuing.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrowers or any of their Subsidiaries in the ordinary course of business of such Borrower or such Subsidiary.

“Commitments” means the Term Loan Commitments, the Revolving Loan Commitments, the Australian Revolving Loan Commitments, the Canadian Revolving Loan Commitments, the Dutch Revolving Loan Commitments, and the Swiss Revolving Loan Commitments or any combination thereof.

“Commodities Agreement” means any forward commodities contract, commodities option contract, commodities futures contract, commodities futures option, or similar agreement or arrangement.

“Common Stock” means the common stock of a Person.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Guaranty” means the guaranty by Company contained in Section 9 hereof.

“Compliance Certificate” means a certificate substantially in the form annexed hereto as Exhibit IX delivered to Lenders by Company pursuant to subsection 5.1(iii).

“Consolidated Adjusted EBITDA” means, for any period, the remainder of  Consolidated Net Income adjusted to exclude (without duplication) the effects of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary items, (vi) material non-recurring gains and non-cash charges (excluding, for all purposes other than the calculation of Consolidated Excess Cash Flow, any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto), (vii) material non-recurring cash charges (other than any cash charge against any accrual or reserve established in a prior period for which an adjustment was taken under clause (vi) of this definition and other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $10,000,000 for any such charge individually or $20,000,000 in the aggregate for all such charges in any four Fiscal Quarter

Period; and (viii) minority share owners’ interests in earnings of subsidiaries, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP; provided that  Consolidated Net Income shall also be adjusted to exclude (ix) for the Fiscal Year ending December 31, 2005, an increase in the Asbestos Reserve in an amount not to exceed $135,000,000, (x) in each Fiscal Year thereafter, increase in the Asbestos Reserve in an amount not to exceed 90% of the lesser of (A) the maximum amount permitted to be excluded in the previous Fiscal Year or (B) the amount by which the Asbestos Reserve was actually increased in such previous Fiscal Year as confirmed by Holdings’ form 10-K filing for such Fiscal Year and (xi) restructuring charges (other than any cash charge against any accrual or reserve in a prior period for which adjustment was taken under this clause (xii)) taken on or prior to December 31, 2006 with respect to the BSN Acquisition in an aggregate amount for all periods not to exceed €42,200,000.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided, that, Consolidated Capital Expenditures shall not include any such expenditures constituting all or a portion of the purchase price in connection with any Acquisition. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, (i) Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs), minus (iv) interest income received by Company and its Subsidiaries in Cash or Cash Equivalents in respect of Investments permitted hereunder.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) all repayments of Consolidated Total Debt permitted hereunder (excluding (i) repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments, (ii) repayments of Indebtedness with proceeds of other Indebtedness, and (iii) any other mandatory prepayment of Indebtedness, to the extent proceeds from the event giving rise to such prepayment are not included in the calculation of Consolidated Adjusted EBITDA), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) the provision for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period, (e) the amount of cash charges for such period for which adjustment was made under clause (vii) of the definition of Consolidated Adjusted EBITDA, (f) the amount of

Holdings Ordinary Course Payments made pursuant to clause (w) of the definition thereof for such period and (g) the amount of Holdings Ordinary Course Payments made pursuant to clause (x) of the definition thereof for such period.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense (including, without limitation, any such expense attributable to Capital Leases in accordance with GAAP and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and accounting for net amounts paid or received under Interest Rate Agreements (with cap payments amortized over the life of the cap)) of Holdings and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, plus (ii) any discount, yield and/or interest component in respect of Receivables Sale Indebtedness (regardless of whether such amounts would constitute interest expense in accordance with GAAP).

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Debt minus Cash and Cash Equivalents of Holdings and its Subsidiaries as of the last day of the Fiscal Quarter ended on such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Senior Secured Debt” means (A) Consolidated Total Debt plus the aggregate amount that is or may become available for drawing under any Letters of Credit minus (B) Existing Holdings Senior Notes, Subordinated Indebtedness of Holdings and its Subsidiaries, Refinancing Senior Debt, New Junior Debt, the Existing Owens-Brockway Senior Unsecured Notes, New European Refinancing Debt and any other unsecured and/or subordinated Indebtedness of Holdings and its Subsidiaries permitted by this Agreement, determined on a consolidated basis in conformity with GAAP.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio, calculated on a Pro Forma Basis, of (a) Consolidated Senior Secured Debt as of the date of determination to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period most recently ended on or prior to such date.

“Consolidated Tangible Net Assets” means the total assets of Holdings and its Subsidiaries, as determined from the consolidated balance sheet of Holdings and its Subsidiaries most recently delivered pursuant to subsection 6.1, but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and Receivables Sale Indebtedness of Holdings and its Subsidiaries regardless of whether included on the consolidated balance sheet of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be negative) by which the sum of the components of working capital as of the beginning of such period exceeds (or is less than) the sum of the components of working capital as of the end of such period, as presented on the face of the consolidated cash flow statement included in Holdings’ Form 10-K filing for such period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Covered Tax” means any Tax that is not an Excluded Tax.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Defaulting Participating Lender” means, (A) with respect to any Letter of Credit, any Lender which (i) has Revolving Loan Exposure at the time a notice is given to Lenders to fund the purchase of participations in such Letter of Credit pursuant to subsection 2.8E, and (ii) fails to fully fund such purchase pursuant to subsection 2.8E; or (B) with respect to the Domestic Overdraft Account or any Offshore Overdraft Account, any Lender which (i) has Revolving Loan Exposure at the time a notice is given to Lenders to fund the purchase of participations in either the Domestic Overdraft Account pursuant to subsection 2.1B or an Offshore Overdraft Account pursuant to subsection 2.1D(ii), and (ii) fails to fully fund such purchase pursuant to subsection 2.1B or 2.1D(ii).

“Delayed Draw Commitments” has the meaning assigned to that term in subsection 2.3A(ii).

“Delayed Draw Funding Date” has the meaning assigned to that term in subsection 2.3A(ii).

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollar Equivalent” means, at any time as to any amount denominated in an Offshore Currency or, in the case of the amount of a Letter of Credit, other non-Dollar currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency or other non-Dollar currency on the most recent Calculation Date or other date on which such calculation is required pursuant to subsection 2.6L with respect to such currency.

“Dollar”, “Dollars” or the sign “$” means the lawful currency of the United States of America.

“Domestic Borrowers’ Guaranty” means that certain Second Amended and Restated Domestic Borrowers’ Guaranty dated as of June 14, 2006, in the form attached hereto as Exhibit XIV, pursuant to which (i) Owens-Brockway shall guarantee all Obligations of the Offshore Borrowers; and (ii) Owens-Brockway shall guarantee the Other Lender Guarantied Obligations.

“Domestic Collateral Documents” means the Pledge Agreement, the Security Agreement and the Mortgages securing Mortgaged Property located in the United States of America.

“Domestic Overdraft Account” means the account established by Owens-Brockway with Administrative Agent and referenced in the Domestic Overdraft Agreement.

“Domestic Overdraft Agreement” means the Overdraft Agreement dated as of June 14, 2006, between Owens-Brockway and Administrative Agent, and any successor Overdraft Agreement substantially in the form attached hereto as Exhibit VII with such modifications as may be approved by Administrative Agent, executed and delivered by Owens-Brockway and any successor Administrative Agent pursuant to subsection 8.6, as any such Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Domestic Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Domestic Overdraft Account.

“Domestic Subsidiaries” means all Subsidiaries of Company other than (A) the Foreign Subsidiaries and (B) Subsidiaries organized under the laws of a state of the United States of America but owned, directly or indirectly, in whole or in part as of the date hereof by a Foreign Subsidiary other than ACI America Holdings, Inc.

“Downgrade” means, at any time after the Threshold Debt Ratings are achieved, Owens-Brockway’s senior secured debt rating is Ba2 or lower from Moody’s or BB or lower from S&P.

“Dutch Banking Act” means the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992).

“Dutch Borrower” has the meaning assigned to that term in subsection 4.16.

“Dutch Exemption Regulation” means the Exemption Regulation, dated June 26, 2002, of the minister of Finance of the Netherlands as promulgated in connection with the Dutch Banking Act.

“Dutch Guarantors” means VG Holding B.V., OI Manufacturing Netherlands B.V. (formerly named BSN Glasspack N.V. (United Glassworks)), OI Canada Holdings B.V. and each other Dutch Subsidiary that becomes an Offshore Guarantor under subsection 5.9B.

“Dutch Overdraft Account” means an account established by OIEG with Dutch Overdraft Account Provider and referenced in a Dutch Overdraft Agreement.

“Dutch Overdraft Account Provider” means Calyon or any successor Dutch Overdraft Account Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Dutch Overdraft Account Provider until OIEG and such Lender have executed and delivered a Dutch Overdraft Agreement to Administrative Agent.

“Dutch Overdraft Agreement” means that certain agreement between OIEG and Calyon, dated on or about June 14, 2006, and any Offshore Overdraft Agreement between OIEG, O-I Europe and any successor Dutch Overdraft Account Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OIEG and such successor Dutch Overdraft Account Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Dutch Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Dutch Overdraft Account.

“Dutch Revolving Loan Commitment” means the commitment of a Lender to make Dutch Revolving Loans to OIEG pursuant to subsection 2.1C, and “Dutch Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Dutch Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Dutch Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Dutch Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of OIEG, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of OIEG (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of OIEG or any unreimbursed drawings under any Letters of Credit issued for the account of OIEG plus (d) in the case of Dutch Overdraft Account Provider, the Dollar Equivalent of the Dutch Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Dutch Overdraft Amount.

“Dutch Revolving Loan Note” means any promissory note of OIEG, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Dutch Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Dutch Revolving Loans” means any Loans made from and after the Closing Date by Lenders to OIEG pursuant to subsection 2.1C.

“Dutch Subsidiary” means any Subsidiary of OIEG organized under the laws of the Netherlands.

“Eligible Assignee” means (A)(i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys or invests in loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent; and (B) any Lender, any Affiliate of any Lender and Related Fund of any Lender; provided that (1) no Affiliate of Company shall be an Eligible Assignee and (2) no “associate” (as defined in Section 128F(9) of the Income Tax Assessment Act 1936 of Australia) of ACI shall be an Eligible Assignee with respect to an Australian Revolving Loan Commitment or Tranche A Term Loans.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, codes of practice, approvals, controls and determinations of any Governmental Authority that have the force and effect of law, and that pertain to pollution (including hazardous or toxic substances), natural resources or the environment, whether federal, state, or local, domestic or foreign, including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (collectively, “CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Internal Revenue Code or (for purposes of Section 412 of the Internal Revenue Code and provisions of the Internal Revenue Code relating to said Section 412) Section 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means any of the following events or occurrences if such event or occurrence would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) the failure by Holdings, any of its Subsidiaries or any ERISA Affiliate to make a required contribution to a Pension Plan; (ii) a withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization or is insolvent pursuant to Section 4241 or 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, in each case with respect to a Pension Plan or receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notice of any such event with respect to a Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of Holdings, any Multiemployer Plan; (vi) the imposition of any liability upon Company, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Company, any of its Subsidiaries or any

ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Plan intended to qualify under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the violation of any applicable foreign law, or an event or occurrence that is comparable to any of the foregoing events or occurrences, in either case with respect to a Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“Euro” and the sign “€” mean the single currency unit of Participating Member States.

“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to a Eurocurrency Rate Loan for a proposed Interest Period, the aggregate of (1) and (2) below:

(1)           (a)           in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for Deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (b) the rate equal to the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for Dollar deposits of amounts in Same Day Funds comparable to the principal amount of the Eurocurrency Rate Loan of that Reference Lender for which the Eurocurrency Rate is then being determined with maturities comparable to the Interest Period for which such Eurocurrency Rate will apply as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date; provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Eurocurrency Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender;

(b)           in the case of Euro denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 A.M. (London time) on the applicable Interest Rate Determination Date or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the applicable Loans to be made by the Administrative Agent as part of such borrowing with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/100 of 1%), determined as of 11:00 A.M. (London time) on such Interest Rate Determination Date; and

(c)           in the case of Adollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for Deposits in ADollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (b) the rate equal to the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for ADollar deposits of amounts in Same Day Funds comparable to the principal amount of the Eurocurrency Rate Loan of that Reference Lender for which the Eurocurrency Rate is then being determined with maturities comparable to the Interest Period for which such Eurocurrency Rate will apply as of approximately 11:00 A.M. (New York time) on such Interest Rate Determination Date; provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Eurocurrency Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender; and

(2)           the then current cost to the Lenders of complying with Eurocurrency Reserve Requirements.

“Eurocurrency Rate Loans” means Loans bearing interest at rates determined by reference to the Eurocurrency Rate as provided in subsection 2.2A.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board of Governors of the Federal Reserve System, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, including Mandatory Costs.

“Event of Default” means any of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Tax” means any of the following Taxes and all liabilities (including without limitation all penalties, interest and other additions to tax) with respect thereto:  (i) Taxes imposed on the net income or capital of a Lender, Arranger, Agent or Tax Transferee and franchise taxes imposed in lieu thereof (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income, but excluding in all cases any Taxes in respect of any payment pursuant to subsection 2.7C(ii)(c) (collectively referred to as “net income taxes”)) by (A) the jurisdiction under the laws of which such Lender, Arranger, Agent or Tax Transferee is organized or resident for tax purposes or any political subdivision thereof or (B) the jurisdiction of such Lender’s, Tax Transferee’s, Arranger’s or Agent’s applicable lending office or any political subdivision thereof or (C) any jurisdiction with which the Lender, Arranger, Agent or Tax Transferee has any present or former connection (other than solely by virtue of being a Lender, Arranger, Agent or Tax Transferee under this Agreement), (ii) any Taxes (other than Taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, the Netherlands, Switzerland or any political subdivision thereof) to the extent that they are in effect and would apply to a payment to such Lender, Arranger or Agent, as applicable, as of the Closing Date, or as of the date such Person becomes a Lender, in the case of any assignee pursuant to subsection 10.2 or as of the date of and as a result of a change in the jurisdiction of the Lender’s applicable lending office, (iii) any Taxes (other than taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, the Netherlands, Switzerland or any political subdivision thereof) that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any Loans by such Tax Transferee or the date of and as a result of the change of lending office of such Tax Transferee, as the case may be (provided, however, that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to subsection 2.6K or as a result of a CAM Exchange pursuant to subsection 2.10), or (iv) any Taxes that would not have been imposed but for (A) the failure or unreasonable delay by such Agent, Arranger, Lender or Tax Transferee, as applicable, to complete, provide, file, update or renew, in each such case at the request of a Borrower or Borrower’s Agent (in the reasonable exercise of its discretion) at such Borrower’s expense, any application forms, certificates, documents or other evidence required from time to time, properly completed and duly executed, to qualify for any applicable exemption from or reduction of Taxes, including, without limitation, the certificates, documents or other evidence required under subsection 2.7C(v) (unless such failure or delay did not occur on or prior to the Closing Date or the date of the applicable Assignment and Acceptance, as the case may be, and results from a change in applicable law after the Closing Date or the date of the applicable Assignment and Acceptance, as the case may be, which precludes such Agent, Arranger, Lender or Tax Transferee, as applicable, from providing application forms, certificates, documents or other evidence required to qualify for such exemption or reduction), (B) the gross negligence or willful misconduct of such Agent, Arranger, Lender or Tax Transferee, or (C) such Agent, Arranger, Lender or Tax Transferee being treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision thereto.

“Existing Credit Agreement” means the Third Amended and Restated Secured Credit Agreement dated as of October 7, 2004, by and among Company, Owens-Brockway, OI Plastic Products FTS Inc., O-I UK, Owens Illinois (Australia) Pty Limited, ACI, Aziende Vetrarie Industriali Ricciardi - Avir S.P.A., O-I Canada, BSN, and O-I General, the Lenders listed on the signature pages thereof, the financial institutions party thereto and Deutsche Bank Trust Company Americas as Administrative Agent, as amended by the First Amendment thereto dated as of June 13, 2005.

“Existing Holdings Senior Note Collateral” means the pledges of the shares of Capital Stock and intercompany notes of Owens-Brockway and the direct subsidiaries of Company pursuant to the Pledge Agreement.

“Existing Holdings Senior Note Obligors” means Holdings, and, on a subordinated basis, Company and Packaging.

“Existing Holdings Senior Notes” means the following issues of Holdings public Indebtedness:  8.10% Senior Notes Due 2007; 7.35% Senior Notes Due 2008; 7.50% Senior Debentures Due 2010; and 7.80% Senior Debentures Due 2018.

“Existing IRBs” means the Holmes County Ohio 5.85% Industrial Development Revenue Bonds with final maturity in 2007 and an outstanding principal amount of approximately $350,000, the Kansas City, Missouri Industrial Development Revenue Bonds with final maturity in 2008 and an outstanding principal amount of approximately $9,000,000, and any extensions, renewals or refinancings thereof to the extent that such extensions, renewals and refinancings thereof do not result in an increase in the aggregate principal amount of such Existing IRBs.

“Existing Letter of Credit” has the meaning assigned to that term in subsection 2.8A.

“Existing Owens-Brockway Senior Secured Notes” means Owens-Brockway’s 8-7/8% Senior Secured Notes due 2009, Owens-Brockway’s 7-3/4% Senior Secured Notes due 2011 and Owens-Brockway’s 8-3/4% Senior Secured Notes due 2012 (and, for avoidance of doubt, any notes issued in exchange or replacement thereof on substantially identical terms).

“Existing Owens-Brockway Senior Unsecured Notes” means Owens-Brockway’s 8-1/4% Senior Notes due 2013 and Owens-Brockway’s 6-3/4% Senior Notes due 2014 (and, for avoidance of doubt, any notes issued in exchange or replacement thereof on substantially identical terms).

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Payment Date” means each March 15, June 15, September 15 and December 15 of each year, commencing with September 15, 2006.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and such Lien (other than floating charges with respect to certain Collateral (the use of which with respect to such Collateral has been approved by Administrative Agent), which for UK priority purposes ranks behind statutorily preferred creditors and fixed charges) has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 6.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 6.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Domestic Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means (i) any Subsidiary of Company identified as such on Schedule D annexed hereto, (ii) any Subsidiary of any Subsidiary described in clause (i), except for ACI America Holdings, Inc. and (iii) in addition, any Subsidiary acquired, incorporated or otherwise established by Company on or after the Closing Date which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means the office of Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302.

“Funding Date” means the date of the funding of a Loan.

“FX Trading Office” means such office of Administrative Agent as it may designate as such from time to time in a written notice delivered to Borrowers’ Agent.

“GAAP” means, subject to the provisions of subsection 1.2, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any foreign, federal, state or local Government Authority, agency or court.

“Ground Leasehold Interest” as applied to any Person, means any lease by which such Person leases the fee interest in real property and owns the improvements thereon (until the termination of the lease).

“Guarantied Obligations” has the meaning assigned to that term in subsection 9.1.

“Guarantied Party” and “Guarantied Parties” have the meanings assigned to those terms in subsection 9.1.

“Guaranties” means, collectively, the Company Guaranty, the Domestic Borrowers’ Guaranty, the Subsidiary Guaranty and the Offshore Guaranties.

“Harbor Capital Subsidiaries” means, collectively, OI Advisors, Inc. (f/k/a/ Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a/ HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.).

“Hazardous Materials” means any substance that is defined or listed as a hazardous or toxic substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous or toxic properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” means Owens Illinois, Inc., a Delaware corporation.

“Holdings Ordinary Course Payments” means dividends or other distributions by, or payments of intercompany indebtedness from, Company to Holdings necessary to permit Holdings to pay any of the following items which are then due and payable:  (s) payments in respect of Permitted Holdings Hedging Obligations, (t) cash interest on Permitted Holdings Debt Obligations, (u) principal of Existing IRBs, (v) to redeem, repay or otherwise repurchase the Existing Holdings Senior Notes to the extent not prohibited by subsection 6.12B, (w) claims of persons for exposure to asbestos-containing products and expenses related thereto, (x) so long as no Potential Event of Default arising under subsections 7.1, 7.6, 7.9 or 7.12 or Event of Default shall exist (or shall be caused by such payment), (i) cash dividends on Holdings’ existing preferred stock and Permitted Preferred Stock with an aggregate liquidation preference or redemption price not exceeding $250,000,000 used (or the proceeds of which are used directly or indirectly within 180 days of receipt) as consideration for an Acquisition not prohibited hereunder and (ii) share repurchases of, or common dividends on, Holdings’ Capital Stock in an aggregate amount not exceeding $25,000,000, (y) consolidated tax liabilities of Holdings and its Subsidiaries and (z) general administrative costs and other on-going expenses of Holdings in the ordinary course of business consistent with past practices.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP (subject to subsection 1.2 hereof), (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) the amount of all honored but unreimbursed drawings under letters of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (vii) every obligation of such Person under any Synthetic Lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes; provided, however, that with respect to any indebtedness of the type described in the foregoing clause (vi) which has not been assumed by that Person or is otherwise nonrecourse to the credit of that Person, the amount of such indebtedness shall be deemed to be the lesser of the outstanding principal amount of such indebtedness and the fair market value of the property or assets of such Person securing such indebtedness.

“Inside Maturity Notes” means the Existing Holdings Senior Notes maturing in 2007, 2008 and 2010 and the Existing Owens-Brockway Senior Secured Notes maturing in 2009 and 2011.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology and software, used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement dated as of June 14, 2006, among Collateral Agent, DB, as Administrative Agent hereunder, the trustees in respect of the Existing Owens-Brockway Senior Secured Notes, the trustees in respect of the Existing Holdings Senior Notes, such Lenders or Affiliates of Lenders which are holders of Other Permitted Credit Exposure, which executed acknowledgments to the Original Intercreditor Agreement (as defined therein) or to the Amended and Restated Intercreditor Agreement (as defined therein), have executed acknowledgments to the Second Amended and Restated Intercreditor Agreement or in the future execute acknowledgments to such Second Amended and Restated Intercreditor Agreement, and, such other Persons who may become parties to the Second Amended and Restated Intercreditor Agreement in accordance with the terms thereof, which in the future execute acknowledgments to the Second Amended and Restated Intercreditor Agreement, in the form attached hereto as Exhibit XVII, and as such Intercreditor Agreement may hereafter be amended, supplemented or modified from time to time.

“Interest Coverage Ratio” means, as at any date of determination, the ratio of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ended on such date to (ii) Consolidated Cash Interest Expense for the four Fiscal Quarter period ended on such date.

“Interest Payment Date” means, with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months, “Interest Payment Date” shall also include each three-month anniversary of the commencement of that Interest Period.

“Interest Period” means any interest period applicable to a Eurocurrency Rate Loan or a B/A Discount Rate Loan as determined pursuant to subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means with respect to Eurocurrency Rate Loans, the second Business Day prior to the first day of the related Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment”, as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or of a beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost (which shall not include (i) the amount of any Indebtedness of the Person that is the subject of such Investment that is assumed by the Person making such Investment or (ii) the value of any Common Stock issued as all or a portion of the consideration payable in connection with such Investment) or, in the case of an Investment consisting of non-cash consideration received in connection with an Asset Sale or other sale of assets, the original value of such Investment plus the cost of all additions thereto and less returns of capital to the Person making the Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property of Borrower and its Domestic Subsidiaries that constitutes Collateral under the Collateral Documents.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on, or evidence the interest of Collateral Agent and Lenders in, any IP Collateral.

“IRBs” means industrial revenue bonds.

“Issuing Lender” means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 2.8C; provided that, in the event DB is to be an Issuing Lender (and with respect to the Existing Letters of Credit issued by DBTCA), DB may delegate the issuance of the applicable Letter of Credit to an Affiliate (DB having done so with respect to Existing Letters of Credit, issued by DBTCA), provided, further, that in the event of any such delegation by DB, DB shall be deemed to be the Issuing Lender for purposes relating to the utilization of the Revolving Loan Commitments under this Agreement, although such Affiliate shall be entitled to all rights of reimbursement relating to such Letter of Credit or DB and such Affiliate may apportion all rights and obligations relating to such Letter of Credit as they may agree and such apportionment shall be binding for all purposes hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Ground Leasehold Interest in the United States of America or any state thereof, a letter, certificate or other instrument in writing from the lessor under the related lease pursuant to which such lessor agrees for the benefit of Collateral Agent to such matters relating to such leasehold and the Mortgage to be recorded thereon as Collateral Agent may reasonably request including the existence or absence of defaults, consent to the recordation and foreclosure of the Mortgage, the transfer of the Ground Leasehold Interest following foreclosure, and a notice and cure period for Collateral Agent with respect to any default under such leasehold.

“L/C Collateral Account” is defined in the Security Agreement.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Lender” and “Lenders” have the meanings assigned to those terms in the introduction to this Agreement and shall include each Agent in its individual capacity as a lender hereunder; provided that “Lender” and “Lenders” shall also include the successors and permitted assigns of Lenders pursuant to subsection 10.2B; and provided, further that the term “Lenders” when used in the context of a particular Commitment or Loan, shall mean Lenders having that Commitment or making that Loan.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Borrowers (other than O-I Canada) pursuant to subsection 2.8.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by a Borrower. For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on its Dollar Equivalent as of the applicable date of determination.

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any statutory trust or deemed trust, and any agreement to give any security interest) and any other agreement intended to create any of the foregoing.

“Loan” or “Loans” means one or more of the Tranche A Term Loans, the Tranche B Term Loans, the Tranche C Term Loans, the Tranche D Term Loans, the Revolving Loans, the Offshore Revolving Loans, the Additional Term Loans or the Refinancing Term Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Domestic Overdraft Agreement, any Offshore Overdraft Agreements, the Letters of Credit, the Guaranties and the Collateral Documents.

“Loan Limitation Notice” has the meaning assigned to that term in subsection 2.1E(iv).

“Loan Party” means each of Borrowers, Company and, upon execution of a Loan Document thereby, any of Company’s other Subsidiaries from time to time executing such Loan Document, and “Loan Parties” means all such Persons, collectively.

“Mandatory Costs” means the cost imputed to the Lender(s) of compliance with the mandatory liquid assets requirements of the Bank of England and/or the banking supervision or other costs of the Financial Services Authority or European Central Bank or any successor body exercising their functions in this respect as determined in accordance with Schedule 1.1C.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Company and its Subsidiaries, taken as a whole, to perform, or of any Agent, Arranger or Lender to enforce, the Obligations.

“Material Subsidiary” means each indirect or direct Subsidiary of Holdings now existing or hereafter acquired or formed indirectly or directly by Holdings which (x) for the most recent Fiscal Year of Holdings, accounted for more than 5% of the consolidated revenues of

Holdings or (y) as at the end of such Fiscal Year, was the owner of more than 5% of the consolidated assets of Holdings.

“Maximum Consolidated Capital Expenditures Amount” means, for any Fiscal Year of Company and its Subsidiaries, an amount not to exceed the sum of (i) $550,000,000, plus (ii) the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year (up to a maximum of $225,000,000), plus (iii) the amount of capital expenditures made by any Person or attributable to any group of assets acquired in an Acquisition permitted hereunder during the twelve-month period most recently ended prior to the date of such Acquisition for which financial statements are available to Company or any of its Subsidiaries (as demonstrated by delivery of such financial statements of such Person for such period to Administrative Agent), pro-rated in the Fiscal Year in which such Acquisition is consummated.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust, debenture or a mortgage or by any similar title) executed and delivered by any Loan Party, in a form approved by Collateral Agent, a form customarily used to create Liens on real property interests in Australia, the UK, the Netherlands and Canada, as appropriate, and approved by Collateral Agent or in such other form as may be approved by Collateral Agent in its sole discretion, in each case with such changes thereto as may be recommended by Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Collateral Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Collateral Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by an existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Mortgaged Property” means either a Closing Date Mortgaged Property or an Additional Mortgaged Property.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which Company, any of its Subsidiaries or any ERISA Affiliate may have liability.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, including when released from any escrow) received from such Asset Sale, (A) net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) taxes reasonably estimated to be payable in connection with such Asset Sale, (ii) reasonable commissions and other fees and expenses incurred, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is paid (and is not prohibited from being paid under the terms of this Agreement) with the gross proceeds of such Asset Sale, and

(iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by Holdings and its Subsidiaries in connection with such Asset Sale, (B) in the case of an Asset Sale by Owens-Brockway or a Subsidiary Guarantor that is a Domestic Subsidiary, net of any amount used within 355 days of the date of such Asset Sale to make Investments in Domestic Subsidiaries or purchase assets or reinvest in the business of Company and its Domestic Subsidiaries within the United States of America (including, in the case of a sale of Capital Stock of a first-tier Foreign Subsidiary, investment in the Capital Stock of another first-tier Foreign Subsidiary), (C) in the case of an Asset Sale by an Offshore Borrower or Offshore Guarantor, net of any amount used within 355 days of the date of such Asset Sale to make Investments in a Loan Party or to purchase assets or reinvest in the business of one or more of the Loan Parties or (D) in the case of an Asset Sale by a Foreign Subsidiary other than an Offshore Borrower or Offshore Guarantor, net of any amount used within 355 days of the date of such Asset Sale to make Investments permitted hereunder or purchase assets or to reinvest in the business of Company and its Subsidiaries; provided, that in the case of each of (B), (C) and (D) above, such use results in such amounts so utilized not constituting “Excess Proceeds” under the indentures governing the Existing Owens-Brockway Senior Secured Notes, the Existing Owens-Brockway Senior Unsecured Notes or any New Senior Debt issued after the Closing Date.

“Net Debt Proceeds” means the Cash proceeds (net of underwriting discounts and commissions, premiums on any Indebtedness (other than Loans) to be redeemed with such proceeds as permitted under this Agreement and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries (other than Indebtedness permitted by subsection 6.1 (except subsections 6.1(vii), 6.1(viii) 6.1(ix), 6.1(x) and 6.1(xiv)). In the case of the issuance of Receivables Sale Indebtedness, Net Debt Proceeds shall also be net of any amounts not constituting “Net Proceeds from Asset Sales” under, or which are used within 355 days of the date of the applicable issuance in a manner such that such proceeds do not constitute “Excess Proceeds” under, the Indentures governing the Existing Owens-Brockway Senior Secured Notes, the Existing Owens-Brockway Senior Unsecured Notes or any New Senior Debt issued after the Closing Date.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof and, in each case, only to the extent such cash payments or proceeds, net of the foregoing documented costs, exceed $25,000,000; provided, that, for the avoidance of doubt, any insurance proceeds received by Holdings or any Subsidiary for asbestos claims shall not constitute Net Insurance/Condemnation Proceeds hereunder.

“New European Refinancing Debt” means Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms) in an aggregate principal amount not exceeding $500,000,000 (or the Offshore Currency Equivalent thereof) having the following characteristics:  (u) the sole issuer or borrower shall be OIEG or another Foreign Subsidiary reasonably acceptable to the Administrative Agent, (w) any other obligors (whether guarantors or other credit support parties) shall include only Company, Owens-Brockway and/or the Subsidiary Guarantors and no other Persons, (v) such Indebtedness (and any guaranties thereof) shall be unsecured or constitute Subordinated Indebtedness or both, (w) such Indebtedness shall not have any scheduled payment of principal, prepayment, mandatory redemption or sinking fund payment prior to June 15, 2013, except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of New European Refinancing Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the indentures) governing such New European Refinancing Debt), (x) the Net Debt Proceeds of such Indebtedness shall be applied as required by subsection 2.4B(ii)(d), (y) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, and (z) all other terms and conditions shall be substantially comparable to those prevailing in the market place for comparable debt issuances as confirmed by the Administrative Agent in its reasonable judgment.

“New Junior Debt” means Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms) having the following characteristics:  (u) the obligors (whether borrowers, issuers, guarantors, pledgors or other credit support parties) shall include only the Existing Holdings Senior Note Obligors and no other Persons, (v) such Indebtedness shall be unsecured or constitute Subordinated Indebtedness or both, (w) such Indebtedness shall not have any scheduled payment of principal, prepayment, mandatory redemption or sinking fund payment prior to June 15, 2013, except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of New Junior Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the indenture(s) governing such New Junior Debt), (x) the Net Debt Proceeds of such Indebtedness shall be applied as required by subsection 2.4B(ii)(d), (y) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, and (z) all other terms and conditions shall be substantially comparable to those prevailing in the market place for comparable debt issuances as confirmed by the Administrative Agent in its reasonable judgment.

“New Senior Debt” means Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms) having the following characteristics:  (u) the obligors (whether borrowers, issuers, guarantors, pledgors or other credit support parties) shall include one or more of the obligors of the Obligations (other than Foreign Subsidiaries) and no other Persons, (v) no collateral (other than all or any portion of the Collateral) shall secure such Indebtedness and the Liens on the Collateral, if any, shall rank subordinate to or pari passu with the Liens securing the

Obligations, (w) such Indebtedness shall not have any scheduled payment of principal, prepayment, mandatory redemption or sinking fund payment in excess of 1% of the outstanding principal amount per year prior to June 15, 2013 except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of New Senior Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the indenture(s) governing such New Senior Debt), (x) the Net Debt Proceeds of such Indebtedness shall be applied as required by subsection 2.4B(ii)(d), (y) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, and (z) all other terms and conditions shall be substantially comparable to those prevailing in the market place for comparable debt issuances as confirmed by the Administrative Agent in its reasonable judgment. For the avoidance of doubt, in any event, Existing Owens-Brockway Senior Secured Notes and Existing Owens-Brockway Senior Unsecured Notes and related guarantees constitute New Senior Debt.

“Nominal Restatement” means the amendment and restatement of the Existing Credit Agreement dated as of June 14, 2006 by and between ACI and DBTCA, as trustee for the benefit of the Lenders hereunder, under which DBTCA shall make a loan to ACI in the amount of $10,000.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 10.7B.

“Note Redemption Conditions” means, with respect to any Net Debt Proceeds, (i) after giving effect to the issuance of such Net Debt Proceeds and any contemporaneous application of any portion thereof to Revolving Loans or Offshore Revolving Loans outstanding, the Revolving Loan Commitments shall exceed the Total Utilization of Revolving Loan Commitments by at least $150,000,000; and (ii) in the case of Net Debt Proceeds arising from the issuance of New Senior Debt (other than unsecured New Senior Debt issued at a time when the aggregate outstanding principal amount of the Existing Holdings Senior Notes due 2007, Existing Holdings Senior Notes due 2008 and Existing Owens-Brockway Senior Secured Notes due 2009 is $200,000,000 or less), after giving effect to the issuance of such New Senior Debt and the proposed application of the Net Debt Proceeds arising therefrom, the Consolidated Senior Secured Leverage Ratio is less than 3.00:1.00.

“Notes” means one or more of the Tranche A Term Loan Notes, Tranche B Term Loan Notes, the Tranche C Term Loan Notes, the Tranche D Term Loan Notes, the Revolving Notes or the Offshore Revolving Loan Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit III annexed hereto with respect to a proposed conversion or continuation.

“Notice of Request for Issuance of Letter of Credit” means a notice in the form of Exhibit II annexed hereto with respect to the proposed issuance of a Letter of Credit.

“O-I Canada” has the meaning assigned to that term in the introduction to this Agreement.

“O-I Europe” has the meaning assigned to that term in the introduction to this Agreement.

“O-I General” means Owens-Illinois General Inc.

“O-I UK” means O-I Manufacturing UK Limited, a company incorporated in England and Wales with registered number 00526983 (formerly known as United Glass Limited).

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to Agents or Lenders or any of them under or in respect of this Agreement whether for principal, interest, premium, fees, indemnification or otherwise, the Notes, the Letters of Credit, the Offshore Overdraft Agreements, the Domestic Overdraft Agreement or any of the other Loan Documents (excluding, for the avoidance of doubt, all obligations under or in respect of Other Lender Guarantied Obligations and Other Permitted Credit Exposure).

“Officers’ Certificate” means, as applied to any corporation, limited liability company, partnership or trust, a certificate executed on behalf of such entity by (i) its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or, if applicable, its managing member, general partner or trustee or, in the case of any Offshore Borrower or Offshore Guarantor, any director or any attorney appointed by power of attorney, and (ii) by its Chief Financial Officer, its Treasurer, any of its Assistant Treasurers, its Controller or any of its Assistant Controllers or, in the case of any Offshore Borrower or Offshore Guarantor, any other director or attorney appointed by power of attorney; provided, that any Officers’ Certificate required to be delivered by Company on the Closing Date may be executed on behalf of Company by any one of the foregoing officers.

“Offshore Borrower” means (i) with respect to Tranche A Term Loans, Australian Revolving Loans, the Australian Overdraft Account and any Letter of Credit issued for the account of ACI, ACI, (ii) with respect to Tranche C Term Loans, Canadian Revolving Loans and the Canadian Overdraft Account, O-I Canada, (iii) with respect to Tranche D Term Loans, Dutch Revolving Loans, the Dutch Overdraft Account and any Letter of Credit issued for the account of OIEG, OIEG and (iv) with respect to Swiss Revolving Loans, the Swiss Overdraft Account, and any Letter of Credit issued for the account of O-I Europe, O-I Europe and “Offshore Borrowers” means ACI, O-I Canada, OIEG and O-I Europe, collectively.

“Offshore Collateral Documents” means the Offshore Security Agreements and the Mortgages securing real property located outside of the United States of America.

“Offshore Currency” means ADollars, Euros or Canadian Dollars.

“Offshore Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent amount in the applicable Offshore Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such Offshore Currency with Dollars on the most recent Calculation Date.

“Offshore Currency Loan” means any Loan denominated in ADollars, Euros or Canadian Dollars.

“Offshore Guarantors” means, collectively, the Australian Guarantors, the UK Guarantors, the Canadian Guarantors and the Dutch Guarantors. As of the Closing Date, the Offshore Guarantors are set forth on Schedule 1.1A.

“Offshore Guaranties” means the guaranties entered into by each of the Offshore Borrowers (other than O-I Europe) of the Obligations of the other Offshore Borrowers and by each of the Offshore Guarantors of the Obligations of the Offshore Borrowers, in each case in a form satisfactory to the Administrative Agent, as the same may be amended, amended and restated or otherwise modified from time to time.

“Offshore Overdraft Account” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account or the Swiss Overdraft Account, and “Offshore Overdraft Accounts” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account and the Swiss Overdraft Account, collectively.

“Offshore Overdraft Account Provider” means Australian Overdraft Account Provider, Canadian Overdraft Account Provider, Dutch Overdraft Account Provider and Swiss Overdraft Account Provider, and “Offshore Overdraft Account Providers” means Australian Overdraft Account Provider, Canadian Overdraft Account Provider, Dutch Overdraft Account Provider and Swiss Overdraft Account Provider, collectively.

“Offshore Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, and “Offshore Overdraft Agreements” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, collectively.

“Offshore Overdraft Amount” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount and “Offshore Overdraft Amounts” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount, collectively.

“Offshore Revolving Loan” means an Australian Revolving Loan, a Canadian Revolving Loan, a Dutch Revolving Loan or a Swiss Revolving Loan, and “Offshore Revolving Loans” means such loans of all Lenders in the aggregate.

“Offshore Revolving Loan Commitment” means an Australian Revolving Loan Commitment, a Canadian Revolving Loan Commitment, a Dutch Revolving Loan Commitment or a Swiss Revolving Loan Commitment, and “Offshore Revolving Loan Commitments” means all such commitments.

“Offshore Revolving Loan Note” means any of an Australian Revolving Loan Note, a Canadian Revolving Loan Note, a Dutch Revolving Loan Note or a Swiss Revolving Loan Note.

“Offshore Security Agreements” means, collectively, (i) the security agreements by ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG, each Dutch Guarantor, O-I Europe and each UK Guarantor, as executed and delivered on June 14, 2006, as the same may be amended, amended and restated or otherwise modified in a form satisfactory to Administrative Agent from time to time in accordance with the terms thereof and hereof.

“Offshore Sublimit” means, at any time, (i) as to ACI, the lesser of (a) $300,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Revolving Loan Commitments then in effect, (ii) as to O-I Canada, the lesser of (a) $20,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Revolving Loan Commitments then in effect, (iii) as to OIEG, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Revolving Loan Commitments then in effect and (iv) as to O-I Europe, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Revolving Loan Commitments then in effect; provided that such Offshore Sublimits may be from time to time decreased pursuant to subsection 2.4G and increased pursuant to subsection 2.1A(vi).

“OIEG” has the meaning assigned to that term in the introduction to this Agreement.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any Foreign Subsidiary, to the extent not covered above, the equivalent thereof in its jurisdiction of incorporation, formation or organization.

“Other Lender Guarantied Obligations” means the obligations owed to Lenders and their Affiliates pursuant to Other Permitted Credit Exposure which are guaranteed pursuant to one or more of the Guaranties.

“Other Permitted Credit Exposure” means the obligations of Subsidiaries or Joint Ventures of Company owed to Lenders or Affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements and Currency Agreements) and other extensions of credit to such Subsidiaries or Joint Ventures.

“Owens-Brockway” means Owens-Brockway Glass Container Inc., a Delaware corporation.

“Packaging” means Owens-Brockway Packaging, Inc., a Delaware corporation and the parent corporation of Owens-Brockway.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to the European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means a “pension plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), with respect to which Company, any of its Subsidiaries or any ERISA Affiliate may have any liability.

“Permitted Canadian Liens” means all Liens created by applicable statutory law in Canada that rank or are capable of ranking prior to or pari passu with the Liens granted pursuant to the applicable Collateral Documents, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, realty taxes, business taxes, workers’ compensation, Quebec corporate taxes, pension plan or fund obligations and overdue rents.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the applicable Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Encumbrances” means the following types of Liens:

(i)            Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by subsection 5.3;

(ii)           Statutory Liens (including without limitation Permitted Canadian Liens) and rights of set-off of banks, Liens of landlords and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business (including title retention agreements arising in the ordinary course of business) for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP (subject to subsection 1.2) shall have been made therefor;

(iii)          Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)          Any attachment or judgment Lien not resulting in an Event of Default under subsection 7.8;

(v)           Leases, subleases or licenses of occupancy granted to others not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole;

(vi)          Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company and its Subsidiaries, taken as a whole;

(vii)         Any (a) interest or title of a lessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from UCC financing statements regarding leases or charges not prohibited by this Agreement;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            Liens incurred in the ordinary course of business encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Company and its Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(xi)           Liens encumbering customary initial deposits and margin deposits securing obligations under Interest Rate Agreements, Currency Agreements and Commodities Agreements, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under Commodities Agreements;

(xii)          Liens securing reimbursement obligations under Commercial Letters of Credit or bankers’ acceptance facilities, which Liens encumber documents and other property to be acquired by drawings under such Commercial Letters of Credit or drafts accepted under such bankers’ acceptance facilities;

(xiii)         exceptions to title disclosed by a title policy, preliminary title report or certificate of title delivered pursuant to subsection 5.10 and approved by Administrative Agent other than Liens securing Indebtedness prohibited by subsection 6.1 or Contingent Obligations prohibited by subsection 6.4;

(xiv)        Liens in the form of title retention in connection with the acquisition of goods in the ordinary course of business provided that there has occurred and is continuing no default in the obligations related thereto;

(xv)         Liens arising in countries other than the United States of America substantially comparable to the foregoing; and

(xvi)        Liens created over credit balances in Dutch or Canadian bank accounts of any Subsidiaries in the ordinary course of their banking arrangements pursuant to the general conditions of such bank.

“Permitted Holdings Debt Obligations” means the Existing Holdings Senior Notes and the Existing IRBs and up to an additional $100,000,000 of IRB financing and, to the extent Net Debt Proceeds are applied as required by subsection 2.4B(ii), New Senior Debt, Refinancing Senior Debt and New Junior Debt issued by Holdings.

“Permitted Holdings Hedging Obligations” means obligations under Hedging Agreements entered into by Holdings which could have been entered into by Owens-Brockway under Section 6.4(iii).

“Permitted Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before June 15, 2013, (iv) do not contain any covenants other than any Permitted Covenant, (v) do not grant the holders thereof any voting rights except for (w) voting rights required to be granted to such holders under applicable law, (x) customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and matters that could adversely affect the rights, preferences, qualifications, limitations or restrictions of such Permitted Preferred Stock and any other voting rights that are customary in the market at the time of issuance of such Permitted Preferred Stock, as determined by the Administrative Agent in its reasonable judgment, (y) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (z) voting rights with respect to the election of directors arising from dividends in arrears, and (vi) are otherwise reasonably satisfactory to Administrative Agent.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Company or any of its Subsidiaries sponsors or maintains, or to which Company or any of its Subsidiaries makes, is making or is obligated to make contributions, or to which Company or any of its Subsidiaries may have any liability, and includes any Pension Plan.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of June 14, 2006, by and between Company and Packaging, in the form attached hereto as Exhibit XV, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“PMP” means a professional market party (professionele marktpartij) within the meaning of the Dutch Exemption Regulation.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Prime Rate” means the rate which DB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DB may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, as of any date of determination, the calculation of the compliance of Borrowers with the financial covenants set forth in subsections 6.6A and 6.6B or the calculation of the Consolidated Senior Secured Leverage Ratio, after giving effect on a pro forma basis to any Acquisition constituting a Pro Forma Event made during the four Fiscal Quarter period most recently ended on or prior to such date of determination (the “Compliance Period”)(or made after the end of such Compliance Period but on or before the date of determination), and any disposition constituting a Pro Forma Event made during such Compliance Period (or made after the end of such Compliance Period but on or before the date of determination), on the following basis:

(i)            any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such Acquisitions and any Indebtedness repaid in connection with such Acquisitions or dispositions shall be deemed to have been incurred or repaid, respectively, as of the first day of the Compliance Period;

(ii)           if such Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with any such Acquisition has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period shall be computed as if the rate in effect for such Indebtedness on the relevant measurement date had been the applicable rate for the entire applicable period;

(iii)          income statement items (whether positive or negative) attributable to the property or business acquired or disposed of in such Acquisitions or dispositions shall be included as if such Acquisitions or dispositions took place on the first day of such Compliance Period on a pro forma basis;

(iv)          for purposes of calculating Consolidated Tangible Net Assets in subsections 6.1(iii), 6.3(xi) and 6.7(iv), assets acquired in such Acquisitions or disposed of in such dispositions shall be included in Consolidated Tangible Net Assets as if such Acquisitions or dispositions took place on the first day of such Compliance Period on a pro forma basis; and

(iv)          any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the Acquisition or disposition date may be eliminated and other expenses and cost reductions may be reflected on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission.

With respect to any such Acquisitions, such pro forma calculations shall be based on the consolidated balance sheet of such acquired Person or business and its consolidated Subsidiaries as at the end of its most recent Fiscal Year or the most recent fiscal period preceding such Acquisition and the related consolidated statements of income and of cash flows for such period, which shall have been previously provided to Administrative Agent and shall either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by Administrative Agent.

“Pro Forma Event” means any disposition of assets to third parties the fair market value of which equals or exceeds $100,000,000 and any Acquisition in which the aggregate consideration paid or given (including, without limitation, cash paid, Acquired Indebtedness or assumed Indebtedness and the value of any other consideration paid or given) to third parties equals or exceeds $100,000,000.

“Pro Rata Share” means, with respect to any Lender, (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Tranche C Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche C Term Loan Exposure of that Lender by (b) the aggregate Tranche C Term Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to the Tranche D Term Loans of any Lender, the percentage obtained by dividing (a) the Tranche D Term Loan Exposure of that Lender by (b) the aggregate Tranche D Term Loan Exposure of all Lenders, (v) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in the Domestic Overdraft Amount or any Offshore Overdraft Amount or any Offshore Revolving Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, (vi) with respect to all payments, computations and other matters relating to the Australian Revolving Loan Commitments or the Australian Revolving Loans of any Lender or any Letters of Credit issued for the account of ACI or participations therein or any participations in the Australian Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Australian Revolving Loan Exposure of that Lender by (b) the aggregate Australian Revolving Loan Exposure of all Lenders, (vii) with respect to all payments, computations and other matters relating to the Canadian Revolving Loan Commitments or the Canadian Revolving Loans of any Lender or any participations in the

Canadian Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Canadian Revolving Loan Exposure of that Lender by (b) the aggregate Canadian Revolving Loan Exposure of all Lenders, (viii) with respect to all payments, computations and other matters relating to the Dutch Revolving Loan Commitments or the Dutch Revolving Loans of any Lender or any Letters of Credit issued for the account of OIEG or participations therein or any participations in the Dutch Overdraft Amount purchased by any Lender, the percentage obtained by dividing (a) the Dutch Revolving Loan Exposure of that Lender by (b) the aggregate Dutch Revolving Loan Exposure of all Lenders, (ix) with respect to all payments, computations and other matters relating to the Swiss Revolving Loan Commitments or the Swiss Revolving Loans of any Lender or any Letters of Credit issued for the account of O-I Europe or participations therein or any participations in the Swiss Overdraft Amount, the percentage obtained by dividing (a) the Swiss Revolving Loan Exposure of that Lender by (b) the aggregate Swiss Revolving Loan Exposure of all Lenders, and (x) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Tranche C Term Loan Exposure of that Lender plus the Tranche D Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (b) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the aggregate Tranche D Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.2. The initial Pro Rata Share of each Lender for purposes of each of clauses (v), (vi), (vii), (viii) and (ix) of the preceding sentence is set forth opposite the name of that Lender in Schedule A annexed hereto. The initial Pro Rata Share of each Lender for purposes of clauses (i), (ii), (iii), (iv) and (x) are set forth in the Register as of the date hereof.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Purchase Money Indebtedness” means Indebtedness incurred simultaneously with or within 180 days after the acquisition, construction or improvement of real property or tangible personal property to finance such acquisition, construction or improvement of such property.

“Real Property Asset” means, at any time of determination, any fee interest then owned or Ground Leasehold Interest then held (or in the case of any UK Guarantor, any freehold interest then owned or leasehold interest then held) by any Loan Party in any real property.

“Receivables Sale Indebtedness” means Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by Company or any of its Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables.

“Recorded Leasehold Interest” means a lease or memorandum thereof evidencing a Ground Leasehold Interest duly recorded in the applicable jurisdiction in which the property underlying such Ground Leasehold Interest is located.

“Redemption Draw” has the meaning assigned to that term in subsection 3.2B(i).

“Reference Lenders” means Deutsche Bank AG, New York Branch and Bank of America, N.A.

“Refinancing Senior Debt” means Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms) having the following characteristics (u) the obligors shall include only the Existing Holdings Senior Note Obligors and no other Persons, (v) any collateral therefor shall include only the Existing Holdings Senior Note Collateral and no other collateral and the Lien thereon, if any, shall be subordinated to the Lien securing the Obligations, (w) such Indebtedness shall not have any scheduled payment, prepayment, mandatory redemption or sinking fund payment prior to June 15, 2013, except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of Refinancing Senior Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the indenture(s) governing such Refinancing Senior Debt), (x) the Net Debt Proceeds of such Indebtedness shall be applied as required by subsection 2.4B(ii)(d), (y) the governing documentation for such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, and (z) all other terms and conditions shall be substantially comparable to those prevailing in the market place for comparable debt issuances as confirmed by the Administrative Agent in its reasonable judgment.

“Refinancing Term Loans” has the meaning assigned to that term in subsection 2.1A(vii).

“Register” has the meaning assigned to that term in subsection 2.1G.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Related Fund” means any fund that invests in bank loans and is managed by the same investment advisor of a Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Revolving Lenders, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, (ii) for the Class of Lenders having Tranche A Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders, (iii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, (iv) for the Class of Lenders having Tranche C Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche C Term Loan Exposure of all Lenders and (v) for the Class of Lenders having Tranche D Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche D Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of (a) the aggregate Tranche A Term Loan Exposure of all Lenders plus (b) the aggregate Tranche B Term Loan Exposure of all Lenders plus (c) the aggregate Tranche C Term Loan Exposure of all Lenders plus (d) the aggregate Tranche D Term Loan Exposure of all Lenders plus (e) the aggregate Revolving Loan Exposure of all Lenders.

“Responsible Officer” means any of the chief executive officer, the president, any vice president, the chief financial officer, the comptroller, the treasurer, any assistant treasurer, the controller or any assistant controller of a Loan Party.

“Restricted Debt Obligations” means, collectively, the Existing Holdings Senior Notes, the Existing Owens-Brockway Senior Secured Notes, the Existing Owens-Brockway Senior Unsecured Notes, New Senior Debt, Refinancing Senior Debt and New Junior Debt.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, including, without limitation, Company’s intercompany note to Holdings.

“Revolving Lenders” means the Lenders having Revolving Loan Exposure.

“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans from and after the Closing Date to Owens-Brockway pursuant to subsection 2.1A(v), and “Revolving Loan Commitments” means such commitments of all Lenders to Owens-Brockway in the aggregate.

“Revolving Loan Commitment Termination Date” means June 15, 2012.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum (without duplication) of (a) aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Administrative Agent (in its capacity as a Lender), the Domestic Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Domestic Overdraft Amount plus (f) the Dollar Equivalent of all participations purchased by that Lender in the Offshore Overdraft Amount (net of any participations therein purchased by other Lenders) plus (g) the aggregate outstanding principal amount of the Dollar Equivalent of any Offshore Revolving Loans of such Lender (net of any participations therein purchased by other Lenders) plus (h) in the case of any Offshore Overdraft Account Provider with respect to a particular Offshore Currency, the Dollar Equivalent of the relevant Offshore Overdraft Amount (net of any participations therein purchased by other Lenders).

“Revolving Loans” means the Loans made by Lenders to Owens-Brockway pursuant to subsection 2.1A(v).

“Revolving Note” means a promissory note of Owens-Brockway substantially in the form of Exhibit V annexed hereto, issued in favor of Lenders pursuant to subsection 2.1G(iv) to evidence the Revolving Loans made to Owens-Brockway, as they may be amended, supplemented or otherwise modified from time to time. “Revolving Notes” means all such promissory notes collectively, as they may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Same Day Funds” means immediately available funds.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Bank” means an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of June 14, 2006, by and among Company, Owens-Brockway and the Subsidiary Guarantors, in the form attached hereto as Exhibit XVI, as such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent”, (A) with respect to any Person organized under the laws of a state of the United States of America, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; (B) with respect to any Person incorporated in England, Wales or Scotland means that as of the date of determination of solvency the value of such Person’s assets is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities; (C) with respect to any Person organized under the laws of Australia, the Netherlands or Canada means that such Person is able to pay its debts as such debts become due and payable; and (D) with respect to any Person organized under the laws of Switzerland means that as of the date of determination, (i) the value of the assets of such Person is higher than the sum of (a) the liabilities of such Person and (b) half of the share capital of such Person, and (ii) such Person disposes of cash or cash equivalents in an amount that is not less than the total of the short-term liabilities. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligations” means Obligations consisting of the principal of and interest on the Loans, the Domestic Overdraft Amount (and participations therein purchased by the Revolving Lenders pursuant to Section 2.1B), the Offshore Overdraft Amount (and participations therein purchased by the Revolving Lenders pursuant to Section 2.1D(ii)), reimbursement obligations in respect of LC Disbursements and accrued commitment fees payable hereunder to the Revolving Lenders.

“Spot Rate” means, with respect to any foreign exchange computation in respect of any Offshore Currency or otherwise or, with respect to a Letter of Credit, other non-Dollar currency, the rate quoted by the Administrative Agent in accordance with its customary procedures as the spot rate for the purchase by Administrative Agent of Dollars with such currency or the purchase by Administrative Agent of such Offshore Currency with Dollars, as the case may be, through its FX Trading Office at 10:30 A.M. (New York time) on such date as of which the applicable foreign exchange computation is made for delivery two Business Days later.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness incurred by any Foreign Subsidiary or any Joint Venture to which Holdings or any of its Subsidiaries is a party for working capital and general business purposes, (ii) obligations of Holdings or any of its Subsidiaries with respect to capital calls or similar requirements in respect of Joint Ventures to which Holdings or such Subsidiary is a party, (iii) workers compensation liabilities of Holdings or any of its Subsidiaries, (iv) the obligations of third party insurers of Holdings or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (v) Indebtedness of Holdings or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (vi) obligations with respect to leases of Holdings or any of its Subsidiaries, (vii) obligations of Holdings or any of its Subsidiaries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals, and other performance, payment, deposit or surety obligations of Holdings or any of its Subsidiaries, in any such other case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (viii) obligations of Owens Insurance Limited with respect to certain self insurance and reinsurance programs, including obligations under insurance treaties, or (ix) other obligations of Holdings or any of its Subsidiaries for which letter of credit support would be used in the ordinary course of Holdings’ or such Subsidiary’s business consistent with its past practices or otherwise consistent with custom and practice in the industry.

“Subject Lender” has the meaning assigned to that term in subsection 10.7B.

“Subordinated Indebtedness” means any Indebtedness of Holdings or its Subsidiaries incurred from time to time which is subordinated in right of payment to the Obligations in a manner, and otherwise has terms and conditions (including as to amortization, covenants and defaults), reasonably acceptable to Agents.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. As used herein, references to “Subsidiaries” of Company shall include the Borrowers, unless expressly specified otherwise.

“Subsidiary Guarantor” means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty. As of the Closing Date, the Subsidiary Guarantors are set forth on Schedule 1.1B.

“Subsidiary Guaranty” means the Second Amended and Restated Subsidiary Guaranty dated as of June 14, 2006, by and among all wholly-owned Domestic Subsidiaries (excluding Owens-Brockway, the Harbor Capital Subsidiaries, OI Domestic Holdings Inc., Bolivian Investments, Inc., OI Thailand Inc., Sovereign Air, LLC and Maumee Air Associates

Inc.), in the form attached hereto as Exhibit XIII, and as supplemented hereafter under certain circumstances by certain Subsidiaries of Company in accordance with subsection 5.9, and as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

“Swiss Overdraft Account” means an account established by O-I Europe with Swiss Overdraft Account Provider and referenced in a Swiss Overdraft Agreement.

“Swiss Overdraft Account Provider” means Calyon or any successor Swiss Overdraft Account Provider pursuant to subsection 10.2E; provided, however, that no such Lender shall be a successor Swiss Overdraft Account Provider until O-I Europe and such Lender have executed and delivered a Swiss Overdraft Agreement to Administrative Agent.

“Swiss Overdraft Agreement” means that certain agreement between O-I Europe and Calyon, dated on or about June 14, 2006, and any Offshore Overdraft Agreement between O-I Europe, OIEG and any successor Swiss Overdraft Account Provider, in substantially the form of Exhibit VIII annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Europe and such successor Swiss Overdraft Account Provider pursuant to subsection 10.2E, as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Swiss Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Swiss Overdraft Account.

“Swiss Revolving Loan Commitment” means the commitment of a Lender to make Swiss Revolving Loans to O-I Europe pursuant to subsection 2.1C, and “Swiss Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Swiss Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Swiss Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Swiss Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender in respect of a Letter of Credit issued for the account of O-I Europe, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender for the account of O-I Europe (in each case net of any participation purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued for the account of O-I Europe or any unreimbursed drawings under any Letters of Credit issued for the account of O-I Europe plus (d) in the case of Swiss Overdraft Account Provider, the Dollar Equivalent of the Swiss Overdraft Amount (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in the Swiss Overdraft Amount.

“Swiss Revolving Loan Note” means any promissory note of O-I Europe, substantially in the form of Exhibit VI annexed hereto, issued in favor of a Lender pursuant to subsection 2.1G(iv) to evidence the Swiss Revolving Loans of such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

“Swiss Revolving Loans” means any Loans made by Lenders to O-I Europe pursuant to subsection 2.1C.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes.

“Tax” or “Taxes” means any present or future tax, substitute tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, on whomsoever and wherever imposed, levied, collected, withheld or assessed by any foreign, federal, state or local authority.

“Tax Transferee” means any Person who acquires any interest in the Loans (whether or not by operation of law) or the office to which a Lender, Arranger or Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

“Term Loan” means either a Tranche A Term Loan, a Tranche B Term Loan, a Tranche C Term Loan, a Tranche D Term Loan and, if made, an Additional Term Loan or a Refinancing Term Loan, and “Term Loans” means all such Loans collectively.

“Term Loan Commitment” means a Tranche A Term Loan Commitment, a Tranche B Term Loan Commitment, a Tranche C Term Loan Commitment or a Tranche D Term Loan Commitment, and “Term Loan Commitments” means all such commitments.

“Threshold Debt Ratings” means a rating for Owens-Brockway’s senior secured Indebtedness of BB+ or higher by S&P and Ba1 or higher by Moody’s.

“Total Utilization of Australian Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Australian Revolving Loans (other than Australian Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of ACI or (b) repaying the Australian Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by ACI, plus (iii) the Dollar Equivalent of the Australian Overdraft Amount.

“Total Utilization of Canadian Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Canadian Revolving Loans (other than Canadian Revolving Loans made for the purpose of repaying the Canadian Overdraft Amount to the extent not yet so applied) plus (ii) the Dollar Equivalent of the Canadian Overdraft Amount.

“Total Utilization of Dutch Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Dutch Revolving Loans (other than Dutch Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of OIEG or (b) repaying the Dutch Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by OIEG, plus (iii) the Dollar Equivalent of the Dutch Overdraft Amount.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of Owens-Brockway or (b) repaying the Domestic Overdraft Amount, in each case to the extent not yet so applied), plus (ii) the Letter of Credit Usage by Owens-Brockway plus (iii) the Domestic Overdraft Amount plus (iv) the Dollar Equivalent of the aggregate principal amount of all outstanding Offshore Revolving Loans (other than Offshore Revolving Loans made for the purpose of (a) reimbursing the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of an Offshore Borrower or (b) repaying any Offshore Overdraft Amount in each case to the extent not yet so applied) plus (v) the Letter of Credit Usage by the Offshore Borrowers plus (vi) the Dollar Equivalent of the Offshore Overdraft Amounts.

“Total Utilization of Swiss Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Swiss Revolving Loans (other than Swiss Revolving Loans made for the purpose of reimbursing (a) the applicable Issuing Lender for any drawing honored under any Letter of Credit issued for the account of O-I Europe or (b) repaying the Swiss Overdraft Amount, in each case to the extent not yet so applied) plus (ii) all Letter of Credit Usage by O-I Europe, plus (iii) the Dollar Equivalent of the Swiss Overdraft Amount.

“Tranche A Lender” means a Lender that has Tranche A Term Loan Exposure.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make a Tranche A Term Loan to ACI pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche A Term Loans, that Lender’s Tranche A Term Loan Commitment, and (ii) after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

“Tranche A Term Loan Maturity Date” means June 15, 2012.

“Tranche A Term Loan Notes” means the promissory notes of ACI issued pursuant to subsection 2.1G to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit IV-A annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche A Term Loans” means the Tranche A Term Loans made by Lenders to ACI pursuant to subsection 2.1A (i).

“Tranche B Lender” means a Lender that has Tranche B Term Loan Exposure.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Owens-Brockway pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of any Tranche B Term Loan, that Lender’s Tranche B Term Loan Commitment and (ii) after the funding of any Tranche B Term Loan, the sum of the outstanding principal amount of the Tranche B Term Loan of that Lender, plus the amount of that Lender’s Delayed Draw Commitment.

“Tranche B Term Loan Maturity Date” means June 14, 2013.

“Tranche B Term Loan Notes” means any promissory notes of Owens-Brockway issued pursuant to subsection 2.1G to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit IV-B annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche B Term Loans” means the Tranche B Term Loans made by Lenders to Owens-Brockway pursuant to subsection 2.1A(ii).

“Tranche C Lender” means a Lender that has Tranche C Term Loan Exposure.

“Tranche C Term Loan Commitment” means the commitment of a Lender to make a Tranche C Term Loan to
O - I Canada pursuant to subsection 2.1A(iii), and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche C Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche C Term Loans, that Lender’s Tranche C Term Loan Commitment, and (ii) after the funding of the Tranche C Term Loans, the outstanding principal amount of the Tranche C Term Loan of that Lender.

“Tranche C Term Loan Maturity Date” means June 15, 2012.

“Tranche C Term Loan Notes” means any promissory notes of O-I Canada issued pursuant to subsection 2.1G to evidence the Tranche C Term Loans of any Lenders, substantially in the form of Exhibit IV-C annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche C Term Loans” means the Tranche C Term Loans made by Lenders to O-I Canada pursuant to subsection 2.1A(iii).

“Tranche D Lender” means a Lender that has Tranche D Term Loan Exposure.

“Tranche D Term Loan Commitment” means the commitment of a Lender to make a Tranche D Term Loan to OIEG pursuant to subsection 2.1A(iv), and “Tranche D Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche D Term Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the funding of the Tranche D Term Loans, that Lender’s Tranche D Term Loan Commitment, and (ii) after the funding of the Tranche D Term Loans, the outstanding principal amount of the Tranche D Term Loan of that Lender.

“Tranche D Term Loan Maturity Date” means June 14, 2013.

“Tranche D Term Loan Notes” means any promissory notes of OIEG issued pursuant to subsection 2.1G to evidence the Tranche D Term Loans of any Lenders, substantially in the form of Exhibit IV-D annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Tranche D Term Loans” means the Tranche D Term Loans made by Lenders to OIEG pursuant to subsection 2.1A(iv).

“Triggering Asset Sale” means an Asset Sale that generates Net Asset Sale Proceeds equal to or in excess of $25,000,000.

“Type” means (i) with respect to a Commitment other than a Term Loan Commitment or an Offshore Revolving Loan Commitment, a Revolving Loan Commitment, (ii) with respect to an Offshore Revolving Loan Commitment, (a) an Australian Revolving Loan Commitment, (b) a Canadian Revolving Loan Commitment, (c) a Dutch Revolving Loan Commitment or (d) a Swiss Revolving Loan Commitment, (iii) with respect to a Term Loan Commitment, (a) a Tranche A Term Loan Commitment, (b) a Tranche B Term Loan Commitment, (c) a Tranche C Term Loan Commitment or (d) a Tranche D Term Loan Commitment, (iv) with respect to a Loan other than an Offshore Revolving Loan, (a) a Tranche A Term Loan, (b) a Tranche B Term Loan, (c) a Tranche C Term Loan, (d) a Tranche D Term Loan, or (e) a Revolving Loan, and (v) with respect to an Offshore Revolving Loan, (a) an Australian Revolving Loan, (b) a Canadian Revolving Loan, (c) a Dutch Revolving Loan or (d) a Swiss Revolving Loan.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Guarantors” means O-I UK and each other UK Subsidiary that becomes an Offshore Guarantor pursuant to subsection 5.9B.

“UK Subsidiary” means any Subsidiary of Company incorporated under the laws of the UK or any state or territory thereof.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the amount of unfunded benefit liabilities of such Pension Plan as defined in Section 4001(a)(18) of ERISA.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such indebtedness into (b) the total of the products obtained by multiplying (x) the number of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association or other business entity of which 100% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person (other than any directors’ qualifying shares or nominee shares); provided that Avir shall be deemed a Wholly-Owned Subsidiary of OI Italia S.R.L., VMC shall be deemed to be a Wholly-Owned Subsidiary of BSN and BSN Glasspack GmbH & Co. KG shall be deemed to be a Wholly-Owned Subsidiary of BSN Glasspack Beteiligungs Verwaltungs GmbH.

1.2          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Change in Accounting Principles.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP as in effect from time to time, and all calculations in connection with the financial covenants, standards or terms found in Section 1, Section 5 and Section 6 hereof (collectively, “Calculations”) shall utilize accounting principles and policies in conformity with GAAP as in effect from time to time; provided that, in the event there is a change in accounting principles and policies that would result in a change in the method of performing any Calculations as described in subsection 10.9, such change shall not be given effect for purposes of any Calculations until such time as Company and Lenders complete the negotiations provided for in subsection 10.9. Financial statements and other information required to be delivered by any Loan Party to Lenders pursuant to clauses (i), (ii)(a) and (x) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and, if necessary, delivered together with the written statements provided for in subsection 5.1(iv)).

1.3          Other Definitional Provisions; Anniversaries.

References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. For purposes of this Agreement, a monthly anniversary of a specified date shall occur on the same day of the applicable month as the day of the month on which such date occurred; provided that if there is no numerically corresponding day in the applicable month to the day of the month on which such date occurred, the monthly anniversary of such date shall be the last day of the applicable month.

1.4          Dollar Amounts.

For the purposes of the Loan Documents, if a Dollar Equivalent or an Offshore Currency Equivalent needs to be determined, any amount which is denominated in one currency will be converted into the other currency using the Spot Rate on that date.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS AND LOANS; NOTES

2.1          Commitments; Making of Loans; Domestic Overdraft Account; Offshore Overdraft Accounts.

A.            Term Loan and Revolving Loan Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii), 2.1A(iv) and 2.1(A)(v).

(i)            Tranche A Term Loans. Each Tranche A Lender severally agrees to lend to ACI on the Closing Date an amount in ADollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche A Lender’s Tranche A Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche A Term Loan Commitments is A$300,000,000; provided that the Tranche A Term Loan Commitments of each Tranche A Lender shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vi). The Tranche A Term Loans mature on the Tranche A Term Loan Maturity Date, and all Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than that date. Tranche A Term Loans repaid or prepaid may not be reborrowed.

(ii)           Tranche B Term Loans. Each Tranche B Lender severally agrees to lend to Owens-Brockway an amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche B Lender’s Tranche B Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche B Term Loan Commitments is $200,000,000; provided that the Tranche B Term Loan Commitments of each Tranche B Lender shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vi). The Tranche B Term Loan Commitments shall be available in two draws, the first of up to $50,000,000 available on the Closing Date with one additional draw of up to the remainder of the aggregate Tranche B Term Loan Commitments to be made not later than August 14, 2006. The Tranche B Term Loans mature on the Tranche B Term Loan Maturity Date, and all Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than that date. Tranche B Term Loans repaid or prepaid may not be reborrowed. Any Tranche B Term Loan Commitments not utilized on or before August 14, 2006 shall terminate on such date.

(iii)          Tranche C Term Loans. Each Tranche C Lender severally agrees to lend to O-I Canada on the Closing Date an amount in Canadian Dollars not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche C Lender’s Tranche C Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche C Term Loan Commitments is C$138,000,000; provided that the Tranche C Term Loan Commitments of each Tranche C Lender shall be adjusted to give effect to any assignments of the Tranche C Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vi). The Tranche C Term Loans mature on the Tranche C Term Loan Maturity Date, and all Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than that date. Tranche C Term Loans repaid or prepaid may not be reborrowed.

(iv)          Tranche D Term Loans. Each Tranche D Lender severally agrees to lend to OIEG on the Closing Date an amount in Euro not exceeding its Pro Rata Share of the aggregate amount of the Tranche D Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Tranche D Lender’s Tranche D Term Loan Commitment is set forth in the Register and the aggregate amount of the Tranche D Term Loan Commitments is € 200,000,000; provided that the Tranche D Term Loan Commitments of each Tranche D Lender shall be adjusted to give effect to any assignments of the Tranche D Term Loan Commitments pursuant to subsection 10.2 and may be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vi). The Tranche D Term Loans mature on the Tranche D Term Loan Maturity Date, and all Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than that date. Tranche D Term Loans repaid or prepaid may not be reborrowed.

(v)           Revolving Loans. From and after the Closing Date, each Lender with a Revolving Loan Commitment hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make Revolving Loans in Dollars, ADollars and Euro to Owens-Brockway from time to time during the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount at any one time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes and subject to the limitations identified in subsection 2.5A. The amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule A annexed hereto and the aggregate amount of the Revolving Loan Commitments as of the Closing Date is $900,000,000 (or the Offshore Currency Equivalent thereof);  provided, that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.2, shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4 and shall be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(vi). In no event shall the aggregate principal amount of the Revolving Loans to Owens-Brockway from any Lender outstanding at any time exceed its Revolving Loan Commitment then in effect. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

Revolving Loans (other than (y) Revolving Loans made for the purpose of reimbursing any Issuing Lender for the amount of a drawing honored under a Letter of Credit issued by it, which shall be in the amount of such drawing so honored, or (z) Revolving Loans made for the purpose of repaying the Domestic Overdraft Amount, which shall be in an amount equal to the Domestic Overdraft Amount) made on any Funding Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000, in excess of that amount.

(vi)          Additional Loans. (a) With the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), Owens-Brockway, ACI, OIEG and O-I Canada shall have the right at any time (so long as (x) no Potential Event of Default or Event of Default then exists, (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of clause (b) of subsection 5.1(iii) giving pro forma effect to such incurrence (including an assumption that any increase in the Revolving Loan Commitments made pursuant to this subsection is fully drawn on the date of such increase) and evidencing compliance with the covenants referred to in such Compliance Certificate and a Consolidated Senior Secured Leverage Ratio on a pro forma basis of not more than 3.00:1.00 as of the last day of such period), and (z) after giving pro forma effect to such incurrence (including an assumption that any increase in the Revolving Loan Commitments made pursuant to this subsection is fully drawn on the date of such increase) the Revolving Loan Commitments then in effect would exceed the Total Utilization of Revolving Loan Commitments by at least $150,000,000), and from time to time after the Closing Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans, loans and commitments to make loans denominated in Dollars, ADollars and/or Euro, in an aggregate principal amount not to exceed $500,000,000 (or the Offshore Currency Equivalent thereof), which loans may be incurred as one or more tranches of additional term loans or an increase to any tranche of Term Loans (the “Additional Term Loans”) or as an increase to the Revolving Loan Commitments (which increase shall automatically result in a pro rata increase in the aggregate principal amount of each of the Offshore Revolving Loan Commitments (except the Canadian Revolving Loan Commitment) and each of the Offshore Sublimits (except the Offshore Sublimit applicable to O-I Canada)), provided, that, (i) each such additional tranche of term loans, increase to a tranche of term loans, or increase in Revolving Loan Commitments shall be no less than $150,000,000 (or the Offshore Currency Equivalent thereof), (ii) the Revolving Loan Commitments shall not be increased by more than $150,000,000 in the aggregate, (iii) Loans made by way of increase to an existing tranche of Term Loans shall be on terms and conditions identical to those of the other Loans in the tranche so increased, (iv) Loans and Commitments made by way of an increase to the Revolving Loan Commitments shall be on terms and conditions identical to those applicable to the then-existing Revolving Loan Commitments, and (v) term loans made by way of a new tranche of Term Loans shall be pari passu in all respects with, shall have a Weighted Average Life to Maturity no greater than, and shall have a final maturity no earlier than, the Term Loans outstanding to the incurring Borrower.

(b)           If Owens-Brockway, ACI, OIEG or O-I Canada desire to incur Additional Term Loans in accordance with subsection 2.1A(vi)(a), the Borrowers will enter into an amendment with the lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Term Loans, which amendment shall set forth any terms and conditions of the Additional Term Loans not covered by this Agreement as agreed by the applicable Borrowers and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Term Loans if requested by the lenders advancing Additional Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this subsection 2.1A(vi) and of the other provisions of this Agreement. Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the Additional Term Loans. No consent of any Lender (other than any Lender making Additional Term Loans) is required to permit the Loans contemplated by this subsection 2.1A(vi) or the aforesaid amendment to effectuate the Additional Term Loans. No Lender shall have any obligation, whether express or implied, to commit to provide any Additional Term Loans. This section shall supersede any provisions contained in this Agreement, including, without limitation, subsection 10.7.

(c)           If Owens-Brockway desires to increase the Revolving Loan Commitments in accordance with subsection 2.1A(vi)(a), the Borrowers will enter into an amendment with the existing Revolving Lenders and/or new lenders willing to provide the increase to the Revolving Loan Commitments (which, in the case of new lenders, shall upon execution thereof become Revolving Lenders hereunder), which amendment shall provide for such increase to the Revolving Loan Commitments, and shall provide for the issuance of Revolving Notes to evidence such Revolving Loans if requested by the Revolving Lenders, with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this subsection 2.1A(vi) and of the other provisions of this Agreement. Borrowers shall, and shall cause the Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such increase. No consent of any Lender (other than any Revolving Lender providing the increase to the Revolving Loan Commitments) is required to effectuate an increase in the aggregate principal amount of Revolving Loan Commitments (and the ratable increase in the aggregate principal amount of the Offshore Revolving Loan Commitments and the Offshore Sublimits) pursuant to this subsection 2.1A(vi) or the aforesaid amendment. No Revolving Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Loan Commitment.

Upon effectiveness of any such increase to the Revolving Loan Commitment, the applicable Pro Rata Share of each Revolving Lender will be adjusted to give effect to the increase in Revolving Loan Commitments and the Offshore Revolving Loan Commitments and the Administrative Agent shall provide notice to each Revolving Lender of its adjusted Pro Rata Share after giving effect to such increase. Each new Revolving Lender shall assume from the existing Revolving Lenders a portion of the outstanding Revolving Loans and Offshore Revolving Loans equal to its Pro Rata Share. To the extent that the adjustment of Pro Rata Shares results in (x) loss or expenses to any Lender as a result of the prepayment of any Eurocurrency Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Borrowers shall be responsible for such loss or expense pursuant to subsection 2.6E.

(vii)         Refinancing Term Loans. (a) Owens-Brockway, ACI, OIEG and O-I Canada shall have the right at any time (so long as (x) no Potential Event of Default or Event of Default then exists and (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of clause (b) of subsection 5.1(iii) giving pro forma effect to such incurrence and evidencing compliance with the covenants referred to in such Compliance Certificate), to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans to Owens-Brockway, ACI, OIEG and/or O-I Canada, as applicable (the “Refinancing Term Loans”) in an aggregate principal amount not to exceed the aggregate amount of Tranche A Term Loans (in the case of ACI), Tranche B Term Loans (in the case of Owens-Brockway), Tranche C Term Loans (in the case of O-I Canada) and Tranche D Term Loans (in the case of OIEG) and theretofore made to such Borrower and thereafter repaid (or to be repaid with the proceeds of such Refinancing Term Loans). Refinancing Term Loans may be incurred as one or more tranches (of at least $150,000,000 each) of Refinancing Term Loans as determined by Agents that are pari passu in all respects with, have a Weighted Average Life to Maturity of not less than, have a final maturity no earlier than and shall otherwise be (except as to pricing) on terms and conditions substantially similar to, the Type of Term Loan such tranche of Refinancing Term Loans is to replace or refinance.

(b)           If Owens-Brockway, ACI, OIEG and/or O-I Canada desires to incur Refinancing Term Loans, Owens-Brockway, ACI, OIEG and/or O-I Canada, as

applicable, will enter into an amendment with the lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Refinancing Term Loans, which amendment shall set forth any terms and conditions of the Refinancing Term Loans not covered by this Agreement as agreed by Owens-Brockway, ACI, OIEG and/or O-I Canada, as applicable, and such Lenders, and shall provide for the issuance of promissory notes to evidence the Refinancing Term Loans if requested by the lenders advancing Refinancing Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Agents and consistent with the terms of this subsection 2.1A(vii) and of the other provisions of this Agreement. Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the Refinancing Term Loans. No consent of any Lender (other than any Lender making Refinancing Term Loans) is required to permit the Loans contemplated by this subsection 2.1A(vii) or the aforesaid amendment to effectuate the Refinancing Term Loans. No Lender shall have any obligation, whether express or implied, to commit to provide any Refinancing Term Loans. This section shall supersede any provisions contained in this Agreement, including, without limitation, subsection 10.7.

B.            Domestic Overdraft Account. Lenders agree that Owens-Brockway and Administrative Agent may establish and maintain the Domestic Overdraft Account to be established pursuant to the Domestic Overdraft Agreement; provided that (i) the Domestic Overdraft Amount shall not exceed at any time $100,000,000, and (ii) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect. Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in subsection 2.1A(v) with respect to the making of Revolving Loans), Lenders and Owens-Brockway further agree that Administrative Agent at any time in its sole and absolute discretion may, upon notice to Owens-Brockway and Revolving Lenders, require each Revolving Lender (including Administrative Agent) on one Business Day’s notice to make a Revolving Loan on behalf of Owens-Brockway in an amount equal to that Lender’s Pro Rata Share, or, in the sole and absolute discretion of Administrative Agent, require each other Revolving Lender to purchase a participation in amounts due with respect to the Domestic Overdraft Amount in an amount equal to that Lender’s Pro Rata Share of the Domestic Overdraft Amount; provided, however, that the obligation of each such Lender to make each such Revolving Loan on behalf of Owens-Brockway or to purchase each such participation in the Domestic Overdraft Amount is subject to the condition that at the time such extension of credit under the Domestic Overdraft Agreement was made the duly authorized officer of Administrative Agent responsible for the administration of Administrative Agent’s credit relationship with Owens-Brockway believed in good faith that (x) no Event of Default had occurred and was continuing or (y) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under subsection 10.7, all Lenders or all Lenders directly affected, as applicable) at the time such extension of credit under the Domestic Overdraft Agreement was made. In the case of Revolving Loans made by Lenders other than Administrative Agent under the immediately preceding sentence, each such Lender shall make the amount of its Revolving Loan available to Administrative Agent, in Same Day Funds, at the Funding and Payment Office not later than

1:00 P.M. (New York time) on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to Administrative Agent (and not to Owens-Brockway or any other Loan Party) and applied to repay the Domestic Overdraft Amount. On the day such Revolving Loans are made, Administrative Agent’s Pro Rata Share of the Domestic Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Revolving Loan made by Administrative Agent and such portion of the Domestic Overdraft Amount deemed to be so paid shall no longer be outstanding. Owens-Brockway authorizes Administrative Agent to charge its account with Administrative Agent (up to the amount available in such account) in order to immediately pay Administrative Agent the amount of the Domestic Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from Administrative Agent, are not sufficient to repay in full the Domestic Overdraft Amount to be refunded and provided further that Administrative Agent shall give Owens-Brockway notice of such charges prior thereto or as soon as reasonably practicable thereafter. Each Revolving Loan made in accordance with the foregoing shall be made as a Base Rate Loan. If any portion of any such amount paid to Administrative Agent should be recovered by or on behalf of Owens-Brockway from Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 10.6. In the event that Administrative Agent requires the other Revolving Lenders to purchase participations in the Domestic Overdraft Amount, payment for such participations shall be made directly to Administrative Agent at the Funding and Payment Office not later than 1:00 P.M. (New York time) on the Business Day next succeeding the date notice to purchase such participations is given. Except as provided above in this subsection 2.1B (and, in the case of the obligation to make Revolving Loans, except for the satisfaction of the conditions specified in subsection 3.1 and 3.2) each Lender’s obligation to make Revolving Loans pursuant to this subsection 2.1B and to purchase participations in the Domestic Overdraft Amount pursuant to this subsection 2.1B shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, any Loan Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Potential Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Loan Party; (iv) any breach of this Agreement by any Loan Party or any other Revolving Lender; or (v) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Revolving Loans are terminated in accordance with Section 7, Lenders having a Revolving Loan Commitment shall thereafter only be obligated to purchase participations in the Domestic Overdraft Amount as provided in this subsection 2.1B. In the event that any Lender fails to make available to Administrative Agent the amount of any of such Lender’s Revolving Loans required to be made pursuant to this subsection 2.1B or the amount of any participations in the Domestic Overdraft Amount which are required to be purchased from Administrative Agent by such Lender pursuant to this subsection 2.1B, Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 2.1B shall be deemed to prejudice the right of any Lender to recover from Administrative Agent any amounts made available by such Lender to Administrative Agent pursuant to this subsection 2.1B in respect of any extension of credit by Administrative Agent under the Domestic Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by Administrative Agent constituted gross negligence or willful misconduct on the part of Administrative Agent.

Any notice given by Administrative Agent to Lenders pursuant to the immediately preceding paragraph shall be concurrently given by Administrative Agent to Owens-Brockway or Borrowers’ Agent.

C.            Offshore Revolving Loan Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Offshore Borrower may request, in accordance with the provisions of this subsection 2.1C, that Lenders with a Revolving Loan Commitment make Offshore Revolving Loans. The making of Offshore Revolving Loans shall reduce the availability of Revolving Loans to Owens-Brockway on a dollar-for-dollar basis to the extent of the Dollar Equivalent of the Offshore Revolving Loans outstanding. Subject to the limitations set forth below, (a) each Revolving Lender hereby severally agrees to make Australian Revolving Loans to ACI in Dollars, ADollars and Euro from time to time during the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date, in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Australian Revolving Loan Commitments; (b) each Revolving Lender hereby severally agrees to make Dutch Revolving Loans to OIEG in Dollars, ADollars and Euro from time to time during the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Dutch Revolving Loan Commitments; (c) each Revolving Lender hereby severally agrees to make Swiss Revolving Loans to O-I Europe in Euro from time to time during the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Swiss Revolving Loan Commitments; and (d) each Revolving Lender hereby severally agrees to make Canadian Revolving Loans to O-I Canada in Dollars from time to time during the period from and including the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Canadian Revolving Loan Commitments; provided, however, Lenders shall not be obligated to make Canadian Revolving Loans (and O-I Canada may not request any such Loans) at any time a Canadian Overdraft Agreement is in effect, except to repay the Canadian Overdraft Amount upon notice from the Canadian Overdraft Account Provider pursuant to subsection 2.1D(ii). The proceeds of all such Offshore Revolving Loans shall be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Australian Revolving Loan Commitment, each Lender’s Canadian Revolving Loan Commitment, each Lender’s Dutch Revolving Loan Commitment and each Lender’s Swiss Revolving Loan Commitment in each case as of the Closing Date is set forth opposite its name in Schedule A annexed hereto and the aggregate amounts of the (i) the Australian Revolving Loan Commitments, (ii) the Canadian Revolving Loan Commitments; (iii) the Dutch Revolving Loan Commitments and (iv) the Swiss Revolving Loan Commitments (in each case set forth in Schedule A) are, as of the Closing Date, (i) $300,000,000, (ii) $20,000,000, (iii) $425,000,000 and (iv) $425,000,000, respectively; provided that the Offshore Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments thereof pursuant to subsection 10.2, shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4G and shall be increased from time to time by the amount of any increase thereto made pursuant to subsection 2.1A(vi)(c). In no event shall (i) the aggregate principal amount of the Australian Revolving Loans of any Lender outstanding at any time exceed its Australian Revolving Loan Commitment then in effect, (ii) the aggregate principal amount of the Canadian Revolving Loans of any Lender outstanding at any time exceed its Canadian Revolving Loan Commitment then in effect, (iii) the aggregate principal amount of the Dutch Revolving Loans of any Lender outstanding at any time exceed its Dutch Revolving Loan Commitment then in effect or (iv) the aggregate principal amount of the Swiss Revolving Loans of any Lender outstanding at any time exceed its Swiss Revolving Loan Commitment then in effect. Each Lender’s Offshore Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Offshore Revolving Loans and all other amounts owed hereunder with respect to the Offshore Revolving Loans and the Offshore Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1C may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, no Offshore Borrower shall request Lenders to make any Offshore Revolving Loans (and no Lender shall be obligated to make Offshore Revolving Loans) if, immediately after giving effect to the making of such Offshore Revolving Loans:

(1)           the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(2)           the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect;

(3)           the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect; or

(4)           the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect; or

(5)           the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Loan Commitments then in effect.

Offshore Revolving Loans made on any Funding Date (other than (y) Offshore Revolving Loans made for the purpose of reimbursing any Issuing Lender for the amount of a drawing honored under a Letter of Credit issued by it for the account of any Offshore Borrower, which shall be in the amount of such drawing so honored, or (z) Offshore Revolving Loans made for the purpose of repaying any Offshore Overdraft Amount, which shall be in an amount equal to the Offshore Overdraft Amount) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

Each Offshore Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each Offshore Revolving Loan of such Lender made to such

Offshore Borrower on or before the Revolving Loan Commitment Termination Date or such earlier date on which such Offshore Revolving Loans become due and payable pursuant to Section 7. Each Offshore Borrower hereby further agrees and promises to pay to the Lenders interest on the unpaid principal amount of each Offshore Revolving Loan of such Lender made to such Offshore Borrower from time to time outstanding from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of this Agreement.

D.            Offshore Overdraft Accounts.

(i)            Lenders agree that ACI, O-I Canada, OIEG and O-I Europe may each establish and maintain an Offshore Overdraft Account with an Offshore Overdraft Provider pursuant to an Offshore Overdraft Agreement; provided that (a) (1) the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $30,000,000, (2) the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $20,000,000 and (3) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $60,000,000, and (b) in no event shall an Offshore Borrower request an extension of credit under an Offshore Overdraft Agreement (and no Offshore Overdraft Account Provider shall be obligated to extend credit under an Offshore Overdraft Agreement) if, after giving effect to such extension of credit:

(1)           the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(2)           the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect;

(3)           the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect;

(4)           the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect; or

(5)           the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Loan Commitments then in effect.

(ii)           Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in subsection 2.1C with respect to the making of Offshore Revolving Loans), Lenders and each Offshore Borrower further agree that any Offshore Overdraft Account Provider at any time in its sole and absolute discretion may, upon notice to the relevant Offshore Borrower, the Administrative Agent and the Lenders, require each Revolving Lender (including such Offshore Overdraft Account Provider) on one Business Day’s notice to (a) make an Offshore Revolving Loan in Dollars (in the case of such a Loan to O-I Canada), ADollars (in the case of such a Loan to ACI) or Euro (in the case of such a Loan to OIEG or O-I Europe) in an amount equal to that Lender’s Pro Rata Share (determined with respect to such Type of Offshore Revolving Loan Commitments) of the relevant Offshore Overdraft

Amount (calculated in the case of such a Loan to O-I Canada by reference to the applicable Spot Rate on the date such Offshore Revolving Loan is to be made) or, (b) in the event the relevant Type of Offshore Revolving Loan Commitment has terminated or the conditions for the making of such Offshore Revolving Loans under subsection 3.2 are not satisfied, require each Revolving Lender to purchase a participation in Dollars (in the case of the Canadian Overdraft Amount), ADollars (in the case of the Australian Overdraft Amount) or Euro (in the case of the Dutch Overdraft Amount or Swiss Overdraft Amount) in amounts due with respect to the relevant Offshore Overdraft Account in an amount equal to that Lender’s Pro Rata Share of the relevant Offshore Overdraft Amount (calculated in the case of a Participation in the Canadian Overdraft Amount by reference to the applicable Spot Rate on the date such participation is to be purchased); provided, however, that the obligation of each Revolving Lender to make each such Offshore Revolving Loan or of each Revolving Lender to purchase each such participation in any such Offshore Overdraft Amount is subject to the condition that at the time such extension of credit under the applicable Offshore Overdraft Agreement was made the duly authorized officer of such Offshore Overdraft Account Provider responsible for the administration of such Offshore Overdraft Account Provider’s credit relationship with the relevant Offshore Borrower believed in good faith that (a) no Event of Default had occurred and was continuing or (b) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under subsection 10.7, all Lenders or all Lenders with Obligations directly affected, as applicable) at the time such extension of credit under such Offshore Overdraft Agreement was made. In the case of Offshore Revolving Loans or participation purchases made by Lenders other than Administrative Agent under the immediately preceding sentence, each such Lender shall make the amount of its Offshore Revolving Loan or the amount of its participation, as applicable, available to Administrative Agent in Same Day Funds in the applicable currency, at the Funding and Payment Office not later than 12:00 Noon (New York time) on the Business Day next succeeding the date such notice is given and upon such transfer such Offshore Revolving Loans shall be deemed made or such participations purchased, as the case may be. The proceeds of such Offshore Revolving Loans or participation purchases shall be delivered by Administrative Agent to such Offshore Overdraft Account Provider (and not to any Borrower or other Loan Party) as soon as practicable and applied to repay the relevant Offshore Overdraft Amount. On the day such Offshore Revolving Loans are made or such participations are purchased, such Offshore Overdraft Account Provider’s Pro Rata Share of the Offshore Overdraft Amount being refunded shall be deemed to be paid with the proceeds of an Offshore Revolving Loan made by such Offshore Overdraft Account Provider and such portion of the Offshore Overdraft Amount deemed to be so paid shall no longer be outstanding. Each Offshore Borrower authorizes the Offshore Overdraft Account Provider to charge such Offshore Borrower’s accounts with such Offshore Overdraft Account Provider (up to the amount available in each such account) in order to immediately pay such Offshore Overdraft Account Provider the amount of the Offshore Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from such Offshore Overdraft Account Provider, are not sufficient to repay in full the Offshore Overdraft Amount to be refunded; provided that such Offshore Overdraft Account Provider shall give such Offshore Borrower notice of such charges prior thereto or as soon as reasonably practicable thereafter. Each Offshore Revolving Loan made in accordance with the foregoing shall be made as a Base Rate Loan. If any portion of any such amount paid to any Offshore Overdraft Account Provider should be recovered by or on behalf of such Offshore Borrower from such Offshore Overdraft Account Provider in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.6.

(iii)          Except as provided above in this subsection 2.1D (and, in the case of the obligation to make Offshore Revolving Loans, except for the satisfaction of the conditions specified in subsections 3.1 and 3.2), each Lender’s obligation to make Offshore Revolving Loans pursuant to this subsection 2.1D and the obligation of each Revolving Lender to purchase participations in any Offshore Overdraft Amount pursuant to this subsection 2.1D shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Offshore Overdraft Account Provider, any Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or a Potential Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by any Borrower or any other Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Offshore Revolving Loans are terminated in accordance with Section 7, Revolving Lenders shall thereafter only be obligated to purchase participations in the relevant Offshore Overdraft Amount as provided in this subsection 2.1D. In the event that any Lender fails to make available to the relevant Administrative Agent the amount of any of such Lender’s Offshore Revolving Loans required to be made pursuant to this subsection 2.1D or to the Administrative Agent the amount of any participations in the relevant Offshore Overdraft Amount which are required to be purchased from such Offshore Overdraft Account Provider by such Lender pursuant to this subsection 2.1D, such Offshore Overdraft Account Provider shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Offshore Overdraft Account Provider for the correction of errors among banks in the relevant jurisdiction for three Business Days and thereafter at the Base Rate. Nothing in this subsection 2.1D shall be deemed to prejudice the right of any Lender to recover from any Offshore Overdraft Account Provider any amounts made available by such Lender to such Offshore Overdraft Account Provider pursuant to this subsection 2.1D in respect of any extension of credit by such Offshore Overdraft Account Provider under the relevant Offshore Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by such Offshore Overdraft Account Provider constituted gross negligence or willful misconduct on the part of such Offshore Overdraft Account Provider.

(iv)          Any notice given by any Offshore Overdraft Account Provider to the relevant Lenders pursuant to subsection 2.1D(iii) shall be concurrently given by such Offshore Overdraft Account Provider to the Administrative Agent and the applicable Offshore Borrower or Borrowers’ Agent.

(v)           Not later than the end of the first and third week of each month, and promptly upon request by Administrative Agent, each Offshore Overdraft Account Provider shall deliver to Administrative Agent a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Account since the last such report and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report.

(vi)          Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by any Borrower therefrom, shall modify, terminate or waive in any manner adverse to any Offshore Overdraft Account Provider any provision of this subsection 2.1D or any other provision of this Agreement directly relating to the Offshore Overdraft Accounts or the Offshore Overdraft Amounts (including any provision directly relating to the repayment of the Offshore Overdraft Amounts with the proceeds of Offshore Revolving Loans or directly relating to the obligations of Lenders to purchase participations in the Offshore Overdraft Amounts) without the written concurrence of the applicable Offshore Overdraft Account Providers.

E.             Notice of Borrowing.

(i)            Whenever a Borrower desires that Lenders make Term Loans, Revolving Loans or Offshore Revolving Loans, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York time) (w) at least one Business Day in advance of the proposed Funding Date, in the case of any Base Rate Loan, (x) at least two Business Days in advance of the proposed Funding Date, in the case of a B/A Discount Rate Loan, (y) at least three Business Days in advance of the proposed Funding Date, in the case of a Eurocurrency Rate Loan (other than a Eurocurrency Rate Loan denominated in ADollars) or (z) at least four Business Days in advance of the proposed Funding Date, in the case of a Eurocurrency Rate Loan denominated in ADollars. The Notice of Borrowing shall specify (1) the proposed Funding Date (which shall be a Business Day), (2) the amount, currency and Type of the proposed Loans, (3) whether such Loans are initially to consist of Base Rate Loans, Eurocurrency Rate Loans, B/A Discount Rate Loans, or a combination thereof, and (4) if such Loans, or any portion thereof, are initially to be Eurocurrency Rate Loans or B/A Discount Rate Loans, the amounts thereof and the initial Interest Periods therefor; and except as set forth in subsection 3.2B, such Notice of Borrowing shall further certify that subsection 3.2B is satisfied on and as of that Funding Date; provided that the minimum amount of Revolving Loans, if any, to be made on any Funding Date as Eurocurrency Rate Loans with a particular Interest Period shall be $10,000,000 and integral multiples of $1,000,000 in excess of that amount and the minimum amount of Offshore Revolving Loans to be made on any Funding Date shall be as set forth in subsection 2.1C; and provided further that, O-I Canada may not deliver a Notice of Borrowing requesting a Canadian Revolving Loan at any time a Canadian Overdraft Agreement is in effect. Notwithstanding anything in this Agreement to the contrary, no Lender shall make or be obligated to make a Revolving Loan or an Offshore Revolving Loan if it shall have received notification of a delivery of a Loan Limitation Notice to a Borrower with respect to such Revolving Loan or Offshore Revolving Loan from Administrative Agent on or prior to the first Business Day immediately preceding the proposed Funding Date for such Revolving Loan or Offshore Revolving Loan. Term Loans, Revolving Loans and Offshore Revolving Loans may be continued as or converted into Base Rate Loans, Eurocurrency Rate Loans or B/A Discount Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, a Borrower may give Administrative Agent irrevocable telephonic notice by the required time of any proposed borrowing under this subsection 2.1; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or prior to the Funding Date of the requested Loans.

(ii)           Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above which Administrative Agent or Lender, as the case may be, believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the relevant Borrower, as the case may be, or for otherwise acting in good faith under this subsection 2.1E, and upon funding of Loans by any Lender in accordance with this Agreement pursuant to any such telephonic notice such Borrower shall have effected Loans hereunder.

(iii)          Except as provided in subsection 2.6D, a Notice of Borrowing for a Eurocurrency Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower giving such notice shall be bound to make a borrowing in accordance therewith, unless such Borrower pays to Lenders such amounts as may be due under subsection 2.6D(iii) for failure of a borrowing of a Eurocurrency Rate Loan to occur on the date specified therefor in a Notice of Borrowing (or telephonic notice in lieu thereof).

(iv)          Promptly after receipt of a Notice of Borrowing pursuant to this subsection 2.1E (or telephonic notice in lieu thereof) with respect to any Revolving Loans or Offshore Revolving Loans, Administrative Agent may (but shall not be obligated to) calculate whether, before and after giving effect to the making of the relevant Loans:

(1)           (A) the Total Utilization of Revolving Loan Commitments shall exceed (B) the Revolving Loan Commitments then in effect;

(2)           the Total Utilization of Australian Revolving Loan Commitments shall exceed the Australian Revolving Loan Commitments then in effect;

(3)           the Total Utilization of Dutch Revolving Loan Commitments shall exceed the Dutch Revolving Loan Commitments then in effect;

(4)           the Total Utilization of Swiss Revolving Loan Commitments shall exceed the Swiss Revolving Loan Commitments then in effect; and

(5)           the Total Utilization of Canadian Revolving Loan Commitments shall exceed the Canadian Revolving Loan Commitments then in effect.

In the event that Administrative Agent determines that any of the statements in clauses (1) through (5) is true or will be true after giving effect to the making of the relevant Loans, Administrative Agent shall deliver to each Borrower written notice (a “Loan Limitation Notice”) thereof, and shall notify each Lender promptly of its delivery of such notice.

F.             Disbursement of Funds.

(i)            All Term Loans, Revolving Loans and Offshore Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Revolving Loan Commitments, Australian Revolving Loan Commitments, Canadian Revolving Loan Commitments, Dutch Revolving Loan Commitments, Swiss Revolving Loan Commitments, Tranche A Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments or Tranche D Term Loan Commitments, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Term Loan, a Revolving Loan or an Offshore Revolving Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt of a Notice of Borrowing pursuant to subsection 2.1E (or telephonic notice in lieu thereof) or the deemed receipt of a Notice of Borrowing pursuant to subsection 2.8D, Administrative Agent shall notify each applicable Lender of the proposed borrowing. Each Lender shall make the amount of its Term Loan or Revolving Loan or Offshore Revolving Loan available to Administrative Agent, in Same Day Funds, at the Funding and Payment Office not later than 12:00 noon (New York time) on the Funding Date. From and after the Closing Date, except as provided in subsection 2.1B (with respect to the repayment of the Domestic Overdraft Amount), subsection 2.1D(ii) (with respect to the repayment of any Offshore Overdraft Amount) and subsection 2.8D (with respect to the reimbursement of amounts drawn under Letters of Credit), upon the satisfaction or waiver of the conditions precedent specified in subsection 3.2, Administrative Agent shall make the proceeds of Term Loans, Revolving Loans and Offshore Revolving Loans, in each case available to the Borrower requesting such Loans on such Funding Date by causing an amount of Same Day Funds equal to the proceeds of all such Revolving Loans or Offshore Revolving Loans received by Administrative Agent to be credited to the account of such Borrower at such office of Administrative Agent.

(ii)           Unless Administrative Agent shall have been notified by any Lender prior to any Funding Date that such Lender does not intend to make available to Administrative Agent such Lender’s Loan on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative

Agent at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately pay such corresponding amount to Administrative Agent. If such Borrower does not pay such corresponding amount, Administrative Agent may require each Revolving Lender to purchase a participation in the amount unpaid by such Borrower in an amount equal to that Lender’s Pro Rata Share of such unpaid amount. Nothing in this subsection 2.1F shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

G.            The Register; Notes.

(i)            Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain, at its address referred to in subsection 10.10, a register for the inscription of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). Borrowers, Borrowers’ Agent, Agents, and Lenders may treat each Person whose name is inscribed in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Company, Borrowers, Borrowers’ Agent or the Agents at any reasonable time and from time to time upon reasonable prior notice. In addition, Administrative Agent shall make the Register available for inspection by the Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(ii)           Administrative Agent shall inscribe in the Register the Commitments and the Loans from time to time of each Lender, the amount of each Lender’s participation in outstanding Letters of Credit and each repayment or prepayment in respect of the principal amount of the Loans of each Lender and the principal amount owing from time to time by each Borrower in respect of each Loan to each Lender of such Loan. Any such inscription shall be conclusive and binding on each Borrower and each Lender, absent manifest or demonstrable error; provided that failure to make any such inscription, or any error in such inscription, shall not affect any Borrower’s Obligations in respect of the applicable Loans. The inscription in the Register of the principal amount owing from time to time by the Borrowers in respect of each Tranche A Term Loan or Australian Revolving Loan shall constitute an unconditional and irrevocable covenant by ACI in favor of the Person whose name is so inscribed as the Lender in respect of such Loan that ACI will make all payments of principal and interest in respect of the Loan in accordance with this Agreement, make all other payments required by this Agreement to be made by it in respect of such Loan and otherwise perform all of its obligations under this Agreement in full and by the due date.

(iii)          Each Lender shall record on its internal records (including, without limitation, any promissory note described in subsection 2.1G(iv)) the amount of each Loan made by it and each payment in respect thereof and, in the case of a Lender with respect to each Loan made by it to an Offshore Borrower, the identity of the Offshore

Borrower in respect thereof, the amount thereof and each Interest Period applicable thereto; provided that in the event of any inconsistency between the Register and any Lender’s records, the inscriptions in the Register shall govern, absent manifest or demonstrable error.

(iv)          If so requested by any Lender having Tranche B Term Loan Exposure or Revolving Loan Exposure by written notice to Owens-Brockway (with a copy to Administrative Agent) at any time, Owens-Brockway shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after Owens-Brockway’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Tranche B Term Loans or Revolving Loans, substantially in the form of Exhibit IV-B and/or Exhibit V hereto. If so requested by any Lender having Tranche D Term Loan Exposure or Dutch Revolving Loan Exposure by written notice to OIEG (with a copy to Administrative Agent and Borrowers’ Agent) at any time, OIEG shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after OIEG’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Tranche D Term Loans or Dutch Revolving Loans, substantially in the form of Exhibit IV-D and/or Exhibit VI hereto, respectively. If so requested by any Lender having Tranche C Term Loan Exposure or Canadian Revolving Loan Exposure by written notice to O-I Canada (with a copy to Administrative Agent and Borrowers’ Agent), O-I Canada shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after O-I Canada’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Canadian Revolving Loans, substantially in the form of Exhibit IV-C and/or Exhibit VI hereto, respectively. If so requested by any Lender having Swiss Revolving Loan Exposure by written notice to O-I Europe (with a copy to Administrative Agent and Borrowers’ Agent), O-I Europe shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.2 hereof), promptly after O-I Europe’s and Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Swiss Revolving Loans, substantially in the form of Exhibit VI hereto.

Tranche A Term Loans and Australian Revolving Loans will be issued by ACI to the Lenders as debentures in inscribed form. Such issue will be effected by inscription of each Loan and the name of each Lender as described in this subsection 2.1G. Such inscription shall be made on behalf of ACI for the purposes of issuing the debentures. In addition, ACI shall execute and deliver to each Lender having Tranche A Term Loans or Australian Revolving Loan Exposure one or more Tranche A Term Loan Notes and/or Australian Revolving Loan Notes, substantially in the form of Exhibit IV-A and/or Exhibit VI hereto, respectively, immediately after the making of such Tranche A Term Loans or Australian Revolving Loans.

From time to time, upon receipt of notice from any Lender (with a copy to Administrative Agent and Borrowers’ Agent) ACI shall execute and deliver additional Tranche A Term Loan Notes and/or Australian Revolving Loan Notes substantially in the form of Exhibit

IV-A and/or Exhibit VI hereto to any Person who is an assignee of a Lender of such Type of Loan or Commitment pursuant to subsection 10.2 hereof.

2.2          Interest on the Loans.

A.            Rate of Interest.

(i)            All Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (a) in the case of Loans denominated in Dollars, the Base Rate or the Eurocurrency Rate; (b) in the case of Loans denominated in ADollars, the Eurocurrency Rate; (c) in the case of Loans denominated in Canadian Dollars, the Base Rate or the B/A Discount Rate and (d) in the case of Loans denominated in Euro, the Eurocurrency Rate. Except for Loans denominated in ADollars and Euro (which must be made and continue as Eurocurrency Rate Loans) and except to the extent that this Agreement specifically provides that certain Loans must be made as, continued as, or converted into Base Rate Loans, the applicable basis for determining the rate of interest with respect to Term Loans, Revolving Loans and Offshore Revolving Loans shall be selected by a Borrower at the time such Borrower gives a Notice of Borrowing pursuant to subsection 2.1E (or is deemed to have given a Notice of Borrowing pursuant to subsection 2.8D) or at the time a Notice of Conversion/Continuation is given pursuant to subsection 2.2D. Except in the case of Loans denominated in ADollars or Euro, if on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. If on any day Loans denominated in ADollars or Euro are outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then such Loan shall be automatically continued as a Eurocurrency Loan with a one month Interest Period.

Term Loans, Revolving Loans and Offshore Revolving Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin;

(b)           if a Eurocurrency Rate Loan, then at the sum of the Eurocurrency Rate plus the Applicable Eurocurrency Margin; or

(c)           if a B/A Discount Rate Loan, then at the sum of the B/A Discount Rate plus the Applicable Eurocurrency Margin.

B.            Interest Periods.

In connection with each Eurocurrency Rate Loan or B/A Discount Rate Loan, the Borrower requesting such Loan shall elect an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a one, two, three or six month period (or, with Administrative Agent’s consent, a one, two or three week period); provided that:

(i)            the initial Interest Period for any such Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurocurrency Rate Loan or a B/A Discount Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurocurrency Rate Loan or a B/A Discount Rate Loan;

(ii)           in the case of immediately successive Interest Periods applicable to a Eurocurrency Rate Loan or a B/A Discount Rate Loan continued as such pursuant to a Notice of Conversion/Continuation or otherwise, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)          if an Interest Period with respect to any Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          any Interest Period with respect to any Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(v)           no Interest Period with respect to any Tranche A Term Loan shall extend beyond the Tranche A Term Loan Maturity Date;

(vi)          no Interest Period with respect to any Tranche B Term Loan shall extend beyond the Tranche B Term Loan Maturity Date;

(vii)         no Interest Period with respect to any Tranche C Term Loan shall extend beyond the Tranche C Term Loan Maturity Date;

(viii)        no Interest Period with respect to any Tranche D Term Loan shall extend beyond the Tranche D Term Loan Maturity Date;

(ix)           no Interest Period with respect to any Revolving Loan or Offshore Revolving Loan shall extend beyond the Revolving Loan Commitment Termination Date.

(x)            there shall be no more than 20 Interest Periods outstanding at any time with respect to Eurocurrency Rate Loans to Owens-Brockway and there shall be no more than (a) 15 Interest Periods outstanding at any time with respect to Australian Revolving Loans and Tranche A Term Loans, (b) 5 Interest Periods outstanding at any time with respect to Canadian Revolving Loans and Tranche C Term Loans, (c) 10 Interest Periods outstanding at any time with respect to Dutch Revolving Loans and

Tranche D Term Loans, and (d) 10 Interest Periods outstanding at any time with respect to Swiss Revolving Loans;

(xi)           in the event a Borrower fails to specify an Interest Period in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month; and

(xii)          no Interest Period shall more than thirty days (and no Base Rate Loan may be converted into a Eurodollar Rate Loan or B/A Discount Rate Loan with an Interest Period of more than thirty days) until the earlier of the  thirtieth day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Term Loans and Revolving Loan Commitments has been completed.

C.            Interest Payments. Subject to subsection 2.2E, interest shall be payable on the Loans as follows:

(i)            interest on each Base Rate Loan shall be payable in arrears on and to each March 15, June 15, September 15, and December 15 of each year, commencing on September 15, 2006, and at maturity; and

(ii)           interest on each Eurocurrency Rate Loan and B/A Discount Rate Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity.

D.            Conversion or Continuation. Subject to the provisions of subsections 2.6 and 2.2B(xii), the applicable Borrower shall have the option (i) to convert at any time all or any part of its outstanding Term Loans (other than Loans denominated in Euro or ADollars which shall always constitute Eurocurrency Rate Loans), Revolving Loans or Offshore Revolving Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, and (ii) upon the expiration of any Interest Period applicable to a Eurocurrency Rate Loan or B/A Discount Rate Loan, to continue all or any portion of such Eurocurrency Rate Loan or B/A Discount Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurocurrency Rate Loan, and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued, provided, however, that a Eurocurrency Rate Loan or B/A Discount Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and provided, further, that, unless Requisite Lenders otherwise agree, no outstanding Loan may be continued as, or be converted into, a Eurocurrency Rate Loan or B/A Discount Rate Loan when any Event of Default has occurred and is continuing.

The applicable Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York time) (i) at least one Business Day in advance of the proposed conversion/continuation date in the case of a conversion to a Base Rate Loan, (ii) at least two Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a B/A Discount Rate Loan, (iii) at least three Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan (other than a conversion to, or a continuation of, a Eurocurrency Rate Loan denominated in ADollars) or (iv) at least four Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan denominated in ADollars. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan or B/A Discount Rate Loan, the requested Interest Period. In lieu of delivering the above described Notice of Conversion/Continuation, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided, that, such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall promptly notify the Lenders of any Loan becoming subject to a Notice of Conversion/Continuation.

Administrative Agent shall not incur any liability to any Loan Party in acting upon any telephonic notice referred to above which Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of a Borrower in connection with any telephonic notice referred to above or for otherwise acting in good faith under this subsection 2.2D and upon conversion/continuation by Administrative Agent in accordance with this Agreement pursuant to any telephonic notice, such Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as provided in subsection 2.6D, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurocurrency Rate Loan to a B/A Discount Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and upon delivering a Notice of Conversion/Continuation, the relevant Borrower shall be bound to convert or continue in accordance therewith, unless such Borrower pays to Lenders such amounts as may be due under subsection 2.6D(iii) for failure of a conversion to or continuation of any Eurocurrency Rate Loan to occur on the date specified therefor in a Notice of Conversion/Continuation (or telephonic notice in lieu thereof).

E.             Post-Maturity Interest. Any principal payments on the Loans (other than Loans denominated in Euro or ADollars) not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate equal to the sum of the Base Rate plus the Applicable Base Rate Margin plus 2.00% per annum. Any principal payments on the Loans denominated in Euro or ADollars not paid when due and, to the extent permitted by applicable law, any interest payments on such Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate equal to the sum of the Eurocurrency Rate (for sequential interest periods of 30 days) plus the Applicable Eurocurrency Margin plus 2.00% per annum.

F.             Computation of Interest. Interest on all Loans (except B/A Discount Rate Loans and Base Rate Loans denominated in Canadian Dollars) and reimbursed obligations in respect of L/C Disbursements shall be computed on the basis of the actual number of days elapsed over a year of 360 days, and interest on B/A Discount Rate Loans and Base Rate Loans denominated in Canadian Dollars shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.            Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

H.            Interest Limitations. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by any Borrower in respect of any Loan exceed the maximum rate permitted to be charged by applicable law. Without limiting the generality of the foregoing, if any provision of this Agreement or any other Loan Documents would obligate O-I Canada to make any payment of interest with respect to the Obligations of O-I Canada or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest with respect to the Obligations of O-I Canada at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Lender of interest with respect to the Obligations of O-I Canada at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) first, by reducing the amount or rates of interest required to be paid to the affected Lender under this subsection 2.2H; and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest with respect to the Obligations of O-I Canada for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in respect of Obligations of O-I Canada in excess of the maximum permitted by that section of the Criminal Code (Canada), then O-I Canada shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to O-I Canada. Any amount or rate of interest under the Obligations of O-I Canada referred to in this subsection 2.2H shall be determined in accordance with generally accepted actuarial practices and principals at an effective annual rate of interest over the term that any Offshore Revolving Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if related to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the termination of the Offshore Revolving Loan Commitment

(with reference to the Obligations of O-I Canada) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

2.3          Fees

A.            Commitment Fees.

(i)           Owens-Brockway shall pay or cause to be paid, to Administrative Agent (for distribution to each Revolving Lender in accordance with such Lender’s Pro Rata Share) commitment fees with respect to the Revolving Loan Commitments, for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date, equal to the average of the daily excess of the aggregate Revolving Loan Commitments over the Total Utilization of the Revolving Loan Commitments (excluding, for purposes of such calculation, amounts described in clauses (iii) and (vi) of the definition thereof) multiplied by the Applicable Commitment Fee Percentage. Such commitment fees to be computed on the basis of a 360-day year and to be payable in arrears on each Fee Payment Date for the three-month period ending on the day prior to such Fee Payment Date, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

(ii)          Owens-Brockway shall pay or cause to be paid, to Administrative Agent (for distribution to each Tranche B Term Loan Lender in accordance with such Lender’s Pro Rata Share of the Delayed Draw Commitments (defined below)) commitment fees with respect to the aggregate Tranche B Term Loan Commitments minus the amount of Tranche B Term Loans funded on the Closing Date (the “Delayed Draw Commitments”), for the period from and including the Closing Date to and excluding the earlier to occur of the Funding Date for the Tranche B Term Loans under the Delayed Draw Commitments (the “Delayed Draw Funding Date”) or the date of termination of the Delayed Draw Commitments, equal to the total amount of the Delayed Draw Commitments multiplied by 0.50% per annum, such commitment fees to be computed on the basis of a 360-day year and to be payable in arrears on the earlier of the Delayed Draw Funding Date and the date of termination of the Delayed Draw Commitments.

B.            Other Fees. Owens-Brockway agrees to pay or cause to be paid an annual administrative fee to Administrative Agent and such other fees to Arrangers and Agents, in each case in the amounts and at the times agreed upon between Owens-Brockway and the applicable Arranger or Agent.

2.4          Repayment and Prepayments; Reductions in Commitments

A.            Scheduled Payments of Term Loans.

(i)          Scheduled Payments of Tranche A Term Loans. ACI shall make principal payments in ADollars on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment— Tranche A Term Loans
September 30, 2008	A$3,750,000
December 31, 2008	A$3,750,000
March 31, 2009	A$3,750,000
June 30, 2009	A$3,750,000
September 30, 2009	A$3,750,000
December 31, 2009	A$3,750,000
March 31, 2010	A$3,750,000
June 30, 2010	A$3,750,000
September 30, 2010	A$22,500,000
December 31, 2010	A$22,500,000
March 31, 2011	A$22,500,000
June 30, 2011	A$22,500,000
September 30, 2011	A$45,000,000
December 31, 2011	A$45,000,000
March 31, 2011	A$45,000,000
Tranche A Term Loan Maturity Date	A$45,000,000
Total:	A$300,000,000

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche A Term Loans pursuant to subsection 2.1A(vi); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than June 15, 2012, and the final installment payable by ACI in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by ACI under this Agreement with respect to the Tranche A Term Loans.

(ii)         Scheduled Payments of Tranche B Term Loans. Owens-Brockway shall make principal payments on the Tranche B Term Loans in Dollars on the dates set forth below in an amount equal to the percentage set forth below for each such date of the principal amount of the Tranche B Term Loans outstanding as of August 15, 2006:

Date	Scheduled Repayment— Tranche B Term Loans
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
Tranche B Term Loan Maturity Date	93.5%
Total:	100%

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche B Term Loans pursuant to subsection 2.1A(vi); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than June 14, 2013, and the final installment payable by Owens-Brockway in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Owens-Brockway under this Agreement with respect to the Tranche B Term Loans.

(iii)        Scheduled Payments of Tranche C Term Loans. O-I Canada shall make principal payments on the Tranche C Term Loans in Canadian Dollars on the dates and in the amounts set forth below:

Date	Scheduled Repayment- Tranche C Term Loans (Canadian Dollars)
September 30, 2008	C$1,725,000
December 31, 2008	C$1,725,000
March 31, 2009	C$1,725,000
June 30, 2009	C$1,725,000
September 30, 2009	C$1,725,000
December 31, 2009	C$1,725,000
March 31, 2010	C$1,725,000
June 30, 2010	C$1,725,000
September 30, 2010	C$1,725,000
December 31, 2010	C$1,725,000
March 31, 2011	C$1,725,000
June 30, 2011	C$1,725,000
September 30, 2011	C$29,325,000
December 31, 2011	C$29,325,000
March 31, 2012	C$29,325,000
Tranche C Term Loan Maturity Date	C$29,325,000
Total:	C$138,000,000

; provided that the scheduled installments of principal of the Tranche C Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche C Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche C Term Loans pursuant to subsection 2.1A(vi); and provided, further that the Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than June 15, 2012, and the final installment payable by O-I Canada in respect of the Tranche C Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by O-I Canada under this Agreement with respect to the Tranche C Term Loans.

(iv)       Scheduled Payments of Tranche D Term Loans. OIEG shall make principal payments on the Tranche D Term Loans in Euro on the dates and in the amounts set forth below:

Date	Scheduled Repayment - Tranche D Term Loans
December 31, 2006	€500,000
March 31, 2007	€500,000
June 30, 2007	€500,000
September 30, 2007	€500,000
December 31, 2007	€500,000
March 31, 2008	€500,000
June 30, 2008	€500,000
September 30, 2008	€500,000
December 31, 2008	€500,000
March 31, 2009	€500,000
June 30, 2009	€500,000
September 30, 2009	€500,000
December 31, 2009	€500,000
March 31, 2010	€500,000
June 30, 2010	€500,000
September 30, 2010	€500,000
December 31, 2010	€500,000
March 31, 2011	€500,000
June 30, 2011	€500,000
September 30, 2011	€500,000
December 31, 2011	€500,000
March 31, 2012	€500,000
June 30, 2012	€500,000
September 30, 2012	€500,000
December 31, 2012	€500,000
March 31, 2013	€500,000
Tranche D Term Loan Maturity Date	€187,000,000
Total:	€200,000,000

; provided that the scheduled installments of principal of the Tranche D Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche D Term Loans in accordance with subsection 2.4B(iii) and increased ratably in connection with any increase of the Tranche D Term Loans pursuant to subsection 2.1A(vi); and provided, further that the Tranche D Term Loans and all other amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than June 14, 2013, and the final installment payable by OIEG in respect of the Tranche D Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by OIEG under this Agreement with respect to the Tranche D Term Loans.

B.            Prepayments.

(i)            Voluntary Prepayments. Borrowers may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York time) (i) on the date of prepayment (in the case of Base Rate Loans), (ii) three Business Days’ prior written or telephonic notice (in the case of Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in ADollars) or B/A Discount Rate Loans) or (iii) four Business Days’ prior written or telephonic notice (in the case of Eurocurrency Rate Loans denominated in ADollars), which notice, if telephonic, shall be promptly confirmed in writing to Administrative Agent and which notice Administrative Agent will promptly transmit by telephone, electronic mail or facsimile to each Lender, at any time and from time to time prepay any Term Loan, Revolving Loan or Offshore Revolving Loan in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that if a Eurocurrency Rate Loan or a B/A Discount Rate Loan is prepaid on a date other than the last day of the Interest Period applicable thereto, the prepaying Borrower shall be liable for any payments required by subsection 2.6D(iii). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

(ii)           Mandatory Prepayments of Loans and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced, and/or to the extent set forth in subsection 2.4B(iii), the L/C Collateral Account shall be funded in each case in the amount and under the circumstances set forth below:

(a)           Prepayments from Net Asset Sale Proceeds. (i) No later than the third Business Day after the date of receipt by Company or any of its Subsidiaries that are Loan Parties (including Borrowers) of any Net Asset Sale Proceeds in respect of any Triggering Asset Sale by Company or any of its Subsidiaries that are Loan Parties (including Borrowers), the Borrowers shall prepay Term Loans in an amount equal to the lesser of (x) the portion of the Net Asset Sale Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (y) the aggregate amount of Term Loans outstanding, and (ii) in the event of a Triggering Asset Sale by a foreign Wholly-Owned Subsidiary of Company that is not an Offshore Borrower or Offshore Guarantor, not later than the third Business Day after receipt by such Foreign Subsidiary of any Net Asset Sale Proceeds, if and to the extent such Net Asset Sale Proceeds may be repatriated or otherwise transferred (by reason of payment of intercompany note or otherwise) to a Borrower or Borrowers with Term Loans outstanding without (in the reasonable judgment of Company) resulting in a material tax or other liability to Company or its Subsidiaries, such Net Asset Sale Proceeds shall be applied pursuant to clause (i), above.

(b)           Prepayments from Excess Cash Flow. No later than ninety (90) days after the last day of such Fiscal Year (commencing with the Fiscal Year ending December 31, 2007), if there shall be Consolidated Excess Cash Flow for such Fiscal Year, the Consolidated Leverage Ratio as of the end of such Fiscal Year is greater than 4.25:1 and Owens-Brockway’s senior secured debt ratings are below BB- by S&P or below Ba3 from Moody’s (or Owens-Brockway fails to maintain a senior secured debt rating from S&P or Moody’s), Borrowers shall prepay the Term Loans in an amount equal to 50% of such Consolidated Excess Cash Flow.

(c)           Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries that are Loan Parties (including Borrowers) of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 5.4B, the Borrowers shall (i) prepay the Term Loans in an amount equal to the lesser of (A) the portion of the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (B) the aggregate amount of Term Loans outstanding, and (ii) permanently reduce the Revolving Loan Commitments by an amount equal to the Revolving Loan Commitments multiplied by the positive difference (if any) between the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and amounts applied to the Term Loans under clause (i) of this subsection.

(d)           Prepayments and Reductions from Net Debt Proceeds Other Than From Receivables Sale Indebtedness. No later than the third Business Day after the date of receipt by Holdings, Company or any of its Subsidiaries (including Borrowers) of any Net Debt Proceeds (other than those arising from the issuance of Receivables Sale Indebtedness and other than those arising from unsecured New Senior Debt incurred at a time when the aggregate amount outstanding in respect of Existing Holdings Senior Notes due 2007, the Existing Holdings Senior Notes due 2008 and the Existing Owens-Brockway Senior Notes due 2009 is $200,000,000 or less):

(1)  (i) the Borrowers shall prepay the Term Loans in an amount equal to such Net Debt Proceeds and (ii) the Revolving Loan Commitments shall be permanently reduced by an amount equal to the positive difference (if any) between the Net Debt Proceeds and the amounts thereof applied to the Term Loans under clause (i) of this subsection; or

(2)  at the written election of Borrowers’ Agent delivered to Administrative Agent not later than the third Business Day after receipt of such Net Debt Proceeds, so long as the Note Redemption Conditions are satisfied, and Borrowers’ Agent has delivered an Officers’ Certificate to such effect and stating that the Borrowers intend to use such Net Debt Proceeds to redeem, repurchase or otherwise repay Inside Maturity Notes within 180 days (other than Existing Holdings Senior Notes due 2010 in the case of Net Debt Proceeds from Net European Refinancing Debt), the Borrowers may retain such proceeds and apply the same within such 180-day period to redeem, repurchase or otherwise repay such Inside Maturity Notes; provided, that, any such Net Debt Proceeds not so applied within such 180-day period shall be applied within one (1) business day to prepay the Term Loans and/or reduce the Revolving Loan Commitments pursuant to clause (1) above.

(e)           Prepayments and Reductions from Net Debt Proceeds from Receivables Sale Indebtedness. No later than the third Business Day after the date of receipt by Holdings, Company or any of its Subsidiaries (including Owens-Brockway) of any Net Debt Proceeds arising from the issuance of Receivables Sale Indebtedness: (A) the Borrowers shall prepay the Term Loans in an amount equal to the lesser of (x) the Net Debt Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (y) the aggregate amount outstanding under the Term Loans, and (B) the Revolving Loan Commitments shall be permanently reduced by an amount equal to the positive difference (if any) between the Net Debt Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and the amounts applied to the Term Loans under the foregoing clause (A).

(f)            Prepayments due to Excess Total Utilization. Owens-Brockway shall make such prepayments of Revolving Loans (and cause the relevant Offshore Borrowers to make prepayments of Offshore Revolving Loans) to the extent necessary so that the Total Utilization of Revolving Loan Commitments at any time does not exceed the Revolving Loan Commitments then in effect. ACI shall make prepayments of the Australian Revolving Loans to the extent necessary so that the Total Utilization of Australian Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for ACI. O-I Canada shall make prepayments of the Canadian Revolving Loans to the extent necessary so that the Total Utilization of Canadian Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for O-I Canada. OIEG shall make prepayments of the Dutch Revolving Loans to the extent necessary so that the Total Utilization of Dutch Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for OIEG. O-I Europe shall make prepayments of the Swiss Revolving Loans to the extent necessary so that the Total Utilization of Swiss Revolving Loan Commitments does not exceed the Offshore Sublimit then in effect for O-I Europe.

(g)           Officers’ Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(ii)(a)-(e), prepaying or reducing Borrowers shall deliver to

Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Consolidated Excess Cash Flow, Net Insurance/Condemnation Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the applicable Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such Officers’ Certificate, the Borrowers shall promptly cause an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the applicable Borrower shall concurrently therewith deliver to Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional amount resulting in such excess.

(iii)          Application of Prepayments. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided that in the event the applicable Borrower fails to specify the Loans to which any such prepayment by it shall be applied, such prepayment shall be first to repay outstanding Revolving Loans and Offshore Revolving Loans ratably, in accordance with their respective outstanding principal balances to the full extent thereof, second to repay outstanding Term Loans ratably, in accordance with their respective outstanding principal balances to the full extent thereof, and third to the L/C Collateral Account until the L/C Collateral Account holds an amount equal to the Aggregate Available Amount (as defined in the Security Agreement). Any mandatory prepayment pursuant to subsections 2.4B(ii)(a)-(e) shall be applied as set forth in such subsections; provided that mandatory prepayments of the Term Loans shall be made among the Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Additional Term Loans (if any) and Refinancing Term Loans (if any) in a manner specified by Borrowers’ Agent (and if no such manner is specified, ratably in accordance with their outstanding principal amounts); provided that in no event shall any prepayment pursuant to subsection 2.4B(ii) require the repayment of more than 25% of the principal amount of the Tranche C Term Loans within five (5) years of the date of advance (and amounts of Tranche C Term Loans outstanding in excess of such amount during such five (5) year period shall be deemed not to be outstanding during such five (5) year period solely for purposes of subsection 2.4B(ii)); and amounts applied to any particular tranche of Term Loans shall be applied first to reduce the scheduled installments of principal of the applicable Term Loans set forth in subsection 2.4B due within 12 months of such repayment and second to reduce all remaining installments pro rata (except for mandatory prepayments of Term Loans under subsection 2.4B(ii)(b), which shall be applied to all such installments in forward order of maturity); provided further, if at the time of such mandatory prepayment, the Term Loans have been repaid in full and (to the extent such prepayment is required to be applied to the Revolving Loan Commitments) the amount of such prepayment exceeds the sum of the Revolving Loan Commitments then in effect the amount by which such prepayment exceeds such amount shall be applied to the L/C Collateral Account until the L/C Collateral Account holds an amount equal to the Aggregate Available Amount (as defined in the Security Agreement). Any mandatory prepayment of any Type of Term Loans, Revolving Loans or Offshore Revolving Loans shall be applied first to Base Rate Loans of the applicable Type to the full extent thereof before application to Eurocurrency Rate Loans or B/A

Discount Rate Loans of such Type as determined by Administrative Agent, in each case in a manner which minimizes the amount of any payments required to be made by the applicable Borrowers pursuant to subsection 2.6D(iii). All prepayments of Eurocurrency Rate Loans, B/A Discount Rate Loans, Term Loans and Offshore Revolving Loans shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

C.            Manner and Time of Payment. Except as provided in subsection 2.7C or 2.8F, all payments of principal, interest and fees hereunder and under the Loans by Borrowers shall be made without defense, setoff, counterclaim or other deduction and in Same Day Funds and delivered to Administrative Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of Lenders, in the applicable currency; funds received by Administrative Agent after the applicable time shall be deemed to have been paid by the relevant Borrower on the next succeeding Business Day. Company and each Borrower hereby authorize Administrative Agent to charge their accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its accounts for that purpose); provided that Administrative Agent shall give Company or the Borrower whose accounts are being so charged notice of such charges prior thereto or as soon as reasonably practicable thereafter.

D.            Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans, Revolving Loans and Offshore Revolving Loans and, to the extent payments are made by Borrowers after payments have been made by Lenders pursuant to subsection 2.8E, payments in respect of Letters of Credit, shall be apportioned among the Term Loans, Revolving Loans, Offshore Revolving Loans and reimbursement obligations in respect of Letters of Credit to which such payments relate, payments of the aggregate commitment fees and Letter of Credit commissions shall be apportioned ratably among Revolving Lenders, or in the case of commitment fees under subsection 2.3A(ii), Tranche B Term Loans, in each case proportionally to their respective Pro Rata Shares. All principal and interest payments in respect of the Domestic Overdraft Account shall be transferred to and retained by Administrative Agent; provided that Administrative Agent shall distribute to each Lender that has purchased a participation in amounts due with respect to the Domestic Overdraft Account pursuant to subsection 2.1B such Lender’s Pro Rata Share of any payments subsequently received by Administrative Agent in respect of such amounts due with respect to the Domestic Overdraft Account. All principal and interest payments in respect of any Offshore Overdraft Account shall be transferred to and retained by the relevant Offshore Overdraft Account Provider; provided that such Offshore Overdraft Account Provider shall transfer to the Administrative Agent that portion of any payments subsequently received by such Offshore Overdraft Account Provider in respect of amounts due with respect to such Offshore Overdraft Account necessary to permit Administrative Agent to distribute to each Lender that has purchased a participation in such amounts due pursuant to subsection 2.1D such Lender’s Pro Rata Share of such payments. Administrative Agent (or, in the case of payments received by any Issuing Lender from a Borrower after payments have been made to such Issuing Lender by Lenders pursuant to subsection 2.8C, such Issuing Lender) shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as any Lender may request, its share of all such payments in respect of Term Loans, Revolving

Loans, Letters of Credit, the Domestic Overdraft Account, the Offshore Overdraft Accounts and Offshore Revolving Loans received by Administrative Agent (or such Issuing Lender) and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3A. Notwithstanding the foregoing provisions of this subsection 2.4D, (i) with respect to any Lender which fails to fund the purchase of all or any part of its participation in a Letter of Credit as required by subsection 2.8E, its participation in the Domestic Overdraft Amount as required under subsection 2.1B, its participation in an Offshore Overdraft Amount as required under subsection 2.1D (such Lender being a “Defaulting Participating Lender”), all amounts which would otherwise be payable or allocable to such Defaulting Participating Lender under this subsection 2.4D shall instead be paid by Administrative Agent to the Issuing Lender (in the case of a failure to fund the purchase of a participation in a Letter of Credit under subsection 2.8E), Administrative Agent (in the case of a failure to fund the purchase of a participation in the Domestic Overdraft Amount under subsection 2.1B) the applicable Offshore Overdraft Account Provider (in the case of a failure to fund a purchase of a participation in an Offshore Overdraft Amount under subsection 2.1D) (each, a “Recipient”), until such Recipient has received, either pursuant to this proviso or otherwise from such Defaulting Participating Lender, an amount equal to the amount such Defaulting Participating Lender failed to so fund plus interest at the customary rate set by such Recipient for the correction of errors among banks for three Business Days and thereafter at the Base Rate plus the Applicable Base Rate Margin (and in the case such Defaulting Participating Lender is a Defaulting Participating Lender with respect to more than one Recipient, such amounts shall be paid to such Recipients ratably in accordance with amounts owed to such Recipients by such Defaulting Participating Lender); (ii) if, pursuant to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of Eurocurrency Rate Loans or B/A Discount Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter and (iii) from and after the occurrence of the CAM Exchange Date, Administrative Agent shall apportion all payments received by it in the manner specified in Section 7 and Section 2.10.

E.             Payments on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees and other fees hereunder, as the case may be.

F.             Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein to a Federal Reserve Bank pursuant to subsection 10.2D), that Lender will make a notation thereon of all Loans and principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Borrower obligated under such Note and Administrative Agent of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note or to notify such Borrower or Administrative Agent of the name and address of such transferee shall not limit or otherwise affect the obligation of such Borrower hereunder or under such Note with respect to any Loan and payments of principal or interest hereunder or on any such Note.

G.            Voluntary Reductions of Commitments and Offshore Sublimits. Borrowers’ Agent shall have the right, at any time and from time to time, (i) to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction, (ii) to terminate in whole or reduce in part, without premium or penalty, the Australian Revolving Loan Commitments in an amount up to the amount by which the Australian Revolving Loan Commitments exceed the Total Utilization of Australian Revolving Loan Commitments at the time of such proposed termination or reduction, (iii) to terminate in whole or reduce in part, without premium or penalty, the Canadian Revolving Loan Commitments in an amount up to the amount by which the Canadian Revolving Loan Commitments exceed the Total Utilization of Canadian Revolving Loan Commitments at the time of such proposed termination or reduction, (iv) to terminate in whole or reduce in part, without premium or penalty, the Dutch Revolving Loan Commitments in an amount up to the amount by which the Dutch Revolving Loan Commitments exceed the Total Utilization of the Dutch Revolving Loan Commitments at the time of such proposed termination or reduction, and (v) to terminate in whole or reduce in part, without premium or penalty, the Swiss Revolving Loan Commitments in an amount up to the amount by which the Swiss Revolving Loan Commitments exceed the Total Utilization of the Swiss Revolving Loan Commitments at the time of such proposed termination or reduction.

Borrowers’ Agent shall give not less than three Business Days’ prior written notice to Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or partial reduction, Administrative Agent shall notify each Lender of the proposed termination or partial reduction. Such termination or partial reduction of any of the Offshore Revolving Loan Commitments or the Revolving Loan Commitments shall be effective on the date specified in the notice delivered by Borrowers’ Agent and shall reduce the applicable Offshore Revolving Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Lender proportionately to its Pro Rata Share. Any such partial reduction of the Revolving Loan Commitments or the Offshore Revolving Loan Commitments shall be in an aggregate minimum amount of $5,000,000, and integral multiples of $1,000,000 in excess of that amount.

2.5          Use of Proceeds

A.            Revolving Loans and Offshore Revolving Loans; Term Loans; Additional Term Loans; Refinancing Term Loans. The proceeds of any Revolving Loans shall be used to provide for the working capital requirements and general corporate purposes of Borrowers and their Subsidiaries, which may include the repayment of obligations outstanding under the Existing Credit Agreement and payment of fees and expenses related to this Agreement, the payment of the Domestic Overdraft Amount pursuant to subsection 2.1B, the reimbursement to any Issuing Lender of any amounts drawn under any Letters of Credit issued by such Issuing Lender for the account of Owens-Brockway as provided in subsection 2.8D, the payment or prepayment of the Term Loans, the making of intercompany loans and dividends to Company and its Subsidiaries for their own general corporate purposes and the making of other Restricted Junior Payments permitted by subsection 6.5. In addition, the proceeds of Revolving Loans may only be used to redeem, repay or otherwise repurchase Inside Maturity Notes (or make Restricted Junior Payments to Holdings for the purpose of doing same), whether at maturity or otherwise, if after giving effect to the making of such Revolving Loans and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio is less than 3.00:1.00 and the Revolving Loan Commitments then in effect would exceed the Total Utilization of Revolving Loan Commitments by at least $150,000,000. The proceeds of any Offshore Revolving Loans shall be used to provide for the working capital requirements and general corporate purposes of the applicable Offshore Borrower and its Subsidiaries, which may include the payment of Offshore Overdraft Amounts pursuant to subsection 2.1D, the reimbursement to any Issuing Lender of any amounts drawn under any Letters of Credit issued by such Issuing Lender for the account of an Offshore Borrower as provided in subsection 2.8D and the making and repayment of intercompany loans to such Subsidiaries for their own general corporate purposes. The proceeds of the Term Loans shall be used to repay all obligations outstanding under the Existing Credit Agreement, to pay fees and expenses related to this Agreement and, in the case of Tranche B Term Loans made under the Delayed Draw Commitments, to purchase, redeem or repay Existing Owens-Brockway Senior Secured Notes due 2009. The proceeds of any Additional Term Loans or Refinancing Term Loans may be used for any purpose permitted by this Agreement; provided, that, the proceeds of any Additional Term Loans or Refinancing Term Loans may only be used to redeem, repay or otherwise repurchase the Inside Maturity Notes if, after giving effect to the making of such Loans and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio is less than 3.00:1.00 and the Revolving Loan Commitments exceed the Total Utilization of the Revolving Loan Commitments by at least $150,000,000.

B.            Letters of Credit. Letters of Credit shall be issued solely for the purposes specified in the definitions of Commercial Letter of Credit and Standby Letter of Credit.

C.            Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6          Special Provisions Governing Eurocurrency Rate Loans and B/A Discount Rate Loans

Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurocurrency Rate Loans and B/A Discount Rate Loans as to the matters covered:

A.            Determination of Interest Rate. As soon as practicable after 11:00 A.M. (New York time) on each Interest Rate Determination Date with respect to Eurocurrency Rate Loans and 11:00 A.M. (New York time) on the first day of an applicable Interest Period in the case of B/A Discount Rate Loans, Administrative Agent shall determine (which determination shall, absent manifest or demonstrable error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period (subject to any changes in the Applicable Eurocurrency Margin pursuant to the terms of the definition thereof) and shall promptly give notice thereof (in writing or by telephone and confirmed in writing) to the applicable Borrowers and to each affected Lender.

B.            Substituted Rate of Borrowing. In the event that on any Interest Rate Determination Date any Lender (including Administrative Agent) shall have determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(b), shall be made only after consultation with the applicable Borrower and Administrative Agent) that:

(i)            by reason of any changes arising after the date of this Agreement affecting the applicable interbank markets or affecting the position of that Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definitions of Eurocurrency Rate or B/A Discount Rate with respect to the Eurocurrency Rate Loans and B/A Discount Rate Loans, respectively, as to which an interest rate determination is then being made; or

(ii)           by reason of (a) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation or order) or (b) other circumstances affecting that Lender or the Eurocurrency or B/A Discount Rate Loan markets or the position of that Lender in either such market (such as for example, but not limited to, official reserve requirements required by Regulation D or by the Bank of England, the Financial Services Authority, the European Central Bank or any other relevant monetary or regulatory authority to the extent not given effect in the Eurocurrency Rate), the Eurocurrency Rate or the B/A Discount Rate shall not represent the effective pricing to that Lender for Dollar, Euro, Canadian Dollar or ADollar deposits of comparable amounts for the relevant period;

then, and in any such event, that Lender shall be an Affected Lender and it shall promptly (and in any event as soon as possible after being notified of a borrowing, conversion or continuation) give notice (by telephone and confirmed in writing) to the applicable Borrower and Administrative Agent (which notice Administrative Agent shall promptly transmit to each other relevant Lender) of such determination. Thereafter, the applicable Borrower shall pay to the Affected Lender with respect to such Borrower’s Eurocurrency Rate Loans and/or B/A Discount Rate Loans, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Lender in its sole discretion shall reasonably determine) as shall be required to cause the Affected Lender to receive interest with respect to such Affected Lender’s Eurocurrency Rate Loans and/or B/A Discount Rate Loans for the Interest Period(s) following that Interest Rate Determination Date at a rate per annum equal to the sum of the effective pricing to the Affected Lender for Dollar deposits, Euro deposits, Canadian Dollar deposits or ADollar deposits, as applicable, to make or maintain its Eurocurrency Rate Loans and/or B/A Discount Rate Loans plus the Applicable Eurocurrency Margin. A certificate as to additional amounts owed the Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the relevant

Borrower and Administrative Agent by the Affected Lender shall, absent manifest or demonstrable error, be final and conclusive and binding upon all of the parties hereto.

C.            Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties) that the making or continuation of its Eurocurrency Rate Loans, B/A Discount Rate Loans or Loans to an Offshore Borrower has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall be an Affected Lender and it shall promptly give notice (by telephone and confirmed in writing) to the applicable Borrower, Administrative Agent (which notice Administrative Agent shall promptly transmit to each Lender) of that determination. Subject to the following subsection 2.6D, the obligation of the Affected Lender to make or maintain its Eurocurrency Rate Loans, B/A Discount Rate Loans or Loans to an Offshore Borrower, as the case may be, during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Owens-Brockway or the relevant Offshore Borrower shall, no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.6C is made, or earlier when required by law, repay the Eurocurrency Rate Loans, B/A Discount Rate Loans or other applicable Loans, as the case may be, of the Affected Lender, together with all interest accrued thereon.

D.            Options of Borrowers. In lieu of paying an Affected Lender such additional moneys as are required by subsection 2.6B or the prepayment of an Affected Lender required by subsection 2.6C, Borrowers may exercise any one of the following options:

(i)            If the determination by an Affected Lender relates only to Eurocurrency Rate Loans or B/A Discount Rate Loans then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower may by giving notice (by telephone and confirmed in writing) to Administrative Agent (who shall promptly give similar notice to each relevant Lender) no later than the date immediately prior to the date on which such Eurocurrency Rate Loans or B/A Discount Rate Loans are to be made, converted or continued, withdraw as to the Affected Lender that Notice of Borrowing or such Notice of Conversion/Continuation and such Affected Lender shall thereupon make or maintain its Pro Rata Share of the Loan then being requested, converted or continued as a Base Rate Loan;

(ii)           Upon written notice to Administrative Agent, the applicable Borrower may terminate the obligations of Lenders to make or maintain Loans as, and to convert Loans into, Eurocurrency Rate Loans or B/A Discount Rate Loans, as applicable, and, in any such event, the applicable Borrower shall, prior to the time any payment pursuant to subsection 2.6C is required to be made or, if the provisions of subsection 2.6B are applicable, at the end of the then current Interest Period, convert all of the Eurocurrency Rate Loans (other than any such Loans denominated in ADollars or Euro) and/or B/A Discount Rate Loans, as applicable, into Base Rate Loans in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein;

(iii)          The applicable Borrower may give notice (by telephone and confirmed in writing) to the Affected Lender and Administrative Agent and require the Affected Lender to make the Eurocurrency Rate Loan or B/A Discount Rate Loan then being requested as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/ Continuation as a Base Rate Loan or to convert its Eurocurrency Rate Loans or B/A Discount Rate Loans then outstanding that are so affected into Base Rate Loans at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to subsection 2.6C) in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein, that notice to pertain only to the Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Eurocurrency Rate Loans or B/A Discount Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans or B/A Discount Rate Loans; or

(iv)          Solely with respect to Loans denominated in Euro or ADollars, the applicable Borrower may give notice (by telephone and confirmed in writing) to the Affected Lender and Administrative Agent and require the Affected Lender to make the Eurocurrency Rate Loan then being requested at a rate determined by the Administrative Agent as the all in cost of funds for such Affected Lender to fund a borrowing of Loans denominated in Euros or ADollars, as applicable, with maturities comparable to the Interest Period applicable thereto, so long as such Affected Lender may legally do so.

E.             Compensation. The applicable Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans or B/A Discount Rate Loans, and any loss sustained by that Lender in connection with the re-employment of such funds), which that Lender may sustain with respect to Borrowers’ Eurocurrency Rate Loans or B/A Discount Rate Loans:  (i) if for any reason (other than a default by that Lender) a borrowing of any Eurocurrency Rate Loan or B/A Discount Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.2D, (ii) if any prepayment or other principal payment of any of its Eurocurrency Rate Loans or B/A Discount Rate Loans occurs on a date prior to the last day of the Interest Period applicable to that Loan, (iii) if any prepayment of any of such Lender’s Eurocurrency Rate Loans or B/A Discount Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower, or (iv) as a consequence of any other default by such Borrower to repay such Lender’s Eurocurrency Rate Loans or B/A Discount Rate Loans when required by the terms of this Agreement.

F.             Quotation of Eurocurrency Rate. Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no Eurocurrency Rate is available by reason of the failure of all Reference Lenders to provide offered quotations to Administrative Agent in accordance with the definition of “Eurocurrency Rate,” Administrative Agent shall give Borrowers and each Lender prompt notice thereof and the Loans other than Loans denominated in Euro or ADollars requested shall be made as Base Rate Loans and all such Loans denominated in Euro or ADollars shall bear interest at a rate determined by Administrative Agent as the all-in cost of funds for such Lender to fund a borrowing of Loans denominated in Euros or ADollars, as applicable, with maturities comparable to the Interest Period applicable thereto.

G.            Market Disruption Respecting B/A Discount Rate Loans.

If Administrative Agent makes a determination (acting reasonably and in good faith), which determination shall be conclusive and binding upon O-I Canada, and notifies O-I Canada, that there no longer exists an active market for bankers’ acceptances, or for B/A Discount Rate Loans by the applicable Lenders, then:

(a) the right of O-I Canada to request B/A Discount Rate Loans from any Lender shall be suspended until Administrative Agent determines that the circumstances causing such suspension no longer exist, and so notifies O-I Canada;

(b) any outstanding Notice of Borrowing requesting a B/A Discount Rate Loan shall be deemed to be a Notice of Borrowing requesting a Base Rate Loan in the amount specified in the original Notice of Borrowing, unless O-I Canada withdraws such original Notice by written notice to the Administrative Agent received no later than noon (Toronto time) one Business Day prior to the date of the requested Borrowing specified in such original Notice;

(c) any outstanding Notice of Conversion requesting a conversion of a Base Rate Loan into a B/A Discount Rate Loan shall be deemed to be a Notice of Continuation requesting a continuation of such Loan as a Base Rate Loan; and

(d) any outstanding Notice of Continuation requesting a continuation of a B/A Discount Rate Loan shall be deemed to be a Notice of Conversion requesting a conversion of such Loan into a Base Rate Loan.

Administrative Agent shall promptly notify O-I Canada and the applicable Lenders of any suspension of O-I Canada’s right to request the B/A Discount Rate Loans and of any termination of any such suspension.

H.            Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Lender.

I.              Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 shall be made with respect to Eurocurrency Rate Loans, as though that Lender had actually funded its relevant Eurocurrency Rate Loan through the purchase of a deposit bearing interest at the rate obtained pursuant to the definition of Eurocurrency Rate in an amount equal to the amount of that Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection 2.6.

J.             Eurocurrency Rate Loans and B.A Discount Rate Loans After Default. Unless Requisite Lenders shall otherwise agree, after the occurrence of and during the continuance of an Event of Default, no Borrower may elect to have a Loan be made or maintained as, or converted to, a Eurocurrency Rate Loan or B/A Discount Rate Loan after the expiration of any Interest Period then in effect for that Loan.

K.            Affected Lenders’ Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Lender under subsection 2.6B or 2.6C, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable commercial efforts to make, fund or maintain the affected Loans of such Lender through another lending office of such Lender if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to subsection 2.6B would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to subsection 2.6C would cease to exist and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Lender. The applicable Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this subsection 2.6K.

L.            Calculation of Spot Rates. On each Calculation Date with respect to any Offshore Currency or, in the case of a Letter of Credit, other non-Dollar currency, the Administrative Agent shall determine the Spot Rate as of such Calculation Date with respect to such currency (it being acknowledged and agreed that Administrative Agent shall use the Spot Rates so calculated for the purposes of determining compliance with subsections 2.1A(v) and 2.1C with respect to any borrowing request and subsection 2.8A(i) with respect to any request for a Letter of Credit denominated in a non-Dollar currency, but shall not use such Spot Rate for purposes of calculating the Dollar Equivalent of Loans made in an Offshore Currency for purposes of calculating the Total Utilization of Revolving Loan Commitments for purposes of calculating commitment fees under subsection 2.3A(i)). Any Spot Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset  Date”) and shall remain effective until the next succeeding Reset Date. Administrative Agent shall promptly notify Borrowers of each determination of a Spot Rate hereunder. Solely for purposes of calculating the Total Utilization of Revolving Loan Commitments for purposes of calculating commitment fees under subsection 2.3A(i), Administrative Agent shall determine the Dollar Equivalent of any Loan made in an Offshore Currency based on the Spot Rate as of the date such Loan is made, and the amount so determined shall be deemed to be the Dollar Equivalent of such Loan for such purpose until such Loan is repaid.

2.7          Capital Adequacy Adjustment; Increased Costs; Taxes

A.            Capital Adequacy. If any Lender shall have determined in good faith that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within fifteen Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7A to the extent that any such reduction in return was incurred more than six months prior to the time it first makes a demand therefor, unless the circumstance giving rise to such reduced return arose or became applicable retrospectively, in which case no time limit shall apply (provided that such Lender has notified Borrowers within six months from the date such circumstances arose or became applicable). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.7A, will give prompt written notice thereof to Borrowers’ Agent (with a copy to Administrative Agent), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts.

B.            Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7C (which shall be conclusive with respect to the matters covered thereby), in the event that any Lender shall determine in good faith (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that is adopted after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi Governmental Authority, including, without limitation, any agency of the European Monetary Union (whether or not having the force of law):

(i)            subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Tax or Covered Tax subject to subsection 2.7C) with respect to this Agreement or any of the Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)           imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Eurocurrency Rate); or

(iii)          imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or any applicable interbank market, other than with respect to Taxes;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Owens-Brockway shall promptly pay (or cause the applicable Offshore Borrower to promptly pay) to such Lender, upon written demand and receipt of the written notice referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurocurrency Rate Loans and B/A Discount Rate Loans; provided further that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7B to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Borrowers’ Agent (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case no time limit shall apply (provided that such Lender has notified Borrowers’ Agent within six months from the date such circumstances arose or became applicable). Such Lender shall deliver to Borrowers’ Agent a written notice, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7B, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error. If any event described above would otherwise result in any Lender (or its applicable lending office) being subject to any additional Tax or other cost for which a Borrower would be required to indemnify such Lender under the provisions of this subsection 2.7, then such Lender shall use its reasonable efforts to avoid the imposition of such Taxes or other costs if doing so would not, in the reasonable judgment of such Lender, be otherwise adverse to such Lender.

C.            Withholding of Taxes.

(i)            Payments to Be Free and Clear. Except to the extent required by law, all sums payable by any Borrower or any other Person under this Agreement and the other Loan Documents shall be paid free and clear of and without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America, Australia, the Netherlands, Canada, Switzerland or any political subdivision in or of any of the foregoing or any other jurisdiction from or to which a payment is made by or on behalf of such Borrower or any other Person or in respect of any participation by any Lender in any Obligation or by any federation or organization of which the United States of America, Australia, the Netherlands, Canada, Switzerland or any other such jurisdiction is a member at the time of payment.

(ii)           Withholding in respect of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Borrower or other Person to any Person under any of the Loan Documents:

(a)           such Borrower or other Person shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower or other Person becomes aware of it;

(b)           such Borrower or other Person shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Borrower or other Person) for its own account or (if that liability is imposed on Administrative Agent, a Lender or another Person, as the case may be) on behalf of and in the name of Administrative Agent, such Lender or such other Person;

(c)           (1) with respect to any Borrower or other Person other than ACI, in the event such Tax is a Covered Tax, the sum payable by such Borrower or other Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent, such Lender or such other Person, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and (2) solely with respect to ACI and amounts payable thereby, in the event such Tax is a Covered Tax, ACI shall pay an additional amount by way of indemnity so that Administrative Agent or such Lender, as the case may be, receives on the due date and retains (free and clear of any Tax on such additional amount) the full amount it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; ACI (y) acknowledges that its indemnity under paragraph (c) is a separate and independent obligation from its obligation to pay interest in respect of the Tranche A Term Loans and Australian Offshore Revolving Loans, and is not discharged by reason of its withholding amounts on account of Australian withholding tax and remitting those amounts to the Australian taxation authorities, and (z) subject to subsection 2.7C(iii) below, waives any right which it may have (whether under statute or otherwise) to be reimbursed by any Lender or Agent for any amounts which it may from time to time pay under that indemnity; and

(d)           within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, such Borrower or other Person shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

The provisions of this subsection 2.7C(ii) apply to any Australian interest withholding tax (including fines and penalties), whether:

(1)                                  deducted or remitted by ACI, or

(2)                                  otherwise recovered by the Australian taxation authorities from ACI, or

(3)                                  paid directly by a Lender to the Australian taxation authorities, or

(4)                                  recovered by the Australian taxation authorities either directly from a Lender or from amounts payable by a Person in Australia to a Lender.

(iii)          Payment of Certain Taxes and Indemnification by the Borrowers. Without limiting the provisions of subsection 2.7C(ii) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. In addition, the Borrowers shall indemnify each Lender, each Tax Transferee and Administrative Agent, within 10 days after demand therefor, for the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this section 2.7C) paid by such Lender, Tax Transferee or Administrative Agent, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or Tax Transferee (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or Tax Transferee, shall be conclusive absent manifest error.

(iv)          Tax Refund. If any Borrower determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Lender or Tax Transferee or Administrative Agent, as applicable, shall cooperate with such Borrower (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant Lender have been made to preserve the confidential nature of such information) in challenging such Tax at such Borrower’s expense if requested by such Borrower (it being understood and agreed that none of Administrative Agent or any Lender shall have any obligation to contest, or any responsibility for contesting, any Tax). If a Lender shall become aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of a Covered Tax as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this subsection 2.7C or subsection 2.7B, it shall promptly notify such Borrower of the availability of such refund (unless it was made aware of such refund by a Borrower) and shall, within 30 days after the receipt of a request from such Borrower, apply for such refund at such Borrower’s sole expense. If any Lender, Tax Transferee or Administrative Agent, as applicable, receives a refund

(whether by way of a direct payment or by offset) of any Covered Tax for which a payment has been made pursuant to this subsection 2.7C or subsection 2.7B which, in the reasonable good faith judgment of such Lender, Tax Transferee or Administrative Agent, as the case may be, is allocable to such payment made under this subsection 2.7C or subsection 2.7B, the amount of such refund shall be paid to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 2.7C or subsection 2.7B with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender, Tax Transferee or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of such Lender, Tax Transferee or Administrative Agent agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender, Tax Transferee or Administrative Agent in the event such Lender, Tax Transferee or Administrative Agent is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender, Tax Transferee or Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(v)           Tax Certificates. (1) Each Lender with Tranche B Term Loan Exposure or Revolving Loan Commitments that is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof shall deliver to Administrative Agent for transmission to Owens-Brockway, on or before the Closing Date in the case of a Lender party hereto on such date, or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers’ Agent or Administrative Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly and accurately completed and duly executed by such Lender (including, without limitation, Internal Revenue Service Form W-8BEN or Form W-8ECI or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to or is subject to a reduced rate of deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents and shall deliver to the appropriate Person upon request such other certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by such Lender, to establish the basis for any applicable exemption from or reduction of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees, commissions or any other amount payable under any of the Loan Documents by Owens-Brockway, (2) each Lender with Tranche C Term Loan Exposure or Canadian Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by O-I Canada, properly completed and duly executed by such Lender, to enable O-I Canada, to the extent permitted by applicable law, to be able to pay interest on the Tranche C Term Loans or Canadian Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Canadian income tax, (3) each Lender with Tranche D Term Loan Exposure or Dutch Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by OIEG, properly completed and duly executed by such Lender, to enable OIEG, to the extent permitted by applicable law, to be able to pay interest on the Tranche D Term Loans or Dutch Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Dutch income tax and (4) each Lender with Swiss Revolving Loan Commitments shall deliver to the appropriate Person such application forms, certificates, documents or other evidence as may be reasonably requested from time to time by O-I Europe, properly completed and duly executed by such Lender, to enable O-I Europe, to the extent permitted by applicable law, to be able to pay interest on the Swiss Revolving Loan Commitments of such Lender without withholding or deduction, or at reduced rates of withholding or deduction, for or on account of any Swiss income tax.

Each Arranger will cooperate with ACI, and will do or provide such other things as may be reasonably requested from time to time by ACI, to demonstrate that the requirements of section 128F of the Income Tax Assessment Act of 1936 (Commonwealth of Australia) were satisfied in relation to the issues of Tranche A Term Loans, Tranche A Term Loan Notes, Australian Revolving Loans and Australian Revolving Loan Notes under this Agreement, so that payment of interest under each of the above-mentioned Loans will be exempt from withholding tax under the Income Tax Assessment Act of 1936 (Commonwealth of Australia). Non-compliance by either Arranger with this paragraph shall not relieve ACI of its obligations under subsections 2.7C(i), 2.7C(ii) or 2.7C(ii).

D.            Replacement of Lender. If any Borrower receives a notice pursuant to subsections 2.6B, 2.6C, 2.7A, 2.7B or 2.7C, so long as no Event of Default shall have occurred and be continuing and such Borrower has obtained a commitment from another Lender or an Eligible Assignee to become a Lender for all purposes under this Agreement and to assume all obligations of the Lender to be replaced, such Borrower may require the Lender giving such notice to assign all of its Loans, its Commitments and its other Obligations to such other Lender or Eligible Assignee, at par, pursuant to and in accordance with the provisions of subsection 10.2B; provided that, prior to or concurrently with such replacement (i) the applicable Borrower has paid or caused to be paid to the Lender giving such notice all principal, interest, fees and other amounts due and owing to such Lender hereunder through such date of replacement (including any amounts payable under subsection 2.6D(iii)), (ii) the applicable Borrower has paid to Administrative Agent the processing and recordation fee required to be paid pursuant to subsection 10.2B(i); and (iii) all of the requirements for such assignment contained in subsection 10.2B, including, without limitation, the receipt by Administrative Agent of an executed Assignment and Acceptance and other supporting documents, have been fulfilled.

2.8          Letters of Credit

A.            Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Borrowers set forth herein, Borrowers’ Agent may request on behalf and for the account of any Borrower (other than O-I Canada; provided, however, Borrowers’ Agent may request that a Letter of Credit be issued for the account of Owens-Brockway which will support an obligation of O-I Canada), in accordance with the provisions of this subsection 2.8A, in addition to requesting that Lenders make Loans pursuant to subsection 2.1, that on and after the Closing Date one or more Issuing Lenders issue, and one or more Issuing Lenders will issue, subject to the terms and conditions hereof, Standby Letters of Credit and Commercial Letters of Credit for the account of such Borrower. Issuances of Letters of Credit shall be subject to the following limitations:

(i)            Borrowers’ Agent shall not request that any Lender issue, and no Lender shall have any obligation hereunder to issue, any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii)           Borrowers’ Agent shall not request that any Lender issue and no Lender shall have any obligation hereunder to issue, any Letter of Credit for the account of any Offshore Borrower if, after giving effect to such issuance (i) the Total Utilization of Australian Revolving Loan Commitments would exceed the Australian Revolving Loan Commitments then in effect; (iii) the Total Utilization of Canadian Revolving Loan Commitments would exceed the Canadian Revolving Commitments then in effect, (iii) the Total Utilization of Dutch Revolving Loan Commitments would exceed the Dutch Revolving Loan Commitments then in effect or (iv) the Total Utilization of Swiss Revolving Loan Commitments would exceed the Swiss Revolving Loan Commitments then in effect;

(iii)          In no event shall any Issuing Lender issue (w) any Letter of Credit (1) having a tenor other than sight or (2) having an expiration date later than ten days prior to the Revolving Loan Commitment Termination Date; (x) subject to the foregoing clause (w), any Standby Letter of Credit having an expiration date more than one year after its date of issuance; provided that, subject to the foregoing clause (w) and to subsection 2.8A(iv), this clause (x) shall not prevent any Issuing Lender from issuing a Standby Letter of Credit having an expiration date up to two years after its date of issuance if such Standby Letter of Credit will be used by the applicable Borrower in connection with, or in lieu of, posting an appeal bond; provided, further that, subject to the foregoing clause (w), this clause (x) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended annually for a period not to exceed one year unless such Issuing Lender gives notice that it will not extend; provided, further that such Issuing Lender shall deliver a written notice to Administrative Agent setting forth the last day on which such Issuing Lender may give notice that it will not extend (the “Notification Date” with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further that, unless Requisite Lenders otherwise consent, such Issuing Lender shall give notice that it will not extend if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date; or (y) any Commercial Letter of Credit having an expiration date which is more than 180 days after its date of issuance or which is less than 30 days prior to the Revolving Loan Commitment Termination Date or which is otherwise unacceptable to such Issuing Lender in its reasonable discretion;

(iv)          Borrowers’ Agent shall not request that any Issuing Lender issue, and no Lender shall have any obligation hereunder to issue, any Standby Letter of Credit having an expiration date more than one year after its date of issuance which will be used by a Borrower in connection with, or in lieu of, posting an appeal bond if, after giving effect to such issuance, the Letter of Credit Usage in respect of all such Standby Letters of Credit would exceed $25,000,000;

(v)           Borrowers’ Agent shall not request that any Issuing Lender issue, and no Lender shall have any obligation hereunder to issue, any Standby Letter of Credit of the type described in clause (i), (v), (vi) or (ix) of the definition thereof for the purpose of supporting Indebtedness of Holdings, if after giving effect to such issuance, the Letter of Credit Usage in respect of all such Standby Letters of Credit would exceed $100,000,000; and

(vi)          Borrowers’ Agent shall not request that any Issuing Lender issue, and no Lender shall have any obligation hereunder to issue, any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage in respect of all Letters of Credit would exceed $350,000,000.

The issuance of any Letter of Credit in accordance with the provisions of this subsection 2.8 shall be given effect in the calculation of the Total Utilization of Revolving Loan Commitments and shall require the satisfaction of each condition set forth in subsections 3.1, 3.2 and 3.3.

The Borrowers, the Lenders and the Administrative Agent agree that upon the effectiveness of this Agreement, each Letter of Credit previously issued for the account of the Borrowers that is outstanding on the Closing Date and listed on Schedule C (each such letter of credit being referred to herein as an “Existing Letter of Credit”) shall for all purposes of this Agreement be deemed a Letter of Credit issued and outstanding under this Agreement as of the Closing Date for the account of the applicable Borrower under and pursuant to the terms of this Agreement, and all fees payable under subsection 2.8F with respect to such Existing Letters of Credit shall accrue from the Closing Date. All Existing Letters of Credit as of the date hereof are described in Schedule C annexed hereto.

Immediately upon the issuance of any Letter of Credit by an Issuing Lender, each Revolving Lender other than such Issuing Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from such Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder, and each such Lender shall fund such participation in accordance with subsection 2.8E.

B.            Notice of Request for Issuance. Whenever a Borrower desires the issuance of a Letter of Credit, it shall cause Borrowers’ Agent to deliver to Administrative Agent and to the Lender which the Borrowers’ Agent has requested to issue such Letter of Credit a Notice of Request for Issuance of Letter of Credit no later than 1:00 P.M. (New York time) at least five Business Days, or such shorter period as may be agreed to by an Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Request for Issuance of Letter of Credit shall specify (i) the Borrower for whose account the Letter of Credit has been requested in accordance with subsection 2.8A, (ii) the proposed date of issuance (which shall be a business day under the laws of the jurisdiction of the Issuing Lender), (iii) the face amount of the Letter of Credit, (iv) in the case of a Letter of Credit which the Borrowers’ Agent requests to be denominated in a currency other than Dollars, the currency in which the Borrowers’ Agent requests such Letter of Credit to be issued, (v) the expiration date of the Letter of Credit, (vi) the name and address of the beneficiary, and (vii) the Lender which the Borrowers’ Agent has requested to issue such Letter of Credit; and such Notice of Request for Issuance of Letter of Credit shall further certify that subsection 3.2B is satisfied on and as of the date of issuance of such Letter of Credit. As soon as practicable after delivery of such notice with respect to any Letter of Credit, the Issuing Lender for such Letter of Credit shall be determined as provided in subsection 2.8C(ii). Prior to the date of issuance, the Borrowers’ Agent shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole reasonable judgment, may require changes in any such documents and certificates. In determining whether to pay under any Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

C.            Determination of Issuing Lender.

(i)            Borrowers’ Agent may request any Revolving Lender to issue a Letter of Credit and, upon receipt by such Lender of a notice from Borrowers’ Agent pursuant to subsection 2.8B requesting the issuance of a Letter of Credit, such Lender shall promptly notify the Borrowers’ Agent and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit. If such Lender elects to issue such Letter of Credit, such Lender shall be the Issuing Lender with respect thereto. If such Lender declines to issue such Letter of Credit, the Borrowers’ Agent may request any other Revolving Lender to issue such Letter of Credit, by delivering the notice described in subsection 2.8B to such Lender. In the event that all Lenders shall have declined to issue such Letter of Credit, Administrative Agent shall be obligated to issue the Letter of Credit requested by Borrowers’ Agent and shall be the Issuing Lender with respect to such Letter of Credit; provided that Administrative Agent shall not be obligated to issue any Letter of Credit (1) denominated in a foreign currency which in the reasonable judgment of Administrative Agent is not readily and freely available or (2) if any Lender with a Revolving Loan Commitment is a Defaulting Participating Lender at such time, unless Administrative Agent has entered into arrangement satisfactory to it and the applicable Borrower to eliminate Administrative Agent’s risk with respect to the participation in Letters of Credit by such Defaulting Participating Lender, including by cash collateralizing such Defaulting Participating Lender’s Pro Rata Share of the L/C Disbursements.

(ii)           Each Issuing Lender which elects to issue or amend a Letter of Credit shall promptly give written notice to Administrative Agent, and the applicable Borrower of the information required under subsection 2.8B(i) - (v) relating to such Letter of Credit and shall provide a copy of such Letter of Credit (as amended, if applicable) to Administrative Agent, and the applicable Borrower. Promptly after receipt of such notice, Administrative Agent shall notify each Revolving Lender (other than the Issuing Lender) of the amount of its respective participation therein, determined in accordance with subsection 2.8A.

(iii)          In the event that Administrative Agent is not the Issuing Lender in respect of a Commercial Letter of Credit, the Issuing Lender of such Commercial Letter of Credit will deliver to Administrative Agent, promptly on the first Business Day of each week such Commercial Letter of Credit is outstanding, a report setting forth the daily aggregate outstandings for the previous week under such Commercial Letter of Credit. Administrative Agent shall deliver to each Lender, promptly after the end of each calendar month and upon each payment by Administrative Agent to Lenders of the letter of credit fees described in subsection 2.8F(1)(b), a report setting forth, for the period from the date of the last such report, the daily aggregate amount available to be drawn (to the extent such amounts have been reported to Administrative Agent pursuant to the immediately preceding sentence) under each Commercial Letter of Credit issued by each Issuing Lender.

D.            Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit, the Issuing Lender shall notify the Borrower at whose request the Letter of Credit was issued and Administrative Agent on or before the date which is two Business Days prior to the date on which such Issuing Lender intends to honor such drawing (unless such Letter of Credit by its terms requires the Issuing Lender to honor a drawing on or prior to the second Business Day following such drawing, in which case the Issuing Lender shall notify the Borrower at whose request the Letter of Credit was issued and Administrative Agent as soon as reasonably practicable but in any event on or before the date on which such Issuing Lender intends to honor such drawing), and the Borrower at whose request the Letter of Credit was issued shall reimburse such Issuing Lender on the date on which such drawing is honored, in each case in an amount in either the currency in which such Letter of Credit is denominated or in Dollars and in Same Day Funds equal to the amount of such drawing (which amount, in the case of a reimbursement in Dollars of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Spot Rate); provided that, anything contained in this Agreement to the contrary notwithstanding, unless the Borrower at whose request the Letter of Credit was issued shall have notified Administrative Agent and such Issuing Lender prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date of such drawing that the Borrower at whose request the Letter of Credit was issued intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Loans, the Borrower at whose request the Letter of Credit was issued shall be deemed to have given a Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans (or Offshore Revolving Loans, as applicable) to such

Borrower which are Base Rate Loans (or, in the case of any such Loans denominated in Euro or ADollars, Eurocurrency Rate Loans with an Interest Period of one month), on the date on which such drawing is honored, in an amount in the currency in which the Letter of Credit is denominated (if denominated in ADollars, Euro or Dollars), and otherwise in Dollars, equal to the amount of such honored drawing (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than ADollars, Euro or Dollars, shall be calculated by reference to the applicable Spot Rate for Dollars on the date such drawing is honored), and subject to satisfaction or waiver of the conditions specified in subsection 3.2B, Lenders shall, on the date of such requested borrowing, make Revolving Loans (or Offshore Revolving Loans, as applicable) to such Borrower which are Base Rate Loans (or, in the case of any such Loans denominated in Euro or ADollars, Eurocurrency Rate Loans with an Interest Period of one month), in the amount of such drawing as aforesaid, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such drawing, and if for any reason proceeds of Revolving Loans (or Offshore Revolving Loans, as applicable) are not received by such Issuing Lender on such date in an amount equal to the amount of such drawing, Borrowers shall reimburse such Issuing Lender in an amount in the currency in which the Letter of Credit is denominated (if denominated in ADollars, Euro or Dollars), and otherwise in Dollars, on the business day (under the laws of the jurisdiction of such Issuing Lender) immediately following the date on which reimbursement of such drawing is required as provided above, in an amount in Same Day Funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.8F(2).

E.             Payment by Lenders with Respect to Letters of Credit. In the event that Borrowers shall fail to reimburse an Issuing Lender as provided in subsection 2.8D in either the currency in which such Letter of Credit is denominated or, in the case of a Letter of Credit denominated in a currency other than Euro or ADollars, in an amount in Dollars (calculated, in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Spot Rate on the date such drawing is honored) equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent of the unreimbursed amount of such drawing and Administrative Agent shall promptly notify each Revolving Lender of such unreimbursed amount and of such Lender’s respective participation therein pursuant to this subsection 2.8E. Each such Lender shall make available to such Issuing Lender an amount equal to its respective participation, in the currency in which the Letter of Credit is denominated (if denominated in ADollars or Euro), and otherwise in Dollars, and in Same Day Funds, at the office of such Issuing Lender specified in such notice, not later than 1:00 P.M. (New York time) on the business day (under the laws of the jurisdiction of such Issuing Lender) after the date notified by such Issuing Lender (provided, that, such Issuing Lender may request that such purchase of participations be transacted through Administrative Agent). In the event that any Revolving Lender fails to make available to such Issuing Lender the amount of such Lender’s required participation in such Letter of Credit as provided in this subsection 2.8E, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate plus the Applicable Base Rate Margin. Nothing in this subsection 2.8 shall be deemed to prejudice the right of any Lender to recover from such Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 2.8E in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender. Each Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under this subsection 2.8E with respect to any Letter of Credit issued by such Issuing Lender such other Lender’s Pro Rata Share of all payments received by such Issuing Lender from Borrowers in reimbursement of drawings honored by such Issuing Lender under such Letter of Credit when such payments are received. Notwithstanding subsection 2.8D, any reimbursements by Borrowers of amounts drawn on any Letter of Credit after participations in such unreimbursed drawing have been purchased by Lenders under this subsection 2.8E shall be made in the currency in which such participations were purchased.

F.             Compensation. Borrowers agree to pay the following amounts to each Issuing Lender for its own account with respect to Letters of Credit issued by it (with respect to paragraphs (1)(a) and (3) below) and to Administrative Agent for the account of each Revolving Lender (with respect to paragraphs 1(b) and (2) below) with respect to all Letters of Credit:

(1)           with respect to each Letter of Credit, (a) an administrative fee equal to 0.125% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit (but in no event less than $250 per annum), payable in arrears on and to (but excluding) each January 1, April 1, July 1 and October 1 of each year and calculated on the basis of a 360-day year and the actual number of days elapsed; and (b) a Letter of Credit Fee payable to the Lenders equal to (x) the Applicable Eurocurrency Margin as in effect for Revolving Loans from time to time multiplied by (y) the maximum amount available from time to time to be drawn under such Letter of Credit, per annum payable in arrears on and to (but excluding) each January 1, April 1, July 1 and October 1 of each year and calculated on the basis of a 360-day year and the actual number of days elapsed which Letter of Credit Fee shall be shared by all Revolving Lenders in accordance with their respective Pro Rata Shares;

(2)           with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such drawing from the date of payment of the drawing through the date such amount is reimbursed by Borrowers (including any such reimbursement out of the proceeds of Loans pursuant to subsection 2.8D) at a rate equal to the sum of the Base Rate plus the Applicable Base Rate Margin plus 2.00% per annum; and

(3)           with respect to the issuance, amendment or transfer of, or payment of a drawing under, each Letter of Credit, documentary and processing charges in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of this subsection 2.8F, (a) the maximum amount available to be drawn under any Letter of Credit as of any date of determination shall be determined as of the close of business on such date and (b) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Spot Rate for Dollars for such currency as of the applicable date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (1)(b) of this subsection 2.8F, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount. In the event Lenders have funded participations in a Letter of Credit pursuant to subsection 2.8E, the Issuing Lender in respect of such Letter of Credit may request that interest payments with respect thereto to participants be administered by and through the Administrative Agent.

G.            Obligations Absolute. The obligation of Borrowers to reimburse each Issuing Lender for drawings made under the Letters of Credit issued by it and the obligations of Revolving Lenders under subsection 2.8E shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

(1)           any lack of validity or enforceability of any Letter of Credit;

(2)           the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), such Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

(3)           any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)           payment by such Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction;

(5)           any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(6)           the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

H.            Additional Payments. If by reason of (a) any change after the date hereof in applicable law, regulation, rule, decree or regulatory requirement or any change after the date hereof in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement (in each case other than any law, regulation, rule, decree or regulatory requirement regarding capital adequacy) or (b) compliance by any Issuing Lender or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority imposed after the date hereof including, without limitation, Regulation D (but excluding, however, any direction, request or requirement regarding capital adequacy):

(i)            such Issuing Lender or any Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.8, whether directly or by such being imposed on or suffered by such Issuing Lender or any Lender;

(ii)           any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by such Issuing Lender or participations therein purchased by any Lender; or

(iii)          there shall be imposed on such Issuing Lender or any Lender any other condition regarding this subsection 2.8, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to such Issuing Lender or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by such Issuing Lender or any Lender, then and in any such case such Issuing Lender or such Lender may, at any time within six months after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within ten days of receipt of such notice such amounts as such Issuing Lender or such Lender may specify to be necessary to compensate such Issuing Lender or such Lender for such additional cost or reduced receipt, together with interest on such amount from 10 days after the date of such demand until payment in full thereof at a rate equal at all times to the Base Rate per annum. The determination by such Issuing Lender or any Lender, as the case may be, of any amount due pursuant to this subsection 2.8H as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

I.              Indemnification; Nature of Issuing Lender’s Duties. In addition to amounts payable as elsewhere provided in this subsection 2.8, (i) Owens-Brockway hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit for the account of any Borrower, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction or (B) the failure of such Issuing Lender to honor a drawing under any Letter of Credit for the account of any Borrower as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”); and (ii) the Offshore Borrowers hereby agree to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit for the account of any Offshore Borrower, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction or (B) the failure of such Issuing Lender to honor a drawing under any Letter of Credit for the account of any Offshore Borrower as a result of Government Acts.

Subject to the preceding paragraph, as between each relevant Borrower and each Issuing Lender, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender on account of that Borrower by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, electronic mail or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of such Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of such Issuing Lender’s rights or powers hereunder; provided, however, that such Issuing Lender shall be responsible for any payment it makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit in the event such payment constitutes gross negligence or willful misconduct of such Issuing Lender as determined by a court of competent jurisdiction.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to Borrowers.

Notwithstanding anything to the contrary contained in this subsection 2.8I, Borrowers shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuing Lender of proper demand for payment made under the Letters of Credit issued by it.

2.9                               O-I General as Borrowers’ Agent

O-I General is hereby appointed Borrowers’ agent hereunder by each Borrower (in such capacity “Borrowers’ Agent”). Each Borrower hereby authorizes, directs and empowers O-I General to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein. O-I General hereby accepts each such appointment. Each Borrower hereby irrevocably authorizes O-I General to take such action on such Borrower’s behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Notices of Borrowing, Notices of Conversion/Continuation, Notices of Issuance of Letter of Credit and Compliance Certificates hereunder, to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to any Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to any Agent any Loan proceeds or payments. Each Agent and each Lender shall be entitled to rely on the appointment and authorization of O-I General with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Borrowers’ Agent. In reliance hereon, each Agent and each Lender may deal with O-I General alone with the same effect as if such Agent or such Lender had dealt with each Borrower separately and individually.

2.10        Collection Allocation Mechanism

A.            Implementation of Collection Allocation Mechanism. On the CAM Exchange Date, (i) the Commitments shall terminate as provided in Section 7, (ii) Revolving Lenders shall purchase their required participations in the Domestic Overdraft Amount, the Offshore Overdraft Amount pursuant to subsection 2.1B and 2.1D(ii), respectively, and in unreimbursed L/C Disbursements pursuant to subsection 2.8E, (iii) all Loans and all Offshore Overdraft Amounts denominated in an Offshore Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the applicable Spot Rate on such date, and on and after such date the interest rate applicable to all such Loans shall be the rate applicable to overdue Loans of the relevant type that are Base Rate Loans hereunder and the  interest rate applicable to such Offshore Overdraft Amount shall be the rate applicable to overdue Revolving Loans in Dollars that are Base Rate Loans hereunder, and (iv) the Lenders shall automatically and without further action (and without regard to the provisions of subsection 10.2) be deemed to have exchanged interests in the Specified Obligations such that in lieu of the interest of each Lender in each such Specified Obligation in which it shall participate as of such date, such Lender shall hold an interest in every one of the Specified Obligations,  whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.

B.            Binding Nature of Collection Allocation Mechanism. Each Lender hereby consents and agrees (and each Borrower hereby consents) to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Specified Obligation. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all participation certificates and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans constituting Specified Obligations hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Specified Obligations with respect to the Loans; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

C.            Payments Subsequent to CAM Exchange Date. As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by Collateral Agent pursuant to any Collateral Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

D.            Subsequent LC Disbursements. If, on or after the CAM Exchange Date, an Issuing Lender makes an LC Disbursement that is not reimbursed by the applicable Borrower, then (i) each applicable Revolving Lender (determined without giving effect to the CAM Exchange) shall, in accordance with subsection 2.8E, promptly purchase from the Issuing Bank a participation in such LC Disbursement in the amount of such Revolving Lender’s applicable Pro Rata Percentage of such LC Disbursement (without giving effect to the CAM Exchange) and (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Revolving Lenders. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

SECTION 3

CONDITIONS TO CLOSING DATE; LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make the Loans and to issue Letters of Credit hereunder, is subject to the satisfaction of the following conditions.

3.1          Conditions to Closing Date

In addition to the conditions precedent specified in subsection 3.2, the effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent with such number of originally executed copies as Administrative Agent may request the following with respect to

Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)          Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, together with a good standing certificate from the Secretary of State (or other applicable authority) of its jurisdiction of organization (if available from such jurisdiction) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or in the case of foreign Loan Parties, a similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)          Executed originals of the Loan Documents to which such Person is a party; provided that the Tranche A Term Loan Notes and Australian Revolving Loan Notes shall be delivered immediately after the making of the initial Australian Revolving Loans; and

(v)           Such other customary documents as Agents may reasonably request.

B.            Fees. Owens-Brockway shall have paid, or caused to have been paid, to Administrative Agent, for distribution (as appropriate), Agents and Arrangers, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Repayment of Existing Credit Agreement and Related Liens; Existing Letters of Credit. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness and other amounts outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder (except the commitment to lend to ACI under the Nominal Restatement), (c) deliver to Administrative Agent all documents or instruments including lien releases and terminations necessary to satisfy the requirements of subsection 3.1K, and (d) made arrangements satisfactory to Administrative Agent with respect to any letters of credit outstanding thereunder that are not Existing Letters of Credit.

D.            Redemption of BSN Senior Subordinated Notes. Evidence satisfactory to Administrative Agent that BSN is delivering documents necessary to irrevocably call the BSN Senior Subordinated Notes for redemption on or before August 15, 2006.

E.             Representations and Warranties; Performance of Agreements. Company and each Borrower shall have delivered to Administrative Agent an Officers’ Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 4, are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the appropriate Loan Party or Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents.

F.             Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of (i) Latham & Watkins LLP, special counsel to Company and (ii) James W. Baehren, general counsel of the Company, in each case in form and substance reasonably satisfactory to Agents and their counsel, dated as of June 14, 2006 (this Agreement constituting a written request by Loan Parties to such counsel to deliver such opinions to Lenders).

G.            Opinions of Foreign Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of Clayton Utz, Australian counsel to ACI, Stewart, McKelvey, Sterling, Scales and Osler, Hoskin & Harcourt LLP, Canadian counsel to O-I Canada, Stibbe, Dutch counsel to Administrative Agent, Carrard Paschoud Heim & Associes, Swiss counsel to Administrative Agent, and Latham & Watkins LLP, special counsel to O-I UK, dated as of June 14, 2006 as to such matters as Agents acting on behalf of Lenders may reasonably request.

H.            Solvency Assurances. On the Closing Date, Administrative Agent and Lender shall have received an Officers’ Certificate of Company dated the Closing Date, in form and substance satisfactory to Agents and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, Company and its Subsidiaries on a consolidated basis and each Borrower individually will be Solvent.

I.              Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s and/or Borrowers’ respective insurance brokers or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 with respect to Company and its Domestic Subsidiaries is in full force and effect and that Collateral Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

J.             Intercreditor Agreement. The Intercreditor Agreement, substantially in the form of Exhibit XVII annexed hereto, shall have been fully executed and delivered and shall be in full force and effect.

K.            Security Interests in Personal Property. Administrative Agent shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken

(or will have taken within applicable perfection periods) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, made or caused to be made all such filings and made (or substantially concurrently with the Closing Date will make) any related payments of filing fees, taxes or similar expenditures that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, and holders of the Other Lender Guarantied Obligations, a valid and (upon such filing and recording or other means of perfection) perfected First Priority security interest in substantially all present and after acquired personal property Collateral. Such actions shall include the following:

(i)            Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent (or the equivalent thereof in any applicable jurisdiction)) representing all Capital Stock of Subsidiaries pledged pursuant to the Pledge Agreement, the Security Agreement and, if required thereby,  the Offshore Security Agreements and (b) all intercompany notes required to be pledged pursuant to the Pledge Agreement or Security Agreement;

(ii)           Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Company or any Domestic Subsidiary that is a Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens created by the Collateral Documents or otherwise permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)          UCC Financing Statements. Delivery to Collateral Agent of UCC financing statements and, where appropriate fixture filings, duly authorized by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions deemed necessary or desirable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(iv)          PPSA Financing Statements. Financing statements with respect to all present and after acquired personal property Collateral of O-I Canada shall have been filed in all jurisdictions deemed necessary or desirable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(v)           IP Filing. To the extent required by Agents, delivery to Collateral Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any material IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable

Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(vi)          Foreign Pledge Agreements. Execution and delivery to Collateral Agent of foreign pledge agreements with respect to the Capital Stock owned by Company or a Domestic Subsidiary of all Foreign Subsidiaries that are Material Subsidiaries with respect to which Collateral Agent deems a foreign pledge agreement necessary or advisable to perfect, continue perfection, or otherwise protect the First Priority Liens granted to Collateral Agent on behalf of Lenders and the holders of the Other Lender Guarantied Obligations in such Capital Stock, and the taking of all such other actions under the laws of such jurisdictions as Collateral Agent may deem necessary or advisable to perfect, continue the perfection of, or otherwise protect such Liens.

L.            Offshore Collateral Documents and Offshore Guaranties. Administrative Agent shall have received duly executed and delivered copies of the Offshore Collateral Documents and the Offshore Guaranties and all related documentation, all in form, substance and scope satisfactory to Agents.

M.           Closing Date Mortgages; Closing Date Mortgage Policies; etc. Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i)            Closing Date Mortgages. Fully executed and notarized Mortgages or amendments to Mortgages securing the Existing Owens-Brockway Senior Secured Notes such that they also secure the Obligations (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 3.1L annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”); and

(ii)           Matters Relating to Flood Hazard Properties. (a) Customary evidence as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

N.            Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

O.            Projections and Business Plan. The Lenders shall have received detailed financial projections for each of the Borrowers’ Fiscal Years ending on or prior to December 31, 2010 and the underlying business plan upon which such projections are based, all in form, substance and scope reasonably satisfactory to the Agents.

P.            Material Adverse Effect. There shall have been no change in the business or financial condition of any Loan Party since December 31, 2005 which has had a Material Adverse Effect.

3.2          Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A.            Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1E, an originally executed Notice of Borrowing, in each case signed by a duly authorized officer of the applicable Borrower.

B.            As of that Funding Date:

(i)            Except with respect to Loans under the Delayed Draw Commitments, the proceeds of which are to be used to fund a redemption of Inside Maturity Notes for which irrevocable notice has been given (a “Redemption Draw”), the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(ii)           Except in the case of a Redemption Draw, no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default. In the case of a Redemption Draw, no Event of Default (or Potential Event of Default) shall have occurred and be continuing under subsections 7.1, 7.6, 7.7 or 7.9 (with respect to a Borrower);

(iii)          Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv)          No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

(v)           The making of the Loans requested on such Funding Date shall not violate Regulation U of the Board of Governors of the Federal Reserve System.

3.3          Conditions to Letters of Credit

The issuance of any Letter of Credit (other than Existing Letters of Credit) hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.            On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 2.8B, an originally executed Notice of Request for Issuance of Letter of Credit (or a facsimile copy thereof) in each case signed by a duly authorized officer of the Borrower requesting the Letter of Credit, together with all other information specified in subsection 2.8B and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.            On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 3.1 and subsection 3.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 4

LOAN PARTIES’ REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, to induce the Lenders to thereafter make Term Loans, Revolving Loans and Offshore Revolving Loans hereunder, to induce Administrative Agent to make overdrafts under the Domestic Overdraft Account, to induce the Offshore Overdraft Account Providers to make overdrafts under the Offshore Overdraft Accounts, to induce Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit, in the Domestic Overdraft Amount and in the Offshore Overdraft Amounts, Company and each Borrower represents and warrants to each Lender, on the Closing Date, and on each other Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete (which representations and warranties made by an Offshore Borrower shall be limited to such Offshore Borrower and its Subsidiaries):

4.1          Organization, Powers, Good Standing, Business and Subsidiaries

A.            Organization and Powers. Each of the Loan Parties is a company, duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation. Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby, and, in the case of Borrowers, to issue the Notes.

B.            Good Standing. Each of the Loan Parties is (to the extent such concept is relevant) in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have a Material Adverse Effect.

C.            Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization or incorporation are identified in Schedule 4.1 annexed hereto, as said Schedule 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.1(xi). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented), is duly authorized, validly issued, fully paid and nonassessable and as of the Closing Date none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto (as so supplemented) is a company duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and (to the extent such concept is relevant) in good standing where applicable in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

4.2          Authorization of Borrowing, Etc.

A.            Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary organizational action by each Loan Party which is a party thereto.

B.            No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not and will not (i) violate any provision of law applicable to such Loan Party, the Organizational Documents of such Loan Party, or any order, judgment or decree of any court or other agency of government binding on such Loan Party, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of Collateral Agent) upon any of the properties or assets of Company or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, other than those approvals and consents which have been obtained.

C.            Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes did not, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body except for filings, consents or notices that have been or will be made during the period in which they are required to be made.

D.            Binding Obligations. This Agreement and the other Loan Documents executed prior to the date of this Agreement are, and the other Loan Documents and the Notes that are executed subsequent to the date of this Agreement, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3          Financial Condition

Borrowers have heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and the unaudited consolidated balance sheet of Holdings and its Subsidiaries and the unaudited consolidated balance sheet of Company and its Subsidiaries as of March 31, 2006 and the related unaudited consolidated statements of income and cash flows of Company and its Subsidiaries for the periods then ended. All such statements were prepared in conformity with GAAP. All such consolidated financial statements fairly present the consolidated financial position of Holdings and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the period covered thereby. Neither Holdings nor any of its Subsidiaries has any material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing financial statements or in the most recent consolidated financial statements delivered pursuant to subsection 5.1 of this Agreement, except for those incurred since the date of such financial statements that are not prohibited hereunder.

4.4          No Adverse Material Change

Since December 31, 2005, except as publicly disclosed in filings by Holdings or any Borrower with the Securities and Exchange Commission prior to the Closing Date, there has been no change in the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to Company and its Subsidiaries, taken as a whole.

4.5          Litigation; Adverse Facts

Except as disclosed in Holdings’ annual report on Form 10-K for the Fiscal Year ended December 31, 2005, there is no action, suit, proceeding, governmental investigation or arbitration of which Company has knowledge (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

4.6          Payment of Taxes

Except to the extent permitted by subsection 5.3, all material tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable.

4.7          Governmental Regulation

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005 or the Investment Company Act of 1940.

4.8          Securities Activities

A.            Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 7.2, was or will be attributable to Margin Stock.

4.9          Employee Benefit Plans

A.            Each of Holdings and each of its Subsidiaries is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal, state or foreign law with respect to each Plan, and has performed all of its obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Holdings, each of its Subsidiaries and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

B.            (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan which is reasonably likely to be terminated has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) none of Holdings, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

C.            As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10        Disclosure

No representation or warranty of any Loan Party contained in this Agreement, any Loan Document or any other document, certificate or written statement furnished to Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company and its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.11        Environmental Protection

Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the effect of the preceding sentence:

A.            to the best of Company’s knowledge, neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

B.            to the best of Company’s knowledge there are no environmental, health or safety conditions existing at any real property owned, operated or leased by Company or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Company or any of its existing or former Subsidiaries for waste treatment or disposal, which would reasonably be expected to require any construction or other capital costs or clean-up obligations to be incurred prior to the final scheduled maturity of the Obligations in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12        Title to Properties; Liens; Real Property; Intellectual Property

A.            Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee or freehold interests in Real Property Assets), (ii) valid leasehold interests in (in the case of Ground Leasehold Interests, or other leasehold interests in the UK, in Real Property Assets or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7 and except for such defects that individually or in the aggregate, would not have a Material Adverse Effect.

B.            Real Property. As of the Closing Date, Schedule 4.12B annexed hereto contains a true, accurate and complete list of all fee and Ground Leasehold Interests (or in the UK, all freehold and leasehold interests) in any Real Property Assets with an insurable or assessed value in excess of $50,000,000.

C.            Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and Loan Parties do not know of any valid basis for any such claim except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.13        Solvency

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

4.14        Matters Relating to Collateral

A.            Creation, Perfection and Priority of Liens. As of the Closing Date, the execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to or after the date hereof pursuant to subections 5.9 and 5.10, and (ii) the delivery to Collateral Agent of any Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (except for Collateral for which the absence or failure of the Lien on such Collateral would not constitute an Event of Default under subsection 7.12), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the periodic filing of UCC continuation statements and such other ongoing filings as may be required in the other jurisdictions in which Collateral is located.

B.            Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.14A and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

C.            Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 4.14A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or the U.S. Copyright Office (or analogous foreign agencies with respect to Collateral secured by the Offshore Collateral Documents), and (iii) no effective filings, registrations or other notices of Liens exist in relation to any of the Loan Parties or any of the Collateral at any agencies, registries offices or relevant governmental or other regulatory bodies outside the United States of America.

4.15        Credit Agreement Under Indentures.

This Agreement is the “Credit Agreement” as described in the indentures governing the Existing Owens-Brockway Senior Secured Notes and the Existing Owens-Brockway Senior Unsecured Notes and Borrowers’ Agent hereby designates this Agreement as such.

4.16        Professional Market Party Representation

For the purposes of the Dutch Banking Act, OIEG, or any other Dutch entity acceding to this Agreement as a borrower (each, a “Dutch Borrower”) (a) represents and warrants on the date of this Agreement that it has verified the status of each party which is a Lender to a Dutch Borrower under this Agreement on such date and that each Lender to a Dutch

Borrower is a PMP, and (b) if on the date on which a Person becomes a Lender to a Dutch Borrower, it is a requirement of Netherlands law that such Person is a PMP, represents and warrants that it has verified the status of such Person on such date and each such Person is a PMP.

SECTION 5

COMPANY’S AFFIRMATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Loans, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports

Company and Borrowers will maintain, and cause Holdings and each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of Holdings and Company in conformity with GAAP. Company and Borrowers will deliver, or cause to be delivered, to Administrative Agent (for distribution to the Lenders):

(i)            Quarterly Financials. as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter, other than quarters which are the last quarter in a Fiscal Year, the consolidated balance sheets of Holdings and Company as at the end of such period and the related consolidated statements of income and cash flows of Holdings and Company for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and, with respect to the consolidated statements of income, the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 5.1(x), all in reasonable detail and certified by the chief accounting officer, the chief financial officer, the treasurer, an assistant treasurer, the controller or an assistant controller of Company that they fairly present the consolidated financial condition of Holdings and Company as at the dates indicated and the consolidated results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

(ii)           Year-End Financials. as soon as practicable and in any event within 90 days after the end of each Fiscal Year of Company (a) the audited consolidated balance sheets of Holdings and Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and Company for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous year, all in reasonable detail, each accompanied by a report thereon of an independent registered public accounting firm of recognized national standing selected by Company which report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly the consolidated financial position of Holdings and Company, respectively, at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accounting firm of such consolidated financial statements was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), and (b) the consolidated balance sheet of each Borrower as at the end of such Fiscal Year and the related consolidated statement of income of each Borrower for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous year, prepared on an internal basis as maintained by Company and Holdings in their financial reporting systems and in a form reasonably satisfactory to Administrative Agent;

(iii)          Officers’ Certificates and Compliance Certificates. together with each delivery of financial statements of Holdings and/or Company pursuant to subdivisions (i) and (ii) above, (a) an Officers’ Certificate of Company stating that the signers thereof have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such signers do not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating compliance (as determined in accordance with GAAP) during and at the end of such accounting periods with the restrictions contained in subsections 6.1–6.12 and, in addition, a written statement of the chief accounting officer, chief financial officer, treasurer, any assistant treasurer, controller or any assistant controller of Company describing in reasonable detail (A) the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to Company’s compliance with subsections 6.6 and 6.8 and (B) the non-recurring cash charges added back to Consolidated Net Income for purposes of calculating Consolidated Adjusted EBITDA pursuant to clause (vii) of the definition thereof;

(iv)          Certification Regarding Change in Accounting Principles. to the extent required pursuant to clause (a) or (b) below, together with each delivery of financial statements pursuant to subdivisions (i) or (ii) of this subsection 5.1, a written statement from the chief accounting officer, chief financial officer, treasurer, an assistant treasurer, controller or any assistant controller of Company setting forth (a) if necessary to explain any material changes in the consolidated financial statements caused by the adoption of new accounting principles, a comparison and reconciliation of the consolidated financial statements with pro forma consolidated financial statements prepared as if the new accounting principles had not been adopted (it being understood that, subject to the following clause (b), only one such statement shall be required with respect to any particular adoption of any new accounting principles) and (b) during the pendency of any negotiations provided for in subsection 10.9 resulting from any change in accounting principles and policies, the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

(v)           SEC Filings and Press Releases. promptly upon their becoming available, copies of (a) all annual reports and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary, (b) all reports (including, without limitation, its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) and all registration statements of Holdings or any of its Subsidiaries filed with the Securities and Exchange Commission on Forms S-2, S-3, S-4 and 8-K, and (c) all press releases concerning Holdings’ earnings made available generally by Holdings or any of its Subsidiaries to the public;

(vi)          Events of Default, Etc. promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or Administrative Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement, or (b) of the occurrence of any event or change (including any event or change relating to environmental or ERISA matters) that has caused or evidences, or would reasonably be expected to give rise to, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action Company or such Borrower has taken, is taking and proposes to take with respect thereto;

(vii)         Litigation or Other Proceedings. promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed by Company or a Borrower to Lenders, or (b) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in either case, if adversely determined, would reasonably be expected to cause a Material Adverse Effect, written notice thereof to Lenders and provide such other information as may be reasonably available to it to enable Lenders and their counsel to evaluate such matters;

(viii)        ERISA Events. promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix)           ERISA Notices. with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or any Lender through Administrative Agent shall reasonably request;

(x)            Financial Plans. as soon as practicable and in any event within 90 days after the beginning of each Fiscal Year of Company, a consolidated plan and financial forecast, prepared in accordance with Company’s normal accounting procedures applied on a consistent basis, for such Fiscal Year of Company and its Subsidiaries, including, without limitation, (a) a forecasted consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of Company for such Fiscal Year, and (b) the amount of forecasted capital expenditures and unallocated overhead for such Fiscal Year;

(xi)           New Subsidiaries. within 90 days of the end of each Fiscal Year, a written notice setting forth with respect to all Persons becoming Subsidiaries of Company on such date during the previous Fiscal Year, (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 4.1 annexed hereto for all purposes of this Agreement);

(xii)          Overdraft Reporting. promptly upon request by Administrative Agent, if any Offshore Overdraft Account Provider has not provided the information required pursuant to subsection 2.1D(v) in a timely manner, a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Accounts for the requested period and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report;

(xiii)         Other Information. with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

Company and Borrowers shall be deemed to have delivered reports referred to in clauses (i), (ii), (iii) or (v) of this subsection 5.1 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) or on its own Internet website as previously identified to Agents and Lenders, and (B) Company and Borrowers have notified Administrative Agent by electronic mail of such posting; provided that if any Agent or any Lender requests such information to be delivered in hard copies, Company and/or any Borrower, as applicable, shall furnish to such Agent or Lender, as applicable, such information accordingly.

5.2          Corporate Existence, Etc.

Company and each Borrower will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and the businesses of each of its Subsidiaries; provided, however, that the existence of any such Subsidiary (other than any Borrower) may be terminated if its parent corporation determines that such termination is in the best interest of such parent corporation.

5.3          Payment of Taxes and Claims; Tax Consolidation

A.            Company and each Borrower will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

B.            Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries or such other Person as may be reasonably acceptable to Requisite Lenders).

5.4                               Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds

A.            Company and Borrowers will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company and Borrowers will each maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations (“Industry Standards”) and may self insure to the extent, and only to the extent, consistent with Industry Standards. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Collateral Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Collateral Agent for the benefit of

Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $25,000,000 and provides for at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

B.            Application of Net Insurance/Condemnation Proceeds. Upon receipt by Company or any other Loan Party, or by Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, so long as no Event of Default shall have occurred and be continuing, Company or such other Loan Party may retain such proceeds pending a determination by Company or the applicable Loan Party as to whether Company or applicable Loan Party (a) will repair, restore or replace the assets in respect of which such Net Insurance/Condemnation Proceeds were received or (b) will elect to cause prepayments of the Loans and/or the reduction of the Revolving Loan Commitments as provided in subsection 2.4B. The failure by Company or such Loan Party to make an election under the preceding sentence on or before the date that is 120 days after receipt of the Net Insurance/Condemnation Proceeds shall be deemed an election to cause the prepayments of the Loans and/or the reduction in the Revolving Commitments as provided in subsection 2.4B and the Borrowers shall prepay the Loans and make any other payments required under the Intercreditor Agreement in an amount equal to such Net Insurance/Condemnation Proceeds. If an Event of Default shall have occurred and be continuing, the applicable Loan Party shall deliver to Collateral Agent for application to the Loans if Collateral Agent so elects an amount equal to such portion of such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or reduce the Revolving Loan Commitments) as provided in subsection 2.4B subject to any limitations contained in the Intercreditor Agreement. Upon any election pursuant to clause (a) above, Company or the applicable Loan Party shall, following such election, diligently pursue the repair, restoration or replacement of the assets in respect of which such Net Insurance/Condemnation Proceeds were received. If any portion of such Net Insurance/Condemnation Proceeds are not used to repair, replace or restore the assets in respect of which such Net Insurance/Condemnation Proceeds were received within, in the case of any such proceeds that would constitute “Excess Proceeds” under the indenture governing the Existing Owens-Brockway Senior Secured Notes or the Existing Owens-Brockway Senior Unsecured Notes if not so used by a date certain, 355 days of such receipt (or Company and/or the applicable Loan Party cease the diligent pursuit of the same), any amount of such Net Insurance/Condemnation Proceeds not so used shall be applied to prepay the Term Loans and/or reduce Revolving Loan Commitments as provided in subsection 2.4B and shall be otherwise applied as required by the Intercreditor Agreement.

5.5          Inspection

Company and Borrowers shall permit any authorized representatives designated by any Lender, at the expense of that Lender, to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6          Compliance with Laws, Etc.

Company, Borrowers and its/their Subsidiaries shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any Governmental Authority, noncompliance with which in any case or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

5.7          Securities Activities

Following the application of the proceeds of any Loans, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 7.2, will be attributable to Margin Stock.

5.8          Environmental Matters

A.            Environmental Disclosure. Company will deliver to Administrative Agent (for distribution to the Lenders):

(i)            Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company, any Borrower or any of its Domestic Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Mortgaged Property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)           Notice of Certain Releases, Remedial Actions, Etc. Within 90 days following the end of each Fiscal Year, a written summary describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (b) any remedial action taken by Company, any Borrower or any other Subsidiary in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all non-privileged written communications with respect to  any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)          Notice of Certain Proposed Actions Having Environmental Impact. In addition to the quarterly reporting required under subsection 5.1(xi), prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.            Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)            Remedial Actions Relating to Hazardous Materials Activities. Company and each Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Mortgaged Property that is in violation of any Environmental Law that presents a material risk of giving rise to a material Environmental Claim.

(ii)           Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company and each Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company, any Borrower or its or their Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

C.            Environmental Review and Investigation. If (a) Administrative Agent reasonably believes that Company or any Borrower or any of its or their Subsidiaries has breached any representation, warranty or covenant contained in this subsection 5.8 or that there has been a material violation of Environmental Laws at any Mortgaged Property or by Company, any Borrower or any of its or their Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct an investigation (including by retention, at Company’s expense, an independent professional consultant to do so) of any Mortgaged Property; provided that, in the case of any Facility no longer owned, leased, operated or used by Company, any Borrower or any of its or their Subsidiaries, Company shall only be obligated to use its best efforts to obtain permission for Administrative Agent’s professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Company and each Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Mortgaged Property currently owned, leased, operated or used by Company, any Borrower or any of its or their Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company, the relevant Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Company, Borrowers and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 5.8C will be subject to the provisions of subsection 10.20 and will be obtained and shall be used by Administrative Agent and Lenders solely for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents or in connection with any transaction relating to the Loans or to such Facility. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company and each Borrower acknowledge and agree that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company’s use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

5.9                               Execution of Subsidiary Guaranty and Security Agreement After the Closing Date.

A.            Execution of Subsidiary Guaranty and Security Agreement. If (a) any wholly-owned Domestic Subsidiary of Company existing on the Closing Date (other than the Harbor Capital Subsidiaries) that has not previously executed the Subsidiary Guaranty or (b) any Person becomes a wholly-owned Domestic Subsidiary of Company after the Closing Date (other than a Domestic Subsidiary formed in connection with any Receivables Sale Indebtedness and other than any Domestic Subsidiary subject to a restriction permitted under subsection 6.2B prohibiting such Subsidiary’s execution of the Subsidiary Guaranty and/or the Security Agreement), and such Subsidiary owns or acquires assets with an aggregate fair market value (without netting such fair market value against any liability of such Subsidiary) exceeding $30,000,000, Borrowers’ Agent will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents. To the extent any such Subsidiary is owned by a Subsidiary Guarantor, the Capital Stock of such Subsidiary shall be pledged pursuant to the Security Agreement.

B.            Foreign Subsidiaries. If (a) any Foreign Subsidiary that is a direct wholly-owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized under the laws of the jurisdiction of such Offshore Borrower or Offshore Guarantor, or (b) any Person becomes a direct wholly-owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized in the jurisdiction of such Offshore Borrower (other than O-I Europe) or Offshore Guarantor (other than any special purpose vehicle formed in connection with the incurrence or maintenance of Receivables Sale Indebtedness permitted hereunder), and such Subsidiary owns or acquires assets with an aggregate fair market value (without netting such fair value against a liability of such Subsidiary) exceeding $30,000,000, Borrowers’ Agent will promptly notify Collateral Agent of that fact and cause such Subsidiary, to the extent legally permissible, to execute and deliver to Collateral Agent a counterpart of the applicable Offshore Guaranty and a counterpart of (or accession document to) the applicable Offshore Security Agreement and such documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents. If, on or after the Closing Date, a wholly-owned Foreign Subsidiary becomes a Foreign Subsidiary directly owned by a Subsidiary Guarantor, the Capital Stock of such Foreign Subsidiary shall be pledged pursuant to the Security Agreement unless Collateral Agent agrees otherwise due to the illegality or impracticality of such pledge or because the costs of obtaining such pledge are excessive in relation to the value of the security to be afforded thereby. Borrowers shall cause foreign pledge agreements with respect to the Capital Stock of O-I Manufacturing Netherlands B.V. and Veglarec B.V. to be executed and delivered to Collateral Agent as soon as reasonably practicable after the redemption of the BSN Senior Subordinated Notes.

C.            Subsidiary Organizational Documents, Legal Opinions, Etc. Company and Borrowers shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State (or other applicable authority) of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or, in the case of a Foreign Subsidiary, similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if such Subsidiary owns assets with a value in excess of $100,000,000, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and (where applicable) good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

5.10        Real Estate Matters

If after the Closing Date (i) Company, any Borrower, any Subsidiary Guarantor, or any Offshore Guarantor acquires any fee or Ground Leasehold Interest in a Real Property Asset (or freehold title, in the case of a Real Property Asset located in the UK) the acquisition cost of which (including purchase-money Indebtedness or assumed Indebtedness) or insurable value of which exceeds $50,000,000 and which is not subject to a Permitted Lien prohibiting such encumbrance or (ii) at the time any Person becomes a Subsidiary Guarantor or Offshore Guarantor, such Person owns or holds any fee or Ground Leasehold Interest in a Real Property Asset (or freehold title, in the case of a Real Property Asset located in the UK) with an assessed or insurable value in excess of $50,000,000 excluding any such Real Property Asset the encumbrancing of which requires the consent of (in the case of clause (ii) above) a then-existing senior lienholder, where Company and its Subsidiaries are unable to obtain such senior lienholder’s consent (any Real Property Asset described in clause (i) and any such non-excluded Real Property Asset described in the clause (ii) above being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Collateral Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor or Offshore Guarantor, as the case may be, the following as applicable:

(i)            Mortgage. A fully executed and notarized Mortgage, duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property (any such Mortgage encumbering an Additional Mortgaged Property being an “Additional Mortgage”);

(ii)           Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Additional Mortgaged Property located in the United States of America and consisting of a Ground Leasehold Interest, (a) a Landlord Consent and Estoppel with respect thereto (to the extent such Loan Party can obtain same using its commercially reasonable efforts) and (b) evidence that such Ground Leasehold Interest is a Recorded Leasehold Interest;

(iii)          Matters Relating to Flood Hazard Properties. With respect to each Additional Mortgaged Property located in the United States of America:  (a) evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(iv)          Environmental Audit. If reasonably required by Administrative Agent, reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and prepared by environmental consultants reasonably satisfactory to Administrative Agent, concerning any material environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

SECTION 6

COMPANY’S NEGATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, the Notes, the Offshore Overdraft Amounts and the Domestic Overdraft Amount and other Obligations and the cancellation or expiration of all Letters of Credit and reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of its respective Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness

Company and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Loan Parties may become and remain liable with respect to the Obligations and may guaranty the Obligations and the Other Lender Guarantied Obligations pursuant to their respective Guaranties;

(ii)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and Purchase Money Indebtedness in a principal amount outstanding at any time not exceeding the greater of (a) $450,000,000 and (b) 7.5% of Consolidated Tangible Net Assets, calculated on a Pro Forma Basis;

(iv)          Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company; provided that, (a) all such intercompany Indebtedness owed by Company or any Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (b) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Owens-Brockway or to any of its

Subsidiaries for whose benefit such payment is made; and Company may become and remain liable with respect to Indebtedness to Holdings; provided that such Indebtedness shall be evidenced by the amended and restated subordinated intercompany notes dated as of the Closing Date (which subordinated notes shall not be further amended without the consent of Administrative Agent);

(v)           Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness or the commitments therefor described in Schedule 6.1 annexed hereto and any extensions, renewals and refinancings of the Indebtedness or the commitments therefor described in Part I thereof to the extent that such extensions, renewals and refinancings thereof do not result in an increase in the aggregate principal amount or commitment amount of such Indebtedness as described in such Part I;

(vi)          Company and Packaging may remain liable with respect to the Existing Holdings Senior Notes on a subordinated basis;

(vii)         Company and the other Loan Parties may become and remain liable with respect to New Senior Debt;

(viii)        Company and Packaging may become and remain liable with respect to Refinancing Senior Debt on a subordinated basis;

(ix)           Company and Packaging may become and remain liable with respect to New Junior Debt on a subordinated or unsecured basis or both;

(x)            OIEG or another Foreign Subsidiary reasonably acceptable to Administrative Agent may become and remain liable with respect to New European Refinancing Debt;

(xi)           In addition to Indebtedness permitted by the other clauses of this subsection, Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $700,000,000 at any time outstanding (inclusive of amounts outstanding or committed under Schedule 6.1, Part II);

(xii)          In addition to Indebtedness permitted by the other clauses of this subsection, Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(xiii)         Company and its Subsidiaries may become and remain liable with respect to Acquired Indebtedness; and

(xiv)        Company and its Subsidiaries may become and remain liable with respect to Receivables Sale Indebtedness.

6.2          Liens and Related Matters

A.            Prohibition on Liens. Company and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, any Borrower or any of their Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)            Permitted Encumbrances;

(ii)           Liens granted pursuant to the Collateral Documents;

(iii)          Liens described in Schedule B annexed hereto (“Existing Liens”) and Liens securing Indebtedness incurred to refinance any Indebtedness secured by Existing Liens so long as (a) the principal amount of such refinancing Indebtedness does not exceed the principal amount (or, if greater, the committed amount) of the Indebtedness refinanced thereby (plus the amount of any related premiums, fees and expenses) and (b) such refinancing Indebtedness is not secured by any collateral which did not secure the Indebtedness refinanced thereby;

(iv)          Liens securing Purchase Money Indebtedness permitted by subsection 6.1(iii) and arising from the giving, simultaneously with or within 180 days after the acquisition, construction or improvement of real property or tangible personal property, of any purchase money Lien (including vendors’ rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property acquired, constructed or improved and not theretofore owned by Company, any Borrower or any of its Subsidiaries, or from the acquiring of real property or tangible personal property not theretofore owned by Company, any Borrower or any of its Subsidiaries subject to any then-existing Lien (whether or not assumed), or from the extension, renewal or replacement of any Indebtedness secured by any of the foregoing Liens so long as the aggregate principal amount thereof and the security therefor is not thereby increased; provided, however, that in each case (a) such Lien is limited to such acquired, constructed or improved real or tangible personal property and fixed improvements, if any, then existing or thereafter erected thereon, and (b) the principal amount of the Indebtedness secured by such Lien, together (without duplication) with the principal amount of all other Indebtedness secured by Liens on such property, shall not exceed the cost (which shall be deemed to include, without duplication, the amount of Indebtedness secured by Liens, including existing Liens, on such property) of such property to Company, any Borrower or its applicable Subsidiary;

(v)           [omitted]

(vi)          Liens on acquired assets securing Acquired Indebtedness; provided that such Liens were created prior to and not in anticipation of the acquisition of such acquired assets or acquired Subsidiary;

(vii)         In addition to Liens permitted by the other clauses of this subsection, Liens on the assets of Foreign Subsidiaries securing Indebtedness or other obligations of such Foreign Subsidiaries (other than ACI, O-I Canada, OIEG, O-I Europe, and/or any of the Offshore Guarantors);

(viii)        In addition to Liens permitted by the other clauses of this subsection, Liens securing obligations of Company and its Subsidiaries in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(ix)           Liens securing Receivables Sale Indebtedness; provided that such Liens encumber solely the receivables so sold and customary related assets (including cash reserves established in connection therewith); and

(x)            Liens on deposits of cash or Cash Equivalents securing bona-fide hedging arrangements with Lenders or Affiliates thereof.

B.            No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company and Borrowers will not, and will not permit any of its or their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for such restrictions or encumbrances existing by reason of (a) any restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Closing Date, (b) any restrictions with respect to any Person that becomes a Subsidiary of Company after the Closing Date under any agreement in existence at the time such Person becomes such a Subsidiary, (c) any restrictions with respect to any Subsidiary of Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (d) any restrictions with respect to any Subsidiary of Company all or substantially all of whose assets consist of property encumbered by Liens permitted under subsection 6.2A, (e) restrictions imposed by applicable laws, (f) restrictions under leases of, or mortgages and other agreements relating to Liens on specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens), (g) any restrictions under indentures governing New Senior Debt or New European Refinancing Debt, which restrictions are either substantially the same as those under clause (h) or are approved by Administrative Agent, which approval will not be unreasonably withheld or delayed so long as such restrictions are similar to comparable transactions in the market at the time such Indebtedness is issued, (h) any restrictions under the indentures governing the Existing Owens-Brockway Senior Secured Notes and the Existing Owens-Brockway Senior Unsecured Notes, and (i) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses (a) through (h); provided that the terms and conditions of any such agreement, as they relate to any such restrictions, are no less favorable to Company, Borrowers and such Subsidiaries, as applicable, taken as a whole, than those under the agreement so amended, refinanced or replaced.

6.3          Investments; Acquisitions

Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person (each such acquisition, an “Acquisition”) except:

(i)            Company and its Domestic Subsidiaries may make and own Investments in Cash Equivalents and the Foreign Subsidiaries may make and own Investments in Cash Equivalents and short term investments similar to Cash Equivalents customarily used in the countries in which they are located;

(ii)           Company and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Company, and Company and its Subsidiaries may make and own additional equity Investments in Loan Parties (other than O-I Europe) and Foreign Subsidiaries that are not Loan Parties may make and own additional equity investments in other non-Loan Parties;

(iii)          Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iv); provided, that the aggregate amount of such intercompany loans made in cash by Loan Parties (other than O-I Europe) to non-Loan Parties or O-I Europe from and after the Closing Date and outstanding at any time shall not exceed $500,000,000 minus the amount of Investments made by Loan Parties (other than O-I Europe) in non-Loan Parties or O-I Europe pursuant to subsection 6.3(vi) from and after the Closing Date;

(iv)          Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 6.3 annexed hereto;

(v)           Company and its Subsidiaries may make Acquisitions (and Company and its Domestic Subsidiaries may make Investments in Foreign Subsidiaries necessary to consummate any such Acquisition) so long as immediately after giving effect to such Acquisition, the Borrowers are in compliance with the financial covenants set forth in subsection 6.6 as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Acquisition and the Revolving Loan Commitments then in effect exceed the Total Utilization of Revolving Loan Commitments by at least $150,000,000;

(vi)          Company and its Subsidiaries may make additional Investments in their respective Foreign Subsidiaries; provided, that, the amount of all such Investments made after the Closing Date minus the aggregate amount of all cash dividends, distributions and other cash payments actually received by Company and its Subsidiaries (other than Foreign Subsidiaries) from their respective Foreign Subsidiaries after the Closing Date, shall not exceed $250,000,000; and provided, still further, that upon and from and after the first such date that the Consolidated Leverage Ratio is less than 3.5:1, Company and its Subsidiaries may make additional Investments in their respective Foreign Subsidiaries such that the aggregate amount for all such Investments (including those made after the Closing Date and prior to such first such date) minus the aggregate amount of all cash dividends, distributions and other cash payments actually received by Company and its Subsidiaries (other than Foreign Subsidiaries) from their respective Foreign Subsidiaries after the Closing Date (including those received after the Closing Date and prior to such first such date) does not exceed $500,000,000;

(vii)         Company and its Subsidiaries may make and own Investments arising in connection with Commodities Agreements entered into in accordance with current industry practice (at the time of making any such Investment) or the past practices of Company and its Subsidiaries;

(viii)        Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(ix)           Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale or other sales of assets permitted by subsection 6.7;

(x)            Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

(xi)           In addition to Investments permitted by the other clauses of this subsection, Company and its Subsidiaries may make and own other Investments (including intercompany loans permitted by subsection 6.1(iv)) after the Closing Date in an aggregate amount not to exceed an amount equal to (a) 10% of Company’s Consolidated Tangible Net Assets calculated on a Pro Forma Basis plus (b) the amount of Consolidated Excess Cash Flow not required to be applied to prepay Loans pursuant to subsection 2.4B(ii)(e) plus (c) the amount of net Cash proceeds contributed to Company by Holdings from issuances of Holdings Common Stock or Permitted Preferred Stock; and

(xii)          Company and its Subsidiaries may enter into and consummate transactions described in subsection 6.7(i) and 6.7(ix).

6.4          Contingent Obligations

Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Loan Parties may become and remain liable with respect to Contingent Obligations under their respective Guaranties;

(ii)           Company, Borrowers and its and their Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit in an aggregate amount not to exceed at any time $350,000,000 and Contingent Obligations in respect of other letters of credit and surety bonds in an aggregate amount not to exceed at any time $150,000,000;

(iii)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements with respect to Indebtedness;

(iv)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(v)           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount not to exceed at any time $100,000,000;

(vi)          Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries to the extent such Indebtedness is specifically permitted by subsection 6.1 (other than Existing Holdings Senior Notes, Refinancing Senior Debt, New Junior Debt and except to the extent the obligors for any particular issuance of Indebtedness are otherwise specifically restricted by this Agreement);

(vii)         Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto and any extensions, renewals and refinancings thereof to the extent that such extensions, renewals and refinancings thereof do not result in an increase in the aggregate amount of Contingent Obligations as described in Schedule 6.4;

(viii)        Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Subsidiaries not prohibited under this Agreement (other than any obligation with respect to Indebtedness);

(ix)           Company and Packaging may become and remain liable on a subordinated basis with respect to Existing Holdings Senior Notes, Refinancing Senior

Debt and New Junior Debt; provided Company and Packaging may become and remain liable with respect to New Junior Debt on an unsubordinated basis if such New Junior Debt is unsecured;

(x)            Company, Packaging and Subsidiary Guarantors may remain liable with respect to the Existing Owens Brockway Senior Secured Notes and Senior Unsecured Notes, and may become and remain liable with respect to New Senior Debt and New European Refinancing Debt; and

(xi)           In addition to Contingent Obligations permitted by the other clauses of this subsection, Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate principal liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $300,000,000.

6.5          Restricted Junior Payments

Company and Borrowers shall not, and shall not permit any of its and their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company and its Subsidiaries may (i) make Holdings Ordinary Course Payments to the extent then due and payable, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; (ii) make Restricted Junior Payments to Holdings for purchases of Common Stock of Holdings in connection with the administration of Holdings’ employee benefits program and repurchases of employee shares; (iii) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited by subsection 6.12A; provided, in the case of Company’s intercompany notes to Holdings, such payments of interest shall be limited to non-cash payments on a basis consistent with past practices; (iv) make payments of intercompany indebtedness other than payments of Company’s intercompany Indebtedness to Holdings and (v) otherwise make Restricted Junior Payments to Holdings in an aggregate amount equal not to exceed (a) $100,000,000 plus (b) 50% of Consolidated Net Income of Holdings and its Subsidiaries for the period (taken as a single accounting period) from December 31, 2004 to the end of the most recent Fiscal Quarter ending at least 45 days prior to the date of such Restricted Junior Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), and excluding items treated as balance sheet adjustments for foreign currency transactions, provided, that, the amount under this clause (b) shall never be less than zero, plus (c) an amount equal to 100% of the net Cash proceeds contributed to Company from issuances of Holdings Common Stock, Permitted Preferred Stock (or from the issuance of other convertible equity interests of Holdings or convertible debt issued by Holdings which, in either case, have been converted into Holdings Common Stock or Permitted Preferred Stock) (excluding, however, any such equity interests or convertible debt issued to Company or its Subsidiaries and excluding any such proceeds utilized as consideration for an Acquisition not prohibited hereunder) minus (d) the an amount equal to the aggregate amount of Investments made pursuant to subsection 6.3(xi) after the Closing Date less the aggregate amount of all cash dividends, distributions and other cash payments actually received by Company and its Loan Party Subsidiaries from their respective non-Loan Party Foreign Subsidiaries after the Closing Date. The provisions of this subsection 6.5 shall not be breached by the payment of any Restricted Junior Payments to Holdings for the purposes of Holdings making a dividend payment under clause (x) of Holdings Ordinary Course Payments definition within 60 days after the declaration of the dividend by Holdings, if at such date of declaration, the making of such payment would not have been in violation of this subsection.

6.6          Financial Covenants

A.            Maximum Leverage Ratio. Company and Borrowers shall not permit the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter ending on any of the dates set forth below, calculated on a Pro Forma Basis, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
September 30, 2006	4.80: 1.00
December 31, 2006	4.80: 1.00
March 31, 2007	4.80: 1.00
June 30, 2007	4.80: 1.00
September 30, 2007	4.80: 1.00
December 31, 2007	4.40: 1.00
March 31, 2008	4.40: 1.00
June 30, 2008	4.40: 1.00
September 30, 2008	4.40: 1.00
December 31, 2008	4.15: 1.00
March 31, 2009	4.15: 1.00
June 30, 2009	4.15: 1.00
September 30, 2009	4.15: 1.00
December 31, 2009 and the last day of each Fiscal Quarter thereafter	3.95: 1.00

B.            Minimum Interest Coverage Ratio. Company and Borrowers shall not permit the Interest Coverage Ratio as of the last day of the Fiscal Quarter ending on any of the dates set forth below, calculated on a Pro Forma Basis, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
September 30, 2006	2.10: 1.00
December 31, 2006	2.10: 1.00
March 31, 2007	2.10: 1.00
June 30, 2007	2.10: 1.00
September 30, 2007	2.10: 1.00
December 31, 2007	2.25: 1.00
March 31, 2008	2.25: 1.00
June 30, 2008	2.25: 1.00
September 30, 2008	2.25: 1.00
December 31, 2008	2.40: 1.00
March 31, 2009	2.40: 1.00
June 30, 2009	2.40: 1.00
September 30, 2009	2.40: 1.00
December 31, 2009 and the last day of each Fiscal Quarter thereafter	2.55: 1.00

6.7          Restriction on Fundamental Changes; Asset Sales

Company and Borrowers shall not, and shall not permit any of its and their Subsidiaries to enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            any Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions, to Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor; provided that, in the case of such a merger or amalgamation, Company, such Borrower, such Subsidiary Guarantor or such Offshore Guarantor shall be the continuing or surviving Person;

(ii)           Company and its Subsidiaries may sell, lease, sublease or otherwise dispose of assets in transactions that do not constitute Asset Sales and sell inventory and other personal and real property held for resale in the ordinary course of business;

(iii)          Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)          Company and its Subsidiaries may make Asset Sales of assets having an aggregate book value (at the time of disposition) not in excess of 10% of

Company’s Consolidated Tangible Net Assets, calculated on a Pro Forma Basis, in any Fiscal Year and 15% of Company’s Consolidated Tangible Net Assets, calculated on a Pro Forma Basis, during the term of this Agreement; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the Net Asset Sale Proceeds arising from such Asset Sales shall be applied as required under subsection 2.4;

(v)           in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable in accordance with past practice and Company and Subsidiaries may sell accounts receivable to the extent that the proceeds of Receivables Sale Indebtedness are applied as required by subsection 2.4B(ii)(f);

(vi)          Company and its Subsidiaries may make Acquisitions and Investments permitted by subsection 6.3;

(vii)         Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(viii)        any Person (other than Holdings or a Borrower) may be merged or amalgamated with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would not be prohibited pursuant to subsection 6.3; provided that (a) in the case of Company or a Borrower, Company or such Borrower shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsections 5.9 and 5.10 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)           any Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into any other Subsidiary of Company (other than a Borrower) or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions to any other Subsidiary of Company (other than a Borrower), so long as, at the time of such event, neither Subsidiary is a Subsidiary Guarantor or an Offshore Guarantor;

(x)            any Foreign Subsidiary organized under the laws of the UK or any member state of the European Union may sell, transfer or otherwise dispose of inventory to O-I Europe in connection with the implementation of Company’s new European business model; and

(xi)           each of Premier Glass Packaging Limited, United Glass (Properties) Limited, Key Glassworks Limited and Robsons Border Transport Limited may be wound up;

provided, that, notwithstanding any of the foregoing clauses or anything else in this Agreement to the contrary, (i) Owens-Brockway may not issue any new Capital Stock to any Person other than to Packaging, and (ii) Packaging may not convey, sell, transfer or otherwise dispose of any Capital Stock in Owens-Brockway, other than the security interest therein pledged to Collateral Agent pursuant to the Pledge Agreement.

6.8          Consolidated Capital Expenditures

Company and Borrowers shall not, and shall not permit its or their Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of the Maximum Consolidated Capital Expenditures Amount for such Fiscal Year.

6.9          Transactions with Shareholders and Affiliates

(i)            Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (A) any transaction between Company and any of its Subsidiaries or between any of its Subsidiaries, (B) customary fees paid to members of the Board of Directors of Company and its Subsidiaries, (C) transactions approved by a majority of the disinterested members of the Board of Directors or other similar governing body of Company or the applicable Subsidiary, (D) transactions permitted under subsection 6.5, (E) the payment by Owens Insurance, Ltd. to Holdings of insurance settlement amounts received, consistent with past practices or (F) any transaction between or among Holdings, Company, any Borrower or any other Subsidiary, subject to the restrictions of subsection 6.9(ii) below.

(ii)           Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) between such Person and Holdings that is not consistent generally with past practices.

6.10        Sales and Lease Backs

Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease entered into after the date hereof, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any

Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 6.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

6.11        Conduct of Business

From and after the Closing Date, Company and Borrowers shall not, and shall not permit any of its or their Subsidiaries to, fundamentally or substantively alter the character of its business from that conducted by Company and its Subsidiaries, taken as a whole, as of the Closing Date.

6.12                        Amendments of Documents Relating to Restricted Debt Obligations; No Prepayments of Restricted Debt Obligations

A.            Amendments of Documents Relating to Restricted Debt Obligations. Company and Borrowers shall not, and shall not permit Holdings or any of its or their Subsidiaries to, amend or otherwise change, or consent to any amendment or change to, the terms of any Restricted Debt Obligations, or make any payment (including making any Restricted Junior Payment to permit Holdings to make any such payment) consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Restricted Debt Obligations, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such Restricted Debt Obligations, to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change any subordination provisions thereof (or of any guaranty thereof other than to release such guaranty), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Restricted Debt Obligations (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders (as determined by Administrative Agent  in its reasonable judgment).

B.            No Prepayments of Restricted Debt Obligations. Company and Borrowers shall not make, and shall not permit any of its or their Subsidiaries to make, any voluntary or optional payment on Restricted Debt Obligations (or in the case of Inside Maturity Notes, any payment at maturity) or to make any Restricted Junior Payment to Holdings to permit Holdings to make any voluntary or optional payment on Restricted Debt Obligations (or in the case of Inside Maturity Notes, any payment at maturity) except that Company or any of its Subsidiaries shall be entitled to redeem, repay, repurchase or defease (or make a Restricted Junior Payment to Holdings to permit Holdings to redeem, repay, repurchase or defease) Inside Maturity Notes with the proceeds of Revolving Loans, Additional Term Loans or Refinancing Term Loans, in each case to the extent permitted under subsection 2.5A or, so long as the Note Redemption Conditions are satisfied, with Net Debt Proceeds or, with other funds available to Company and its Subsidiaries to do so (provided, that, any such payments made with such other funds prior to six (6) months prior to the final maturity of any such Inside Maturity Notes shall only be permitted if, after giving effect to such payment, the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments by at least $150,000,000 and the Consolidated Senior Secured Leverage Ratio in less than 3.00:1.00). In addition, Company and its Subsidiaries may redeem, repay or repurchase (or make a Restricted Junior Payment to Holdings to permit Holdings to redeem, repay or repurchase) Existing Owens-Brockway Senior Secured Notes due 2009 with the proceeds of the Tranche B Term Loans made under the Delayed Draw Commitments. So long as the applicable payment of any Restricted Debt Obligation is permitted by this subsection 6.12B, the payment of accrued interest, fees, expenses and premiums in connection therewith may also be made with proceeds of Revolving Loans or with other funds available to Company and its Subsidiaries to do so.

SECTION 7

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

7.1          Failure to Make Payments When Due

Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to make reimbursement with respect to any Letter of Credit when due; or failure to pay any interest on any Loan or any other amount due under this Agreement within five days after the date due; or

7.2          Default in Other Agreements

A.            Failure of Holdings, any Borrower or any of its or their Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) or guaranties of Indebtedness (other than Company’s Guaranty of the Obligations under Section 9, the Subsidiary Guaranty or the Offshore Guaranties) or amounts due in respect of early termination of Hedge Agreements in an individual principal amount of $50,000,000 or more or with an aggregate principal amount of $100,000,000 or more, in each case beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder; or

B.            Breach or default by Holdings, any Borrower or any of its or their Subsidiaries with respect to any other term of any evidence of any Indebtedness (other than Indebtedness referred to in subsection 7.1) or guaranties of Indebtedness (other than Company’s Guaranty of the Obligations under Section 9, the Subsidiary Guaranty or the Offshore Guaranties) in an individual principal amount of $50,000,000 or more or with an aggregate principal amount of $100,000,000 or more (or any loan agreement, mortgage, indenture or other agreement relating thereto) if the effect of such failure, default or breach is to cause, or (in the case of a breach or default with respect to a material term of the applicable Indebtedness or guaranty) to permit the holder or holders of that Indebtedness or guaranty (or a trustee on behalf of such holder or holders) then to cause, that Indebtedness or guaranty to become or be declared due prior to its stated maturity (or the stated maturity of any underlying obligation, as the case may be); provided that such failure, default or breach has not been waived by such holder or holders or trustee on behalf of such holder or holders; or

C.            The occurrence of any event under any evidence of any Existing Owens-Brockway Senior Secured Notes or Existing Owens-Brockway Senior Unsecured Notes, or any New Senior Debt, Refinancing Senior Debt or New Junior Debt issued after the Closing Date, if the effect of such occurrence (without giving effect to any right of Company or its Subsidiaries to optionally redeem such Indebtedness) is to cause or to permit the holder/holders of such Indebtedness (or a trustee on behalf of such holder or holders) to require that all of the Indebtedness be repurchased or repaid prior to its stated maturity; or

7.3          Breach of Certain Covenants

Failure of Company or any Borrower to perform or comply with any term or condition contained in subsections 2.5 or 5.2 or Section 6 of this Agreement; or

7.4          Breach of Warranty

Any representation or warranty made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made; or

7.5          Other Defaults under Agreement or Loan Documents

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to above in subsections 7.1, 7.3 or 7.4 and such default shall not have been remedied or waived within 30 days after receipt of notice from Administrative Agent of such default; or

7.6          Involuntary Bankruptcy; Appointment of Receiver, Etc.

A.            (i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, the UK, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction), which decree or order is not stayed; or any other similar relief shall be granted under any applicable law; or (ii) an involuntary case is commenced against Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, the UK, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction); or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, sequestrator, trustee, custodian, administrator, administrative receiver or other officer having similar powers over Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material

Subsidiaries, or over all or a substantial part of its property, shall have been entered; or the involuntary appointment of an interim receiver, receiver-manager, trustee, administrator, administrative receiver or other custodian of Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries, and the continuance of any such events in subpart (ii) for 60 days unless dismissed, bonded or discharged; or

7.7          Voluntary Bankruptcy; Appointment of Receiver, Etc.

Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (whether in the United States of America, Australia, Canada, the Netherlands, Switzerland or any other jurisdiction), or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to or apply for the appointment of or taking possession by a receiver, receiver-manager, trustee, administrator, administrative receiver or other custodian for all or a substantial part of its property; the making by Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries of any general assignment for the benefit of creditors; or the inability or failure of Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries, or the admission by Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors or other governing body (or any committee thereof) of Holdings, Company, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; provided, however, that no Event of Default shall be deemed to have occurred for purposes of this subsection 7.7 in the event that any Australian Subsidiary other than ACI, with the consent of Administrative Agent (which consent shall not be unreasonably withheld), commences a voluntary winding up with respect to itself for the purposes of a solvent reconstruction or amalgamation under Australian law; or

7.8          Judgments and Attachments

Any money judgment, writ or warrant of attachment, or similar process involving (i) in any individual case an amount in excess of $50,000,000 or (ii) in the aggregate at any time an amount in excess of $100,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against Holdings, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder; or

7.9          Dissolution

Any order, judgment or decree shall be entered against Holdings, Owens-Brockway, any Offshore Borrower or any of their respective Material Subsidiaries decreeing the dissolution or split up of Holdings or that Borrower or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10        Change of Control

A Change of Control shall have occurred; or

7.11        Employee Benefit Plans

An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan; or

7.12        Invalidity of Guaranties; Failure of Security

At any time after the execution and delivery thereof, (i) any of the Guaranties for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof or any other termination of such Collateral Document in accordance with the terms hereof or thereof) in any material respect or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby securing only the obligations purported to be covered thereby, in each case (A) if such unenforceability, nullity or invalidity (in the aggregate with any other such unenforceability, nullity or invalidity) relates to Collateral the value of which exceeds $250,000,000 and (B) such unenforceability, nullity or invalidity did not arise from the failure of Collateral Agent, Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

7.13        Activities of Holdings; OI General FTS; Harbor Capital Subsidiaries and their respective Subsidiaries

Holdings shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of Company and activities related to the administration of claims for asbestos-related liabilities, and other activities constituting substantially the same business conducted by Holdings as of the Closing Date, or OI General FTS shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of its Subsidiaries and other activities constituting substantially the same business conducted by OI General FTS as of the Closing Date, or any of the Harbor Capital Subsidiaries shall engage in any activity other than the activities constituting the same business conducted by such Subsidiaries as of the Closing Date or acquire any material assets from and after the Closing Date,

THEN (i) upon the occurrence of any Event of Default described in the foregoing subsection 7.6 or 7.7, (A) each of (x) the unpaid principal amount of and accrued interest on the Loans, (y) the Domestic Overdraft Amount and the Offshore Overdraft Amounts and all accrued and unpaid interest thereon, and (z) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit), in each case outstanding to (or issued for the account of) any Borrower that is subject of a decree, order, case, proceeding, assignment, admission or other event giving rise to such Event of Default shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of Administrative Agent to honor any overdraft in respect of the Domestic Overdraft Account, the obligation of any Offshore Overdraft Account Provider to honor any overdraft in respect of any Offshore Overdraft Account, the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit for the account of any Borrower and the right of any other Lender to issue any Letter of Credit hereunder shall thereupon automatically terminate and (B) Requisite Lenders (or Administrative Agent, at the direction or with the consent of Requisite Lenders) may, by written notice to Borrowers, declare an amount equal to the amounts described in clauses (x), (y) and (z) above outstanding to or issued for the account of all other Borrowers (or such of such other Borrowers as Requisite Lenders may direct) to be, and the same shall forthwith become due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower and (ii) upon the occurrence of any other Event of Default, Requisite Lenders (or Administrative Agent, at the direction or with the consent of Requisite Lenders) may, by written notice to Borrowers, declare an amount equal to the amounts described in clauses (x), (y) and (z) above with respect to any or all Borrowers to be, and the same shall forthwith become, due and payable, without (except for such notice) presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, together with accrued interest thereon, and the obligation of Administrative Agent to honor any overdraft in respect of the Domestic Overdraft Account, the obligation of any Offshore Overdraft Account Provider to honor any overdraft in respect of any Offshore Overdraft Account, the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit for the account of any Borrower and the right of any other Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way (A) the right of Administrative Agent to cause Revolving Lenders to make Revolving Loans in order to repay the then outstanding Domestic Overdraft Amount as provided in (and subject to the conditions set forth in) subsection 2.1B, (B) the obligations of Revolving Lenders to purchase from Administrative Agent participations in the Domestic Overdraft Amount as provided in subsection 2.1B, (C) the obligations of Revolving Lenders to purchase from Issuing Lenders participations in the unreimbursed amount of any drawings under any Letters of Credit as provided in subsection 2.8E, or (D) the obligations of Revolving Lenders to purchase participations in Offshore Overdraft Amounts as provided in subsection 2.1D.

Any amounts described in clause (z) above, when received by Administrative Agent, shall be held by Administrative Agent in the L/C Collateral Account, for the benefit of Lenders, as collateral security for the Obligations of Company and Owens-Brockway in respect of all outstanding Letters of Credit, and Company and Owens-Brockway hereby (X) grants to

Administrative Agent a security interest in all such amounts, together with any interest accrued thereon and any Investments of such amounts, as security for such Obligations, (Y) agrees to execute and deliver to Administrative Agent all such documents and instruments as may be necessary or, in the opinion of Administrative Agent, desirable in order to more fully evidence, perfect or protect such security interest, and (Z) agrees that, upon the honoring by any Issuing Lender of any drawing under a Letter of Credit issued by it, Administrative Agent is authorized and directed to apply any amounts held as collateral security in accordance with the terms of this paragraph to reimburse such Issuing Lender for the amount of such drawing.

Notwithstanding the foregoing, if at any time within 60 days after acceleration of the maturity of any Loan, Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Loans and the Notes, and payments of amounts referred to in clause (z) above, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.7, then Requisite Lenders by written notice to Borrowers may rescind and annul the acceleration and its consequences (and upon such written notice all obligations of each Lender hereunder shall be reinstated, in each case as in effect immediately prior to such acceleration), and Administrative Agent shall return to the applicable Loan Party any amounts held by Administrative Agent pursuant to the immediately preceding paragraph as cash collateral in the L/C Collateral Account in respect of amounts described in clause (z) above; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

Anything contained in this Agreement to the contrary notwithstanding, after the occurrence of an Event of Default and the acceleration of the maturity of any Loans, all payments relating to such Loans and all other Specified Obligations shall be made to Administrative Agent for the account of Lenders and all amounts received by Administrative Agent which are to be applied to the payment of the Obligations in respect of such Loans and other Specified Obligations shall be distributed to Lenders in accordance with subsection 2.10.

SECTION 8

AGENTS

8.1          Appointments

DB is hereby appointed Administrative Agent hereunder by each Lender and each Lender hereby authorizes Administrative Agent to act hereunder and under the other instruments and agreements referred to herein (including without limitation the Guaranties, the Collateral Documents and the Intercreditor Agreement) as its agent hereunder and thereunder, and DB agrees to act as such upon the express conditions contained in this Section 8, the Guaranties, the Collateral Documents and the Intercreditor Agreement. DBTCA is hereby appointed as Collateral Agent hereunder by each Lender and each Lender hereby authorizes Collateral Agent to act under the Guaranties, Collateral Documents and the Intercreditor Agreement as its agent thereunder and DBTCA agrees to act as such upon the express conditions contained in this

Section 8, the Collateral Documents and the Intercreditor Agreement. BAS is hereby appointed Syndication Agent hereunder by each Lender and BAS agrees to act as such upon the express conditions contained in this Section 8. The provisions of this Section 8 are solely for the benefit of Agents and Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof (except with respect to the provisions relating solely to consent rights set forth in subsection 8.6). In performing their functions and duties under this Agreement, Agents shall act solely as agents of Lenders (except in connection with the exercise of consent rights pursuant to subsection 10.7A) and do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

8.2          Powers; General Immunity

A.            Duties Specified. Each Lender irrevocably authorizes each of Administrative Agent and Collateral Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein to which it is a party (including without limitation the Guaranties, the Collateral Documents and the Intercreditor Agreement) as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities which are expressly specified for such Agent in this Agreement, the Guaranties, the Collateral Documents and the Intercreditor Agreement and may perform such duties by or through its agents or employees. The Syndication Agent shall have no powers or duties hereunder except as expressly specified in this Agreement. The duties of Agents shall be mechanical and administrative in nature; Agents shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein. The title of “Joint Lead Arrangers” or “Joint Bookrunners” or “Syndication Agent” or “Co-Documentation Agents” provided to certain Lenders in the introductory paragraph to this Agreement is honorary only and does not impose any duty or obligation on such Lenders.

B.            No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the Guaranties, the Collateral Documents, the Intercreditor Agreement or any Notes issued hereunder, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to Lenders or by or on behalf of any Borrower to any Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of Letters of Credit or of the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall have no any liability arising from (i) confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof or (ii) failure for any reason whatsoever to deliver a Loan Limitation Notice or notice thereof to any Lender pursuant to subsection 2.1E(iii)

in connection with any Revolving Loan or Offshore Revolving Loan requested by any Borrower hereunder.

C.            Exculpatory Provisions. Neither Agents nor any of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted hereunder or in connection herewith (including without limitation any act or omission under the Guaranties, the Collateral Documents or the Intercreditor Agreement) unless caused by its or their gross negligence or willful misconduct. If an Agent or Agents shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement, or the other instruments and agreements referred to herein, such Agent or Agents, as the case may be, shall be entitled to refrain from such act or taking such action unless and until such Agent or Agents, as the case may be, shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of Requisite Lenders. Each Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein unless and until it has obtained the instructions of Requisite Lenders.

D.            Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and each of its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3                               Representations and Warranties; No Responsibility for Appraisal of Creditworthiness

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and the Borrowers in connection with the making of the Loans, the extensions of credit under the Domestic Overdraft Account and the Offshore Overdraft Accounts (in the case of Administrative Agent and each Lender that is an Offshore Overdraft Account Provider) and the issuance of Letters of Credit hereunder and such Lender’s purchasing of participations in such Loans, the Domestic Overdraft Account, the

Offshore Overdraft Accounts or such Letters of Credit and has made and shall continue to make its own appraisal of the creditworthiness of Company and the Borrowers. No Agent shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Loans or the issuance of the Letters of Credit or any time or times thereafter and no Agent shall have any further responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

8.4          Right to Indemnity

Each Lender severally agrees to indemnify each Agent, proportionately to its Pro Rata Share as in effect on the date on which indemnification is sought hereunder, to the extent such Agent shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement or the other instruments and agreements referred to herein; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5          Registered Persons Treated as Owners

Agents may deem and treat the Persons listed as Lenders in the Register as the owners of the corresponding Loans listed therein for all purposes hereof unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.2B(ii). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, transferee or assignee of the corresponding Loan.

8.6          Successor Agents and Domestic Overdraft Account Provider

(i)            Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrowers’ Agent, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers’ Agent and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five days’ notice to Company and Borrowers’ Agent, to appoint a successor Administrative Agent; provided that so long as no Event of Default shall have occurred and be continuing such appointment shall be subject to the consent of Borrowers’ Agent, which consent shall not be unreasonably withheld. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent (which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States) provided that if the Agent shall notify Borrower’s Agent and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(ii)           Any resignation or removal of Administrative Agent pursuant to this subsection 8.6 shall also constitute the resignation or removal of Administrative Agent as the provider of the Domestic Overdraft Account and the resignation or removal of Administrative Agent or its Affiliate (including DBTCA, if applicable) as Collateral Agent, and any successor Administrative Agent appointed pursuant to this subsection 8.6 shall, upon its acceptance of, and as a condition to, such appointment, become the successor provider of the Domestic Overdraft Account and Collateral Agent for all purposes hereunder. In the event of any such resignation or removal (a) Owens-Brockway shall repay in full the Domestic Overdraft Amount and all other amounts owing to the retiring or removed Administrative Agent under the Domestic Overdraft Agreement, and (b) Borrowers and the retiring or removed Administrative Agent shall terminate the Domestic Overdraft Agreement to which they are a party and Company and the successor Administrative Agent shall enter into a successor Domestic Overdraft Agreement.

8.7                               Intercreditor Agreements, Subsidiary Guaranty and Collateral Documents

Each Lender hereby authorizes Collateral Agent to enter into the Intercreditor Agreement in the form of Exhibit XVII attached hereto on behalf of and for the benefit of that Lender, and agrees to be bound by the terms of the Intercreditor Agreement. Each Lender hereby authorizes Collateral Agent to enter into the Guaranties, the Intercreditor Agreement, and each Collateral Document, and to take all action contemplated by the Guaranties, the Intercreditor Agreement and the Collateral Documents; provided that Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement without the prior consent of the Requisite Lenders. In addition, each Lender authorizes DBTCA to hold loans made by it under the Nominal Restatement in trust for the benefit of the Lenders and, as beneficiaries of the nominal loans to ACI under the Nominal Restatement, each Lender authorizes and directs DBTCA, in its capacity as lender agent under the Amended and Restated Intercreditor Agreement, to acknowledge that the Existing Credit Agreement, as amended and restated pursuant to the Nominal Restatement, is no longer the “Credit Agreement” for purposes of the Intercreditor Agreement.

Upon the proposed sale, transfer or other disposition of any Collateral by Company or any of its Subsidiaries in accordance with this Agreement for which Company or such Subsidiary desires to obtain a security interest release from Collateral Agent, Company or such Subsidiary shall deliver an Officers’ Certificate (x) stating that the Collateral subject to such disposition is being sold, transferred or otherwise disposed of in compliance with the terms of this Agreement and (y) specifying the Collateral being sold, transferred or otherwise disposed of in the proposed transaction. Upon the receipt of such Officers’ Certificate, Collateral Agent is authorized, at Borrowers’ expense, so long as Collateral Agent has no reason to believe that the Officers’ Certificate so delivered with respect to such sale is not true and correct, to execute and deliver such releases of its security interest in such Collateral which is to be so sold, transferred or disposed of, as may be reasonably requested by Company or such Subsidiary. If Requisite Lenders, or if required, all Lenders, consent to the release or reconveyance of any of the Collateral, Collateral Agent is authorized to, at Borrowers’ expense, release, and to execute and deliver any necessary releases of its security interest in such Collateral in connection therewith and all such reconveyances or transfers shall be without recourse to Collateral Agent or the Lenders and without representation or warranty of any kind. Each Lender agrees that no Lender shall have any right individually to seek to enforce the Guaranties or to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised by Collateral Agent for the benefit of Lenders and the parties to the Intercreditor Agreement upon the terms of the Collateral Documents and the Intercreditor Agreement. Upon the satisfaction of the Collateral Release Conditions and delivery by Borrowers’ Agent of an Officers’ Certificate to such effect, Collateral Agent shall at Borrowers’ expense so long as Collateral Agent has no reason to believe that the statements in such Officers Certificate are not true and correct, execute and deliver releases of its security interests in all Collateral (except for Capital Stock) as may be reasonably requested by the Borrowers’ Agent, provided, that, if at any time after such a release of Collateral a Downgrade occurs, then (x) upon the request of Collateral Agent, Company, each Borrower and each other Loan Party shall, at the sole expense of Borrowers, take any action and execute all documents necessary or desirable in the reasonable opinion of Collateral Agent to reattach Liens on Collateral under the Collateral Documents and each Loan Party shall deliver within seventy-five (75) days of such Downgrade originals of all Pledged Securities to Collateral Agent to the extent so requested and otherwise required to be delivered pursuant to the provisions of this Agreement and the other Collateral Documents and Collateral Agent may make (or cause the applicable Person to make) any filings (UCC or otherwise) necessary to effect the Liens granted pursuant to the Collateral Documents.

8.8                               Quebec Security

For greater certainty, and without limiting the powers of the Collateral Agent or any other Person acting as an agent or mandatary for the Collateral Agent hereunder or under any of the other Loan Documents, each Lender hereby acknowledges that, for purposes of holding any security granted by any of the Borrowers on property pursuant to the laws of the Province of Quebec to secure obligations of such Borrower under any debenture, bond or other title of indebtedness issued by a Borrower, the Collateral Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders, and in particular for all present and future holders of any debenture, bond or other title of indebtedness issued by a Borrower. Each Lender hereby irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any Borrower in the Province of Quebec to secure the obligations of such Borrower under any debenture, bond or other title of indebtedness that may be issued by a Borrower and pledged in favour of the Collateral Agent for the benefit of the Lenders. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the Assignment and Acceptance. The execution by the Collateral Agent, acting as fondé de pouvoir and mandatary, prior to this Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any debenture, bond or other title of indebtedness issued under any deed of hypothec and issue of bonds executed by any Borrower in favour of the Collateral Agent as fondé de pouvoir. Each Borrower hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Collateral Agent, acting as holding of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in the Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 8.6 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir).

SECTION 9

COMPANY GUARANTY

9.1          Guaranty

Company hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of all Borrowers hereunder and any Other Permitted Credit Exposure, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel and allocated costs of internal counsel) incurred by Collateral Agent, Agents or Lenders or their Affiliates party to such Other Permitted Credit Exposure (each, a “Guarantied Party” and collectively, the “Guarantied Parties”) in enforcing or preserving any rights under this Guaranty (all such obligations collectively, the “Guarantied Obligations”); provided, that, in order to enjoy the benefit of the foregoing guaranty any such Lender or Affiliate thereof party to any such Other Permitted Credit Exposure shall execute and deliver to Collateral Agent, during such time as such Lender is a Lender under this Agreement, an acknowledgment to the Intercreditor Agreement agreeing to be bound thereby and acknowledged by Borrowers’ Agent. Any Lender or Affiliate thereof obtaining the benefit of the foregoing guaranty with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under this Agreement.

9.2          Waivers

A.            Company agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that Company will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

B.            Company waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment. The obligations of Company under this Guaranty shall not be affected by:

(i)            the failure of any Guarantied Party or any other Person to assert any claim or demand or to enforce any right or remedy against Company, any Borrower or any Subsidiary under the provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement or otherwise,

(ii)           any extension or renewal of any provision of any thereof,

(iii)          any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any instrument or agreement executed pursuant hereto or thereto,

(iv)          the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent, any Agent or any other Person for any of the Guarantied Obligations, or

(v)           the failure of any Guarantied Party or any other Person to exercise any right or remedy against any Borrower or any guarantor of any of the Guarantied Obligations.

C.            Company further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party or any other Person to any of the security held for payment of any of the

Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party or any other Person in favor of a Borrower or any other Person.

D.            The obligations of Company under this Section 9 shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other guarantor from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise (including due to any expropriation, confiscation, nationalization or requisition by any Governmental Authority). Without limiting the generality of the foregoing, the obligations of Company under this Section 9 shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent, any Agent or any other Person to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any hereof or thereof, by any default, or any other act or thing or event or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Company or which would otherwise operate as a discharge of Company as a matter of law or equity.

E.             Company further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent, any Agent or any other Person upon the bankruptcy or reorganization of Company, any other Person or otherwise.

9.3          Payment

Company further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent, any Agent or any other Person may have at law or in equity against Company by virtue hereof, upon the failure of any Borrower to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Company will forthwith pay, or cause to be paid, in cash, to Collateral Agent for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to any Borrower, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid. All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in Section 3 of the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof; and

Third, after payment in full of all Guarantied Obligations, to the payment to Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

9.4          Waiver of Subrogation, Etc.

Company hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against any Borrower or any of its other Subsidiaries or any of its assets in connection with this Section 9 or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any Borrower or Subsidiary thereof, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any other Guarantied Party now has or may hereafter have against any Borrower or a Subsidiary thereof, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any other Guarantied Party. In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Company shall withhold exercise of any right of contribution it may have against any other guarantor of the Guarantied Obligations as a result of any payment hereunder. Company further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Company may have against any Borrower or any of its other Subsidiaries or against any collateral or security, and any such rights of contribution a guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against any Borrower or other guarantor, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

Collateral Agent has been appointed to act on behalf of Guarantied Parties hereunder by Lenders for their benefit and, by their acceptance of the benefits hereof, the holders of any Other Lender Guarantied Obligations. Except as otherwise provided in the next succeeding paragraph, Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and this Agreement; provided that, except as otherwise provided in the Intercreditor Agreement, Collateral Agent shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders. In furtherance of the foregoing provisions of this paragraph, each holder of Other Lender Guarantied Obligations, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Section 9, it being understood and agreed by such holder that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of the Guarantied Parties in accordance with the terms of this paragraph and that all decisions of the Requisite Lenders shall be binding on such holders.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through Collateral Agent in accordance with the terms of the Intercreditor Agreement.

9.5          Termination

At such time as all Obligations have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been cancelled, the provisions of this Section 9 shall be of no further force and effect as to any Other Lender Guarantied Obligations guaranteed hereby unless an Event of Default described in subsection 7.6 or subsection 7.7 shall then be continuing.

9.6          Security

The obligations of Company under this Section 9 are secured pursuant to the Pledge Agreement and the Security Agreement.

SECTION 10

MISCELLANEOUS

10.1        Representation of Lenders

A.            General. Each Lender hereby represents that it will make each Loan hereunder for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws; provided, however, that, subject to subsection 10.2, the disposition of the Notes or other evidences of Indebtedness held by that Lender shall at all times be within its exclusive control.

B.            Professional Market Party under Dutch Law.

(i)            Each Lender with a Tranche D Term Loan Commitment and/or a Dutch Revolving Loan Commitment which is a party to this Agreement on the date of this Agreement represents and warrants to OIEG on the date hereof that it is a PMP.

(ii)           If on the date on which a Person becomes a Lender with a Tranche D Term Loan Exposure and/or a Dutch Revolving Loan Commitment it is a requirement of Netherlands law that such Person is a PMP, each such new Lender represents and warrants to OIEG on the date on which it becomes a party to this Agreement as a Lender that it is a PMP.

(iii)          Each Lender or Person giving representations pursuant to this subsection 10.1B acknowledges that OIEG has relied upon such representation and warranty.

10.2                        Assignments and Participations in Loans, Notes and Letters of Credit

A.            General. Each Lender shall, subject to the provisions of this subsection 10.2, have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of any Loan or Loans made by it or its Commitments or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it. No such sale, assignment, transfer or negotiation of any Term Loan or Term Loan Commitment or participation therein by a Lender shall require a ratable sale, assignment, transfer or negotiation of any Revolving Loans or Revolving Loan Commitment of such Lender or any other Term Loan or Term Loan Commitment of such Lender, and no such sale, assignment, transfer or negotiation of the Revolving Loans or Revolving Loan Commitment or participation therein by a Lender shall require a ratable sale, assignment, transfer or negotiation of any Term Loan or Term Loan Commitment of such Lender. However, an assignment of a Revolving Loan Commitment shall automatically constitute an assignment of a pro rata portion of the assigning Lender’s Offshore Revolving Loan Commitments to the assignee and Offshore Revolving Loan Commitments may not be otherwise assigned. Prior to the termination of the Revolving Loan Commitments and Offshore Revolving Loan Commitments, Revolving Loans may not be assigned without a concurrent assignment of the Revolving Loan Commitment (in at least the amount of such assigned Revolving Loan) to the assignee of the Loan. Except as otherwise provided in this subsection 10.2, no Lender shall, as between any Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of the Loans, Commitments, Letters of Credit or participations therein or the other Obligations owed to such Lender.

B.            Assignments.

(i)            Amounts and Terms of Assignments. Each Loan, Commitment, Letter of Credit or participation therein or other Obligation may (a) be assigned in any amount (of a constant and not a varying percentage) to another Lender, or to an Affiliate or Related Fund of the assigning Lender or another Lender, with the giving of notice to Borrowers’ Agent and Administrative Agent (provided that, if such Related Fund is not a Lender, such assignment shall be in an amount not less than $1,000,000 in the case of a

Term Loan or Term Loan Commitment and $2,500,000 in the case of a Revolving Loan Commitment, Letter of Credit or participation therein or other Obligation) or (b) be assigned in an amount (of a constant and not a varying percentage) of not less than $1,000,000 in the case of a Term Loan or Term Loan Commitment and $2,500,000 in the case of a Revolving Loan Commitment, Letter of Credit or participation therein or other Obligation (or such lesser amount (X) as shall constitute the aggregate amount of all Loans, Commitments, Letters of Credit or participations therein and other Obligations of the assigning Lender or (Y) so long as, after giving effect to such assignment and any other assignments concurrently being made to the assignee, such assignee receives not less than $1,000,000 of Term Loans or Term Loan Commitment, or $2,500,000 of Revolving Loans, Commitments, or other Obligations assigned to it) to any other Eligible Assignee with the giving of notice to Borrowers’ Agent and Administrative Agent and, if no Event of Default shall have occurred and be continuing, with the consent of Borrowers’ Agent and Administrative Agent (which consent of Borrowers’ Agent and Administrative Agent shall not be unreasonably withheld, withdrawn, delayed or denied; provided that the inability of an Eligible Assignee to satisfy the requirements set forth in subsection 2.7C(v) of this Agreement, if applicable, shall constitute reasonable grounds for withholding such consent; provided further, that it shall also be reasonable for Borrowers’ Agent to withhold consent to an assignment of the Revolving Loan Commitments or Swiss Revolving Loans to an entity that is not a “bank” under the laws of the country of its organization if such assignment would cause withholding tax to be imposed on the Swiss Revolving Loans; provided further, that it shall also be reasonable for Borrowers’ Agent to withhold consent to an assignment of Tranche D Term Loans, Tranche D Term Loan Commitment, or Revolving Loan Commitment if, upon request, such assignee does not represent or otherwise establish to the satisfaction of the Borrowers’ Agent that it is a PMP); and provided yet further, however, that any assignment in accordance with clause (b)  made by Administrative Agent or Syndication Agent or their respective Affiliates as part the primary syndication or after the occurrence and during the continuation of an Event of Default or if required by applicable law shall not require the consent of the Borrowers’ Agent. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Loans, Commitments, Letters of Credit or participations therein or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with, with respect to assignments which occur following the Closing Date, a processing and recordation fee of $3,500 payable to Administrative Agent and such certificates, documents or other evidence, if any, with respect to United States federal income tax withholding and foreign tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver to Administrative Agent pursuant to subsection 2.7C(v). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (y) the assignee thereunder shall be a party hereto and a “Lender” hereunder to the extent of the portion of any such Obligation or Commitment so assigned hereunder and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, including, without limitation, the obligation in subsection 10.20 to maintain the confidentiality of all non-public information received by it pursuant to this Agreement and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations (except as otherwise provided in subsection 10.11) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto); provided that, if the assignee of the assigning Lender is an Affiliate of such Lender, such assignee shall not be entitled to receive any greater amount pursuant to subsections 2.6D(iii) or 2.7 than the assigning Lender would have been entitled to receive in respect of the amount of the assignment effected by such assigning Lender to such Affiliate had no such assignment occurred. The Commitments hereunder shall be modified to reflect the Commitments of such assignee and any remaining Commitments of such assigning Lender and, if any such assignment occurs after the issuance of a Note to the assigning Lender hereunder, if requested pursuant to subsection 2.1G(iv), new Notes shall be issued upon request to the assignee and to the assigning Lender, substantially in the form of Exhibit IV-A, Exhibit IV-B, Exhibit IV-C, Exhibit IV-D, Exhibit V, or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.

(ii)           Acceptance by Administrative Agent; Recordation in Register. Subject to the requirements of subsection 10.2A and 10.2B(i), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.2B(i) and any certificates, documents or other evidence with respect to United States federal income tax withholding and foreign tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7C(v), Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit X hereto and if Administrative Agent and Borrowers’ Agent have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.2B(i)), (a) accept such Assignment and Acceptance by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrowers’ Agent. Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it as provided in this subsection 10.2B(ii).

C.            Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation; and (ii) a reduction of the principal amount of or the rate of interest payable on any Loan or payments due in repayment of draws under Letters of Credit allocated to such participation and all amounts payable by each Borrower hereunder shall be determined as if such Lender had not sold such participation. A Lender which has sold a participation in its Loans or Commitments shall require the holder of such participation to agree in writing to comply with the provisions of subsection 10.20 and if a Lender desires to give any prospective participant a copy of any non-public information obtained by Lenders pursuant to the requirements of this Agreement which has been identified as such by any Borrower, such Lender shall require such prospective participant to agree to hold such information in accordance with such prospective participant’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices prior to its delivery of such material to such prospective participant. Each Borrower hereby acknowledges and agrees that, only for purposes of subsections 2.6D(iii), 2.7, 10.5 and 10.6, any participation will give rise to a direct obligation of such Borrower to the participant and the participant shall be considered to be a “Lender”; provided that no participant shall be entitled to receive any greater amount pursuant to subsections 2.6D(iii) or 2.7 than the transferor Lender would have been entitled to receive in respect of the amount of the participation effected by such transferor Lender to such participant had no such participation occurred, unless such participation resulted from the CAM Exchange.

D.            Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.2, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; and any Lender that is a fund that invests in bank loans may without the consent of or notice to the Administrative Agent or any Borrower, pledge all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this subsection concerning assignments; provided that (i) no Lender shall, as between any Borrower, and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Successor Offshore Overdraft Providers. Any Offshore Overdraft Account Provider may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the relevant Offshore Borrower and Administrative Agent. Upon (i) any such notice of resignation, upon five days notice to Lenders and Administrative Agent, or (ii) an assignment by such Offshore Overdraft Account Provider of all of its Revolving Loan Commitment, such Offshore Borrower shall have the right to appoint a Lender with Revolving Loan Exposure as successor Offshore Overdraft Account Provider with respect to the applicable Borrower; provided that such appointment shall be subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld. Upon the acceptance of any such appointment as an Offshore Overdraft Account Provider hereunder by a successor Offshore Overdraft Account Provider, the relevant Offshore Borrower shall repay in full the relevant Offshore Overdraft Amount and all other amounts owing to the resigning Offshore Overdraft Account Provider under the relevant Offshore Overdraft Agreement, and such Borrower and the resigning Offshore Overdraft Account Provider shall terminate such Offshore Overdraft Agreement and the successor Offshore Overdraft Account Provider shall enter into a successor Offshore Overdraft Agreement.

F.             Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

10.3        Expenses

Owens-Brockway agrees to promptly pay (i) all the actual and reasonable costs and expenses of preparation of this Agreement and the other Loan Documents and all the costs of furnishing all opinions by counsel for the Loan Parties (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder), and of each Loan Party’s performance of and compliance with all agreements and conditions contained herein on their part to be performed or complied with; (ii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of this Agreement, the other Loan Documents, the Letters of Credit and the Loans hereunder, and any amendments and waivers hereto or thereto; and (iii) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys’ fees, including allocated costs of internal counsel, and costs of settlement) incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Borrower hereunder or under the Notes or any of the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

10.4        Indemnity

In addition to the payment of expenses pursuant to subsection 10.3, Owens-Brockway agrees to indemnify, pay and hold Agents and Lenders and the officers, directors, employees, agents, trustees and affiliates (including the Joint Lead Arrangers and Joint Bookrunners) of Agents and Lenders (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, Lenders’ agreement to make the Loans or the use or intended use of the proceeds of the Loans or the issuance of Letters of Credit hereunder and Lenders’ agreement to purchase participations therein as provided for herein or the use or intended use of the Letters of Credit or the honoring of overdrafts under the Domestic Overdraft Agreement or the purchase of participations by Lenders in the Domestic Overdraft Amount or in the Offshore Overdraft Amounts (the “indemnified liabilities”); provided that Owens-Brockway shall not have any obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee (it being acknowledged by Owens-Brockway that the entry into the Nominal Restatement and the making of the Loans thereunder at ACI’s request shall not constitute gross negligence or willful misconduct). Owens-Brockway also agrees to indemnify and hold harmless the Indemnitees from any claim, demand or liability for broker’s or finder’s fees alleged to have been incurred in connection with any transactions contemplated by this Agreement and any expenses, including reasonable legal fees, arising in connection with any such claim, demand or liability. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Owens-Brockway shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

10.5        Set Off

For so long as any of the Obligations are secured by one or more Real Property Assets located in the State of California, each Lender agrees not to charge or offset any amount owed to it by any Loan Party against any of the accounts, property or assets of any Loan Party without the prior written consent of Collateral Agent. Subject to the foregoing sentence, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, but in all cases subject to subsection 10.6, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Company and each Borrower at any time or from time to time, without notice to Company or such Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Lender or any Affiliate thereof to or for the credit or the account of Company or such Borrower against and on account of the obligations and liabilities of Company or such Borrower to that Lender under this Agreement, the Notes, the Domestic Overdraft Agreement, the Offshore Overdraft Agreements and the Letters of Credit, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit or the Notes or the other Loan Documents, irrespective of whether or not (a) that Lender shall have made any demand hereunder or (b) that Lender shall have declared the principal of and the interest on the Loans and Notes, any obligations of Company or such Borrower in respect of the Letters of Credit and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.6        Ratable Sharing

Lenders hereby agree among themselves that if any of them shall, through the exercise of any right of counterclaim, setoff, banker’s lien or otherwise (other than a voluntary prepayment of Loans, a mandatory prepayment of Loans, a scheduled repayment of Loans, or a payment made under subsection 2.10, in each case made and applied in accordance with this Agreement) or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest then due with respect to the Loans owed to that Lender, the amount then due to that Lender with respect to the Domestic Overdraft Amount or any Offshore Overdraft Amount or any Letter of Credit or Offshore Revolving Loan or any participation therein, or any fees or commissions payable hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect to the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (y) notify each other Lender and Administrative Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by the Lenders in proportion to the Aggregate Amounts Due them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Lender to the extent of such recovery, but without interest. Company and each Borrower expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased and any other subsequent holder of a participation in any Loan or Letter of Credit or the Domestic Overdraft Amount or any Offshore Overdraft Amount otherwise acquired may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company or such Borrower to that holder as fully as if that holder were a holder of such a Loan or Letter of Credit or the Domestic Overdraft Amount or any Offshore Overdraft Amount in the amount of the participation held by that holder.

10.7        Amendments and Waivers

A.            Except as set forth in subsections 2.1A(vi) and (vii), no amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Company or any Borrower therefrom, shall in any event be effective without the written consent of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause (i)):  (i) extend the scheduled final maturity of any Loan or extend the stated expiration date of the Revolving Loan Commitments or the Offshore Revolving Loan Commitments beyond the Revolving Loan Commitment Termination Date or any Letter of Credit beyond the Revolving Loan Commitment Termination Date or the date for reimbursement of any amount drawn thereunder beyond the Revolving Loan Commitment Termination Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or fees in respect of the Revolving Loan Commitments, the Offshore Revolving Loan Commitments, the Loans or the Letters of Credit, or extend or waive the time of payment of interest or fees in respect thereof, or reduce or forgive the principal amount of any of the Obligations (including any Obligation to reimburse the amount of any drawing honored under any Letter of Credit), (ii) amend, modify, terminate or waive any provision of this subsection 10.7 or any other provision of this Agreement expressly requiring the approval or concurrence of all Lenders, (iii) reduce the percentage specified in the definition of Requisite Lenders or change the definition of “Pro Rata Share” (it being understood that, with respect to the Additional Term Loans and Refinancing Term Loans and, with the consent of Requisite Lenders (determined before giving effect to the proposed action), with respect to other Indebtedness, additional extensions of credit pursuant to this Agreement may be included in determining what constitutes Requisite Lenders and in determining the Pro Rata Shares of Lenders, in each case on substantially the same basis as the Revolving Loan Commitments and the Revolving Loans or the Term Loan Commitments and the Term Loans are included in such determinations on the

Closing Date), (iv) release Company from the Company Guaranty, (v) release all or substantially all of the Collateral (other than any such release upon the achievement of the Collateral Release Conditions in accordance with subsection 8.7), (vi) amend, waive or modify the ratable treatment of Lenders pursuant to subsection 10.6 or the penultimate sentence of subsection 2.4G or (vii) permit any Interest Period for any Eurocurrency Rate Loan or B/A Discount Rate Loan to exceed nine months; provided, further, that no such amendment, modification, termination, waiver or consent shall (1) increase the Term Loan Commitment or the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that (A) amendments, modifications or waivers of conditions precedent, covenants, Potential Events of Default or Events of Default, mandatory reductions in the Revolving Loan Commitments or of mandatory prepayments of Term Loans or Revolving Loans, shall not constitute an increase of the Term Loan Commitment or the Revolving Loan Commitment of any Lender and (B) an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase in the Revolving Loan Commitment of such Lender); (2) amend, modify, terminate or waive any provision of subsection 2.1B or any other provision of this Agreement directly affecting the Domestic Overdraft Account or the Domestic Overdraft Amount (including any provision relating to the repayment of the Domestic Overdraft Amount with the proceeds of Revolving Loans or relating to the obligations of Lenders to purchase participations in the Domestic Overdraft Amount) without the consent of Administrative Agent; (3) amend, modify, terminate or waive any provision of this Agreement directly affecting an Offshore Overdraft Account or an Offshore Overdraft Amount (including any provision relating to the repayment of such Offshore Overdraft Amount with the proceeds of Offshore Revolving Loans or relating to the obligations of Lenders to purchase participations in such Offshore Overdraft Amount) without the consent of the applicable Offshore Overdraft Provider; (4) amend, modify, terminate or waive any provision of this Agreement relating to the obligations of Lenders to purchase participations in Letters of Credit without the written concurrence of Administrative Agent and each other Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it; or (5) amend, modify, terminate or waive any provision of Section 8 applicable to any Agent without the consent of such Agent. In addition, no amendment, modification, termination or waiver of (a) subsection 2.4 that alters the application of any mandatory or voluntary prepayment as between Classes without the written concurrence of Requisite Class Lenders of each Class that is being allocated a lesser amount of any such prepayment as a result thereof, provided that Requisite Lenders may waive, in whole or in part, any mandatory prepayment and Requisite Lenders (in addition to each Lender that thereby increases its Commitment) may increase the aggregate amount of the Commitments, in each case so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered, and (b) any provision of subsection 2.10 that disproportionately disadvantages any Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such disproportionately disadvantaged Class.

B.            If Company receives a statement of amounts due pursuant to subsections 2.6B, 2.6C, 2.7A, 2.7B or 2.7C from a Lender or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.7A, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement  executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender to effectuate any assignment consistent with the terms of this subsection 10.7B) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 10.7B shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

C.            Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or any Borrower in any case shall entitle Company or any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.7 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company or any Borrower, on such Company and such Borrower.

10.8        Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.9        Change in Accounting Principles, Fiscal Year or Tax Laws

If (i) any changes in accounting principles and policies from those used in the preparation of the financial statements referred to in subsection 4.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) would result in a change in the method of calculation of financial covenants, standards or terms found in Section 1, Section 5 and Section 6 hereof, (ii) there is any change in Company’s or Holdings’ Fiscal Quarter or Fiscal Year, or (iii) there is a material change in federal tax laws which materially affects Company’s ability to comply with the financial covenants, standards or terms found in Section 1, Section 5 and Section 6 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions (in accordance with subsection 10.7) so as to equitably reflect such changes with the desired result that the criteria for evaluating Company’s financial condition shall be the same after such changes as if such changes had not been made.

10.10      Notices

A.            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, facsimiled or sent by United States mail or by courier service and shall be deemed to have been given when delivered in person or by courier service, by receipt of facsimile or when received through the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Administrative Agent or any Borrower shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this subsection 10.10) shall be as set forth under each party’s name on the signature pages hereof or in the applicable Assignment and Acceptance. All notices to any Borrower provided for hereunder shall be copied concurrently to Borrowers’ Agent.

B.            Notices and other communications to or by Administrative Agent, Collateral Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent (with the written consent of Borrowers’ Agent, in the case of procedures for deliveries to a Loan Party), provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

C.            Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.11      Survival of Warranties and Certain Agreements

A.            All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder, the execution and delivery of the Notes and the issuance of the Letters of Credit.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company and each Borrower set forth in subsections 2.6D(iii), 2.7, 10.3, 10.4 and 10.21 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 10.5, 10.6 and 10.20 shall survive the payment of the Loans, the Notes, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of the Letters of Credit and the termination of this Agreement.

10.12      Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the other Loan Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.13      Severability

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.14      Obligations Several; Independent Nature of Lenders’ Rights

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall, subject to Section 7, be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.15      Headings

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.16      Applicable Law

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.17      Successors and Assigns

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the rights or obligations of Company or any Borrower under the Loan Documents nor any interest therein may be assigned without the written consent of all Lenders. Lenders’ rights of assignment are subject to subsection 10.2.

10.18      Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY AND EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, EACH IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY OR SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.10;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY OR SUCH BORROWER IN ANY

SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.19      Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.20      Confidentiality

Lenders shall hold all non-public information obtained prior to or after the execution of this Agreement (including pursuant to the requirements of this Agreement or any other Loan Document) which has been identified as such by Company or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event (i) subject to subsection 10.2, may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Commitment, any Loan, any Letter of Credit or any participation therein; (ii) may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers’ Agent of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and (iii) may make disclosure to their Affiliates and respective advisors in connection herewith or in connection with any proposed swap or derivative transaction with the Company and its Subsidiaries, provided that each such Affiliate is advised of and agrees in writing to be bound by the provisions of this subsection 10.20; and further provided that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. Each Lender’s obligations under this subsection 10.20 shall survive the termination of this Agreement and any release of such Lender’s obligations under this Agreement pursuant to subsection 10.2B(i); and provided, further, that, subject to the applicable Lender’s compliance with this subsection 10.20, no Lender shall be liable for any damages arising from the use by others of non-public information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Loan Documents and the transactions contemplated thereunder.

10.21      Judgment Currency

A.            If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent or a Lender could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

B.            The obligations of Company and each Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, Company and such Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to such Borrower.

10.22      Limitation on Offshore Borrower Obligations

Notwithstanding anything herein to the contrary, no provision of this Agreement shall render any Offshore Borrower liable for the Obligations of Company or of Owens-Brockway.

10.23      Counterparts

Any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts, together shall constitute but one and the same instrument.

10.24      USA Patriot Act

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OWENS-ILLINOIS GROUP, INC.

By:
Name:
Title:

OWENS-BROCKWAY GLASS CONTAINER INC.

By:
Name:
Title:

ACI OPERATIONS PTY LIMITED

By:
Name:
Title:

O-I CANADA CORP.

By:
Name:
Title:

OI EUROPEAN GROUP B.V.

By:
Name:
Title:

O-I EUROPE SARL

By:
Name:
Title:

OWENS-ILLINOIS GENERAL INC., as Borrowers’ Agent

By:
Name:
Title:

AGENTS AND LENDERS:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

Notice Address:

Deutsche Bank AG, New York Branch
90 Hudson Street
MS JCY050-199
Jersey City, New Jersey 07302
Attention: Commercial Loan Division

With a copy to:

Deutsche Bank AG, New York Branch
222 South Riverside Plaza
MS CHI105-2900
Chicago, Illinois 60606
Attention: Marla Heller and Linda Stahulak

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:
Name:
Title:

Notice Address:

Deutsche Bank Trust Company Americas
90 Hudson Street
MS JCY050-199
Jersey City, New Jersey 07302
Attention: Commercial Loan Division

With a copy to:

Deutsche Bank Trust Company Americas
222 South Riverside Plaza
MS CHI105-2900
Chicago, Illinois 60606
Attention: Marla Heller and Linda Stahulak